EXHIBIT 10.2

AMENDED AND RESTATED LOAN AGREEMENT
dated as of April 6, 2007

By and between

SYPRIS SOLUTIONS, INC.
as the Borrower

and

SYPRIS TEST & MEASUREMENT, INC.
SYPRIS TECHNOLOGIES, INC.
SYPRIS ELECTRONICS, LLC
SYPRIS DATA SYSTEMS, INC.
SYPRIS TECHNOLOGIES MARION, LLC
SYPRIS TECHNOLOGIES KENTON, INC.
SYPRIS TECHNOLOGIES MEXICAN HOLDINGS, LLC
as Guarantors

and

JP MORGAN CHASE BANK, N.A.
as Administrative Agent, Syndications Agent and Collateral Agent

and

LASALLE BANK NATIONAL ASSOCIATION
as Documentation Agent

and

JP MORGAN CHASE BANK, N.A.
LASALLE BANK NATIONAL ASSOCIATION
NATIONAL CITY BANK

as Banks

TABLE OF CONTENTS

                                                              Page

SECTION 1	DEFINITIONS AND CROSS REFERENCE………………........................................................................................……...	5

SECTION 2	REVOLVING CREDIT FACILITY……………………….........................................................................................……….	23
2.1	Revolving Loan Commitments, Revolving Credit Loans..................................................................................………….	23
2.2	Interest on the Revolving Credit Loans…………...................................................................................………………….	29
2.3	Fees……………………………………………………........................................................................................……………	32
2.4	Prepayments and Payments; Reductions in Revolving Loan Commitments…………………………………………….......................................................................................………….	34
2.5	Use of Proceeds……………………………......................................................................................……………………….	37
2.6	Swing Line Credit Subfacility………………………......................................................................................……………...	37
2.7	Letters of Credit……………………………….......................................................................................…………………….	39

SECTION 3	SPECIAL PROVISIONS GOVERNING EURODOLLAR LOANS…………………………....................................................................................................................................……..	46
3.1	Determination of the Adjusted LIBOR rate plus the Applicable LIBOR Margin……………………………………….....................................................................................................……………..	46
3.2	Inability to Determine Adjusted LIBOR Rate………………...................................................................................……...	47
3.3	Illegality or Impracticability of Eurodollar Loans………………...................................................................................….	47
3.4	Compensation For Breakage or Non-Commencement of Interest Periods………………….......................……………………………................................................................………………	48
3.5	Booking of Eurodollar Loans…………………………………….....................................................................................….	48
3.6	Assumptions Concerning Funding of Eurodollar Loans…................................................................................………...	48
3.7	Eurodollar Loans After Event of Default…………...................................................................................……….………..	49

SECTION 4	CLOSING CONDITIONS…………………………........................................................................................……….………	49
4.1	Initial Closing Conditions…………………….....................................................................................……………………..	49
4.2	Conditions to All Revolving Credit Loans, Letters of Credit and Swing Line Loans…………………………………………...............................................................................................................……...	51
4.3	Conditions Subsequent………………………………....................................................................................……………..	52

SECTION 5	REPRESENTATIONS AND WARRANTIES……………......................................................................................……….	54
5.1	Organization, Standing, etc. of the Borrower and the Guarantors…................................................................................	54
5.2	Qualification………………………........................................................................................………………………………..	54
5.3	Use of Proceeds……………………………………………......................................................................................……….	55
5.4	Intellectual Property………………………………….....................................................................................……………...	55
5.5	Disclosure; Solvency…………………………………….....................................................................................………….	55
5.6	Tax Returns and Payments………………………………………....................................................................................….	55
5.7	Funded Debt; Financial Information……………………...................................................................................…………..	56
5.8	Title to Properties; Liens; Leases……………………………...................................................................................……...	56
5.9	Litigation, etc…………………………………………………….......................................................................................….	56
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5.10	Authorization; Compliance With Other Instruments, etc…................................................................................………..	56
5.11	Enforceability………………………......................................................................................……………………………….	57
5.12	Governmental Consent…………………......................................................................................…………………………..	57
5.13	Environmental Matters……………………….....................................................................................……………………...	57
5.14	Depository Accounts………………………...................................................................................………………………..	59

SECTION 6	AFFIRMATIVE COVENANTS………………….......................................................................................………………...	59
6.1	Corporate Existence and Good Standing……...................................................................................……………………...	59
6.2	Money Obligations, Payment of Taxes, ERISA, etc……..................................................................................………….	59
6.3	Financial Statements and Reports……………...................................................................................……………………..	60
6.4	Financial Records; Inspection………………....................................................................................………………………	63
6.5	Maintenance of Properties, etc…………………………………..................................................................................…...	63
6.6	Permits, Certificates, Leases, Licenses……………………………......................................................................................	63
6.7	Notice…………………………………………………………......................................................................................……..	63
6.8	Payment of Obligations…….....................................................................................………………………………………..	64
6.9	Environmental Matters…………………………………….....................................................................................………...	64
6.10	Insurance………………………………………………………......................................................................................…….	64
6.11	Environmental Compliance………………….....................................................................................………………………	65
6.12	Material Change in Management…………………....................................................................................………………...	66
6.13	Depository Accounts……………………………....................................................................................…………………..	66

SECTION 7	NEGATIVE COVENANTS……………………………….......................................................................................………...	67
7.1	Mergers, Acquisitions and Other Extraordinary Events…………...............................................................................….	67
7.2	Sales of Assets; Dispositions………………………………..................................................................................………..	67
7.3	Indebtedness, Guaranties, etc………………………………..................................................................................……….	68
7.4	Mortgages, Liens, Encumbrances, Security Interests, Assignments, etc…………………………………………………………….......................................................................................………	69
7.5	Nature of Businesses………………………………...……….....................................................................................……...	70
7.6	Fixed Charge Coverage Ratio……………………………....................................................................................………….	70
7.7	Ratio of Adjusted Funded Debt to EBITDA…………………..................................................................................……..	70
7.8	Minimum Net Worth………………………………………......................................................................................………..	71
7.9	Rate Management Transaction Agreements and Interest Rate Agreements………………………………………………….....................................................................................……….	71
7.10	Capital Expenditures……………………………………….....................................................................................………...	71
7.11	Limitation on Operating Lease Rentals…………………………...................................................................................…..	71
7.12	New Subsidiaries……………………………………......................................................................................………………	71
7.13	Restricted Payments……………………………………….....................................................................................………...	72
7.14	Government Regulation………………………………………….....................................................................................…..	72
7.15	Use of Assets…………………………………………….....................................................................................…………..	72
7.16	Investments; Loans and Advances…………………….................................................................................…………….	73

SECTION 8	EVENTS OF DEFAULT; ACCELERATION……………….......................................................................................……..	74
8.1	Events of Default…………………………………………......................................................................................…………	74

SECTION 9	REMEDIES UPON DEFAULT, ETC…………………………......................................................................................……	76

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9.1	Defaults………………………………………………………......................................................................................………	76
9.2	Offset……………………………………………………………......................................................................................……	76
9.3	Rights Cumulative……………………………………….....................................................................................…………...	76
9.4	Payment of Costs and Expenses……………………………..................................................................................………..	76

SECTION 10	THE AGENT BANK……………………………………......................................................................................…………..	77
10.1	Appointment………………………………………………….....................................................................................………	77
10.2	Delegation of Duties………………………………………....................................................................................…………	77
10.3	Nature of Duties; Independent Credit Investigation………..............................................................................…………	77
10.4	Actions in Discretion of the Agent Bank;: Instructions from the Banks…………………………………………………………....................................................................................………	78
10.5	Reimbursement and Indemnification of the Agent Bank and the Banks by the Borrower………………………………………...........................................................................................................………	78
10.6	Exculpatory Provisions…………………………………………....................................................................................……	79
10.7	Reimbursement and Indemnification of the Agent Bank by the Banks…………………………………………………………………......................................................................................	79
10.8	Reliance by the Agent Bank…………………………………………...................................................................................	80
10.9	Notice of Default…………………………………………….……….....................................................................................	80
10.10	The Banks in Their Individual Capacities………………………….....................................................................................	80
10.11	Holders of Revolving Credit Notes………………………….................................................................................………..	80
10.12	Equalization of the Banks……………………………………....................................................................................………	80
10.13	Successor Agent Bank…………………………………………...................................................................................…….	81
10.14	Calculations………………………………………………….....................................................................................………..	81
10.15	Withholding Tax…………………………………………….....................................................................................………..	81
10.16	Beneficiaries…………………………………………….....................................................................................…………….	83

SECTION 11	ASSIGNMENTS AND PARTICIPATIONS…………...................................................................................……………..	83

SECTION 12	INDEMNITY………………………………………………….....................................................................................………	84

SECTION 13	INCREASED COSTS; TAXES; CAPITAL ADEQUACY……..................................................................................…….	84
13.1	Compensation for Increased Costs and Taxes……………………..............................................................................…..	84
13.2	Withholding of Taxes……………………………………………...................................................................................…...	85
13.3	Capital Adequacy Adjustment………………………………................................................................................………..	86
13.4	Banks' Obligation to Mitigate………………………………….................................................................................……...	87

SECTION 14	NOTICES………………………………………………………......................................................................................…….	87

SECTION 15	MISCELLANEOUS…………………………………………….....................................................................................…….	88
15.1	Ratable Sharing………………………………………………...................................................................................……….	88
15.2	Waiver…………………………………………………………....................................................................................………	89
15.3	Survival of Representations and Warranties………………….............................................................................………..	89
15.4	Invalidity…………………………………………………………..................................................................................…….	90
15.5	Assignment……………………………………………………….................................................................................……..	90
15.6	Governing Law……………………………………………………..................................................................................…...	90

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15.7	Section Headings…………………………………………………................................................................................…….	90
15.8	Entire Agreement……………………………………………………..................................................................................…	90
15.9	Time of the Essence………………………………………………….................................................................................…	90
15.10	Modifications………………………………………………………..................................................................................…..	90
15.11	Submission to Jurisdiction, Etc…………………………………...............................................................................……...	91
15.12	USA Patriot Act Notification………………………………………................................................................................…..	91

LIST OF SCHEDULES:

Schedule 1.1 List of Banks
Schedule 1.2 List of Guarantors
Schedule 2.1 Revolving Loan Commitments and Revolving Credit Facility Pro Rata Shares of the Banks
Schedule 5.2  Information on Borrower and Guarantors
Schedule 5.7  Schedule of Indebtedness
Schedule 5.9  Schedule of Litigation
Schedule 7.4  Schedule of Liens on Assets

LIST OF EXHIBITS

Exhibit A: Form of Amended and Restated Revolving Credit Promissory Note
Exhibit B: Amended and Restated Negative Pledge Agreement
Exhibit C: Form of Application and Agreement for Letter of Credit
Exhibit D: Form of Notice of Conversion/Continuation
Exhibit E: Request For Revolving Credit Loan
Exhibit F: Request for Swing Line Loan
Exhibit G: Form of Compliance Certificate
Exhibit H: Borrower Counsel Opinion
Exhibit  I: Amended and Restated Guaranty Agreement
Exhibit J: Pledge Agreement
Exhibit K:  Form of Lender Joinder
Exhibit L:  Certificate of Departing Banks

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AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT (this "Loan Agree-ment"), is made and entered into as of the 6th day of April, 2007, by and among (i) JP MORGAN CHASE BANK, N.A., a national banking association, acting for the Banks as Administrative Agent, Syndications Agent and Collateral Agent (referred to herein as the "Agent Bank") (JP Morgan Chase Bank, N.A. may also be referred to as a "Bank"); (ii) LASALLE BANK, NATIONAL ASSOCIATION, acting as Documentation Agent (referred to herein as the "Documentation Agent") (LaSalle Bank, National Association may also be referred to as a "Bank"); (iii) the BANKS identified on Schedule 1.1 hereto (each a "Bank" and collectively, the "Banks"); (iv) SYPRIS SOLUTIONS, INC., a Delaware corporation with its principal office and place of business and registered office in Louisville, Jefferson County, Kentucky (the "Borrower") and (v) the GUARANTORS identified on Schedule 1.2 hereto (each a "Guarantor" and collectively, the "Guarantors").

P R E L I M I N A R Y S T A T E M E N T:

A.      Original Loan Agreement. Certain of the Guarantors and their Affiliate entered into a Loan Agreement dated as of March 21, 1997 with the Agent Bank (the "Original Loan Agreement"), whereby the Agent Bank has extended in favor of the Guarantors a revolving line of credit in the amount of $20,000,000, a term loan in the amount of $10,000,000 and a swing line of credit subfacility in the amount of $5,000,000.

B.      1997A Loan Agreement. The predecessors to the Borrower and certain of the Guarantors entered into a 1997A Amended and Restated Loan Agreement dated as of November 1, 1997 with the Agent Bank (the "1997A Loan Agreement"), whereby the Agent Bank increased the revolving line of credit to $30,000,000 and the term loan to $15,000,000 and provided the swing line of credit subfacility in the amount of $5,000,000. The 1997A Loan Agreement was subsequently amended by, among other amendments, the 1998B Amendment to Loan Documents.

C.     1999 Loan Agreement. The Borrower, certain of the Guarantors, the Agent Banks and the Banks entered into the 1999 Amended and Restated Loan Agreement dated as of October 27, 1999 (the "1999 Loan Agreement"), which amended, restated and replaced the Original Loan Agreement and the 1997A Loan Agreement, as amended by the 1998B Amendment. The 1999 Loan Agreement provided for (i) a revolving line of credit in the amount of $100,000,000, (ii) a swing line subfacility of $5,000,000 and (iii) a letter of credit subfacility of $15,000,000.

D.     2001A Amendment to Loan Documents. The Borrower, certain of the Guarantors, the Agent Bank and the Banks entered into the 2001A Amendment to Loan Documents dated as of February 15, 2001 and having an effective date of December 31, 2000 (the "2001A Amendment") in order to (i) change certain financial covenants and (ii) make certain other changes as set forth therein.

E.     2002A Amendment to Loan Documents. The Borrower, the Guarantors, the Agent

 Bank and the Banks entered into the 2002A Amendment to Loan Documents dated as of December 21, 2001 and having an effective date of January 1, 2002 (the "2002A Amendment") in order to (i) to restructure, reorganize and/or rename, as applicable, certain of the Guarantors, and to add a Guarantor and (ii) to amend the 1999 Loan Agreement and other Loan Documents to reflect such changes in the Guarantors and (iii) make certain other changes as set forth therein.

F.     2002B Amendment to Loan Documents. The Borrower, the Guarantors, the Agent Bank and the Banks entered into the 2002B Amendment to Loan Documents dated as of July 3, 2002 (the "2002B Amendment") in order to (i) increase the revolving line of credit to $125,000,000, (ii) add a new participant Bank and (iii) make certain other changes as set forth therein.

G.     2003A Amendment to Loan Documents. The Borrower, the Guarantors, the Agent Bank and the Banks entered into the 2003A Amendment to Loan Documents dated as of October 16, 2003 (the "2003A Amendment") in order to (i) extend the maturity of the line of credit from January 2, 2005 to October 16, 2008, (ii) to add a new Section 2.1G to the 1999 Loan Agreement providing a mechanism for Borrower to increase its line of credit by an additional $25,000,000 and (iii) to make certain other changes as set forth therein.

H.     Issuance of Senior Notes. The Agent Bank and the Banks in May 2004 consented to the Borrower's issuance of $55,000,000 of senior notes pursuant to a note purchase agreement.

I.     Creation of New Subsidiary, Sypris Technologies Kenton, Inc. The Borrower in April 2004 created a new subsidiary, Sypris Technologies Kenton, Inc., a Delaware corporation ("STK"), and the Agent Bank and the Banks consented to the creation of STK as a subsidiary, on the condition that STK become a Guarantor under the 1999 Loan Agreement. STK became a Guarantor under the Loan Agreement by executing and delivering to the Agent Bank a Guaranty Agreement dated June 1, 2004, guarantying the obligations of the Borrower to the Banks (the "STK Guaranty").

J.     The Toluca Facility and the Toluca Subsidiaries. The Borrower in June 2004 requested that the Banks consent to the Borrower's acquisition of a facility in Toluca, Mexico (the "Toluca Facility"). The Banks consented to the acquisition of the Toluca Facility. The Borrower created the following second tier subsidiary and third tier subsidiaries related to the Toluca Facility: (i) Sypris Technologies Mexican Holdings, LLC (the interests of which are held by Sypris Technologies, Inc.) and (ii) Sypris Technologies Mexico, S. de R.L. de C.V. and Sypris Technologies Toluca, S.A. de C.V. (the interests of which are held by Sypris Technologies Mexican Holdings, LLC and Sypris Technologies, Inc.) (all of the foregoing Subsidiaries are referred to as the "Toluca Subsidiaries").

K.     2005A Amendment to Loan Documents. The Borrower, the Guarantors, the Agent Bank and the Banks entered into the 2005A Amendment to Loan Documents dated as of March 10, 2005 (the "2005A Amendment") in order to (i) to include provisions related to the Borrower's issuance of $55,000,000 of senior notes in May 2004, (ii) to amend one of the financial covenants of the 1999 Loan Agreement, (iii) to include a provision related to the Toluca Facility and (iv) to make certain other changes as set forth therein.

L.     2005B Amendment to Loan Documents. The Borrower, the Guarantors, the Agent Bank and the Banks entered into the 2005B Amendment to Loan Documents dated as of May 10, 2005 (the "2005B Amendment") in order to in order to extend a deadline for taking certain action with respect to the Toluca Subsidiaries and to make certain other changes as set forth therein.

M.     2005C Amendment to Loan Documents. The Borrower, the Guarantors, the Agent Bank and the Banks entered into the 2005C Amendment to Loan Documents dated as of August 3, 2005 (the "2005C Amendment") in order to in order to extend a deadline for taking certain action with respect to the Toluca Subsidiaries and to make certain other changes as set forth therein.

N.     Pledge Agreement. Sypris Technologies Mexican Holdings, LLC and Sypris Technologies, Inc. entered into a Pledge Agreement dated as of September 13, 2005 (the "Pledge Agreement"), for the purpose of pledging 65% of the stock or interests in certain foreign subsidiaries to the Agent Bank, for the benefit of the Banks and the Noteholders. The Agent Bank and the Noteholders entered into a Collateral Sharing Agreement dated as of September 13, 2005, with respect to the pledged stock and interests.

O.     2006A Amendment to Loan Documents. The Borrower and the Guarantors by letter dated February 14, 2006 notified the Agent Bank and the Banks that they wished to permanently reduce in part the Revolving Loan Commitments, from $125,000,000 to $100,000,000, pursuant to Section 2.4C of the Loan Agreement. The Borrower, the Guarantors, the Agent Bank and the Banks entered into the 2006A Amendment to Loan Documents dated as of February 28, 2006 (the "2006A Amendment") (i) acknowledging the reduction in size of the Revolving Credit Facility to $100,000,000; (ii) modifying the definition of "EBITDA," (iii) modifying the Fixed Charge Coverage Ratio and (iv) adding a capital expenditures limitation to the negative covenants.

P.     Voluntary Reduction of Revolving Credit Facility from $100,000,000 to $75,000,000. The Borrower and the Guarantors by letter dated February 26, 2007, notified the Agent Bank and the Banks that they wish to permanently reduce in part the Revolving Loan Commitments, from $100,000,000 to $75,000,000, effective February 26, 2007, pursuant to Section 2.4C of the Loan Agreement.

Q.     Further Voluntary Reduction of Revolving Credit Facility from $75,000,000 to $50,000,000. The Borrower and the Guarantors have notified the Agent Bank and the Banks that they wish to further permanently reduce in part the Revolving Loan Commitments, from $75,000,000 to $50,000,000, pursuant to Section 2.4C of the Loan Agreement, subject to the Borrower's right to increase the Revolving Loan Commitments by up to $50,000,000 pursuant to Section 2.1G hereof.

R.     Amendment and Restatement of 1999 Loan Agreement. The Borrower, the Guarantors, the Agent Bank and the Banks wish to amend and restate the 1999 Loan Agreement to reflect the many changes effected by the numerous amendments occurring subsequent to the 1999 Loan Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the mutuality, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1
DEFINITIONS AND CROSS REFERENCE

Certain terms used in this Loan Agreement are defined in this Section 1; other terms are defined elsewhere in this Loan Agreement.

1.1  "Adjusted Funded Debt" means Funded Debt less all book cash balances (provided that the deduction for any cash balances of the Borrower's Subsidiaries maintained outside the United States is limited to Ten Million Dollars ($10,000,000)).

1.2  "Adjusted LIBOR Rate" means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

1.3  "Advance" means with respect to the Borrower, each and every advance of proceeds under the Revolving Credit Facility, the Letter of Credit Subfacility, or the Swing Line Credit Subfacility, directly or indirectly, to the Borrower, regardless of whether such advance is accounted for under GAAP as an extension of credit, a contribution of capital or otherwise.

1.4  "Affiliate" means, as applied to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with, that Person, (ii) any other Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, 10% or more of the stock having ordinary voting power in the election of directors of such Person, or (iii) each of such Person's directors and officers ap-pointed by the board of directors of such Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the owner-ship of voting securities or by contract or otherwise.

1.5  "Agent Bank" has the meaning assigned to that term in the introduction to this Loan Agreement. The Agent Bank acts as Administrative Agent, Syndications Agent and Collateral Agent for the Banks under this Loan Agreement. JPMorgan Chase Bank, N.A. is serving as Agent Bank hereunder.

1.6  "And/or" means one or the other or both, or any one or more or all, of the things or persons or parties in connection with which the conjunction is used.

1.7  "Applicable Base Rate Margin" means the applicable per annum percentage set forth in the table appearing in Section 2.2A hereof, with respect to Base Rate Loans.

1.8  "Applicable Commitment Fee Percentage" means the applicable per annum percentage set forth in the table appearing in Section 2.3A hereof, with respect to the calculation of Revolving Credit Facility Commitment Fees.

1.9  "Applicable Letter of Credit Percentage" means the applicable per annum percentage set forth in the table appearing in Section 2.7F of the Loan Agreement.

1.10  "Applicable LIBOR Margin" means the applicable per annum per-centage set forth in the table appearing in Section 2.2A hereof, with respect to Eurodollar Loans.

1.11  "Application and Agreement for Letter of Credit" means the document substantially in the form of Exhibit C annexed hereto, with appropriate insertions and deletions, with respect to the proposed issuance or amendment of a Letter of Credit.

1.12  "Authorized Officer" means the President, the Financial Officer and any other officer of the Borrower, who, by the Certificate of Incorporation, Bylaws or Resolu-tions of the Board of Directors of the Borrower, is authorized to execute and deliver this Loan Agreement and the other Loan Documents on behalf of the Borrower.

1.13  "Average Revolving Credit Facility Usage " shall have the meaning set forth in Section 2.3A hereof.

1.14  "Banks" has the meaning assigned to that term in the introduction to this Loan Agreement.

1.15  "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy" as now and hereafter in effect, or any successor statute.

1.16  "Base Rate" means at any time the variable interest rate per annum that is the higher of (i) the Agent Bank's Prime Rate as announced publicly and changing from time to time when such Prime Rate changes or (ii) the Federal Funds Effective Rate plus 1/2%.

1.17  "Base Rate Loan" means Loans bearing interest at rates determined with reference to the Base Rate, as the same may change from time to time, as provided in Section 2.2A with respect to Revolving Credit Loans that are Base Rate Loans.

1.18  "Borrower's Loan Accounts" means the accounts respec-tively on the books of the Banks in which will be recorded Loans -made by the Banks to the Borrower, payments made on such Loans and other appropriate debits and credits as provided by this Loan Agreement.

1.19  "Business Combination" means any acquisition or merger, regardless of whether the value of the consideration paid or received is comprised of cash, assets, common stock, preferred stock, partnership interests, limited liability company or limited liability partnership interests.

1.20  "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Louisville, Kentucky are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

1.21  "Capital Expenditure" shall mean, for any period, the consolidated sum of all expenditures by, or obligations incurred by, the Borrower and its Subsidiaries for an asset which will be used in a year or years subsequent to and in the year in which the expenditure is made or obligation is incurred, and which asset is properly classified in relevant financial statements of the Borrower and its Subsidiaries as equipment, real property or improvements, fixed assets or a similar type of capitalized asset, all in accordance with GAAP.

1.22  "Change in Control" means the acquisition by any Person or "group" (as defined in Section 13 (d) (3) of the Securities Exchange Act of 1934, as amended) of more than 50% of the Voting Stock of the Borrower by a Person or "group" other than the shareholders (or their Affiliates) of the Borrower in existence as of the Closing Date, including any such acquisition by merger or consolidation.

1.23  "Closing Date" means April 6, 2007.

1.24 “Collateral Agent” means J.P. Morgan Chase Bank, N.A. in its capacity as Collateral Agent for the Banks and the holders of $55,000,000.00 Senior Notes under that certain Amended and Restated Collateral Sharing Agreement, dated as of April 6, 2007, together with any successor in such capacity.

1.25  "Commitment Increase Effective Date" shall have the meaning set forth in Section 2.1G hereof.

1.26  "Companies" means the Borrower and the Guarantors.

1.27  "Compliance Certificate" means a certificate substan-tially in the form of Exhibit G annexed hereto delivered by the Borrower to the Agent Bank pursuant to Section 6.3D hereof.

1.28  "Consolidated Total Assets" means, as of any date, the assets and properties of the Borrower and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

1.29  "Contingent Obligations" means, with respect to the Borrower or any Guarantor, any direct or indirect liability, contingent or otherwise of the Borrower or Guarantor, (i) with respect to any indebtedness, lease, divi-dend, letter of credit or other obligation of another if the pri-mary purpose or intent thereof by the Borrower or Guarantor is to provide assur-ance to the obligee of such obligation of another that such obliga-tion of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holder of such obligation will be protected (in whole or in part) against loss in respect thereof, or (ii) under any letter of credit issued for the account of the Borrower or Guarantor or for which the Borrower or Guarantor is otherwise liable for reim-bursement thereof, or (iii) under interest rate swap agreements, interest rate collar agreements or other similar arrangements pro-viding interest rate protection. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordi-nary course of business), co-making, discounting with recourse or sale with recourse by the Borrower or Guarantor of the obligation of another, and (b) any liability of the Borrower or Guarantor for the obligations of another through any agreement (contingent or otherwise) (1) to pur-chase, repurchase, or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), (2) to maintain the solvency of any balance sheet item, level of income or financial condition of another, or (3) to make take-or-pay or similar pay-ments if required regardless of non-performance by any other party or parties to an agreement, in the case of any agreement described under subclauses (1), (2) or (3) of this sentence if the primary pur-pose or intent thereof is as described in clause (i) of the preced-ing sentence. The amount of any Contingent Obligation, as at any time of determination, shall be equal to the amount of the obliga-tion so guaranteed or otherwise supported at such time of determi-nation which amount shall be deemed to be the amount of such obli-gation guaranteed, as reasonably estimated by the Borrower or Guarantor, if such amount cannot be specifically determined at the time of determina-tion.

1.30   "Control Letter" means a letter agreement between Agent Bank and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of Borrower or any Guarantor, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Borrower or any Guarantor, (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Borrower or any Guarantor, whereby, among other things, the issuer, securities intermediary or futures commission merchant limits any security interest in the applicable financial assets in a manner reasonably satisfactory to Collateral Agent, acknowledges the first lien of Collateral Agent, on behalf of itself, the Banks and the holders of the $55,00,000 Senior Notes, on such financial assets, and agrees to follow the instructions or entitlement orders of Collateral Agent without further consent by the affected Borrower or Guarantor.

1.31  "Covered Tax" means any Tax that is not an Excluded Tax.

1.32  "Creditors' Share" means, with respect to any Dana Partial Termination Payment (other than a Dana Substantial Termination Payment), 72%, and with respect to Dana Substantial Termination Payment, 100%.

1.33  "Covered Tax" means any Tax that is not an Excluded Tax.

1.34  "Current Maturities of Long Term Debt" means the current principal maturities of all indebtedness for borrowed money (including but not limited to amortization of capitalized lease obligations) having an original term of one year or more.

1.35  "Dana Bankruptcy Proceedings" means the bankruptcy case of Dana Corporation under chapter 11 of the United States Code, 11 U.S.C. §§101 - 1532, captioned as In re Dana Corporation, et al., case no. 06-10354 (jointly administered) before the United States Bankruptcy Court in the Southern District of New York, and any other bankruptcy case or proceeding (foreign or domestic) relating to any of the Dana Entities.

1.36   "Dana Entities" means Dana Corporation, a Virginia corporation, its Subsidiaries and affiliates, together with their respective successors and assigns, including, without limitation any debtor-in-possession or any bankruptcy trustee acting on any of their behalf in connection with the Dana Bankruptcy Proceedings.

1.37  "Dana Partial Termination Payment" is defined in the definition of "Dana Payment".

1.38  "Dana Payment" means any cash payment received (including by way of setoff) by the Borrower or any Subsidiary (or otherwise paid in accordance with the instructions of the Borrower or any Subsidiary) (i) under the terms of any one or more of the Dana Supply Agreements upon any termination or rejection of such agreement or agreements in connection with or arising out of the Dana Bankruptcy Proceedings or (ii) constituting cash proceeds (including by way of setoff) from the sale, disposition, transfer or liquidation of any interest in any claim of the Borrower or any Subsidiary for damages arising out of such termination or rejection, which, in either case (x) exceeds $34,700,000 in the aggregate for all such payments received since the commencement of the Dana Bankruptcy Proceedings (unless such payment also constitutes a "Dana Substantial Termination Payment" as hereinafter defined, each a "Dana Partial Termination Payment"), or (y) results from any Substantial Termination of the Dana Supply Agreements (each, a "Dana Substantial Termination Payment") or (z) is required under the terms of the Collateral Sharing Agreement to be applied to a mandatory prepayment of the Notes under Section 8.1(b) of the Note Purchase Agreement and to a mandatory prepayment of the Loans under Section 2.4D of this Loan Agreement. [For purposes of this definition a "Substantial Termination" of the Dana Supply Agreements shall be deemed to have occurred if Dana Supply Agreements under which 30% of the gross revenues of the Borrower and its Subsidiaries were generated in fiscal year 2006 are so terminated or rejected and not contemporaneously replaced.

1.39  "Dana Partial Termination Payment" is defined in the definition of "Dana Payment".

1.40  "Dana Supply Agreements" means those certain agreements by and among any one or more of the Company and its Subsidiaries on the one hand and any one or more of the Dana Entities on the other hand, including, without limitation, those agreements set forth on Exhibit H to the Third Amendment to Note Purchase Agreement, as each such agreement is amended, restated, replaced or otherwise modified from time to time.

1.41  "Date of Determination" means, for purposes of determining the applicable Pricing Level on any Pricing Level Calculation Date, the last day of the most recently ended fiscal quarter.

1.42  "Default Rate" means, for any Loan, the Base Rate plus three percent (3.00%).

1.43  "Designated Interest Rate Agreement" has the meaning set forth in Section 7.9 hereof.

1.44  "Documentation Agent" means LaSalle Bank, National Association, which is serving in such capacity hereunder.

1.45  "Dollars" or "$" means lawful currency of the United States of America.

1.46  "EBITDA" means, as of the end of any Fiscal Quarter, the sum of the Borrower's (i) Net Income, (ii) Interest Expense, (iii) provisions for taxes based on income, (iv) depreciation, (v) amortization, (vi) non-cash stock compensation expense reducing Net Income, (vii) make-whole cash or non-cash expense incurred in connection with the redemption of the $55,000,000 Senior Notes, in the amount of up to $750,000, and (viii) to the extent reasonably approved by the Agent Bank, any extraordinary non-cash or nonrecurring non-cash charges or losses incurred other than in the ordinary course of business, and minus, to the extent included in Net Income, any extraordinary non-cash or nonrecurring non-cash gains realized other than in the ordinary course of business, including but not limited to gains resulting from redemptions of Indebtedness, all determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP for the previous four Fiscal Quarters then ended.   In all events, the calculation of EBITDA shall exclude (i) gains or losses on dispositions of noncurrent assets, and (ii) losses on writedowns of noncurrent assets or lease obligation. For purposes of determining EBITDA, any non-cash income associated with the write-up of goodwill pursuant to FASB no. 142 shall be subtracted from Net Income and any non-cash expense associated with the write-down of goodwill pursuant to FASB no. 142 shall be added back to Net Income. The calculation of EBITDA shall include adjustments necessary to reflect the pro forma results of acquisitions and dispositions. Any pro forma adjustments required to be made hereby shall include adjustments to reflect consolidation savings (without limitation as to other appropriate pro forma adjustments in accordance with generally accepted financial practice) giving effect to all acquisitions and dispositions made during the period with respect to which such adjustment is being made as if such acquisitions and dispositions were made on the first day of such period.

1.47  "Environmental Complaint" means any complaint, order, directive, claim, citation or notice by any governmental authority or any other Person described in Section 5.13E hereof.

1.48  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

1.49  "Eurodollar Loan" means any advance or any part of the principal of any Revolving Credit Loan for which the Borrower has properly selected an Interest Period and which is to bear interest at the Adjusted LIBOR Rate plus the Applicable LIBOR Margin.

1.50  "Events of Default" means the occurrence or happening of any of the matters set forth in Section 8 hereof.

1.51  "Excluded Tax" means any of the following taxes, levies, imposts, duties, deductions, withholdings or charges, and all lia-bilities with respect thereto: (i) Taxes imposed on the net income of any Bank or a Tax Transferee (including without limitation branch profits taxes, minimum taxes and taxes computed under alter-native methods, at least one of which is based on net income) (col-lectively referred to as "net income taxes") by (A) the United States of America, (B) the jurisdiction under the laws of which such Bank or Tax Transferee is organized or any political subdivi-sion thereof, or (C) the jurisdiction of such Bank's or Tax Transferee's applicable lending office or any political subdivision thereof, or (D) any jurisdiction in which such Bank or Tax Trans-feree is doing business, (ii) any Taxes to the extent that they are in effect and would apply to a payment to any Bank as of the Closing Date, or as of the date such Person becomes a Bank, in the case of any assignee pursuant to Section 11 hereof, (iii) any Taxes that are in effect and would apply to a payment to a Tax Transferee as of the date of acquisition of any portion of the Revolving Credit Loans by such Tax Transferee or the date of the change of lending office of such Tax Transferee, as the case may be (provided however that a Person shall not be considered a Tax Transferee for purposes of this clause (iii) as a result of a change of its lending office or the taking of any other steps pur-suant to Section 13.4 hereof), (iv) any Taxes to the extent of any credit or other Tax benefit available to any Bank or Tax Trans-feree, as applicable, as a result thereof, or (v) any Taxes that would not have been imposed but for the failure by any Bank or Tax Transferee, as applicable, to provide and keep current any certification or other documentation required to qualify for an exemption from or reduced rate of any Tax.

1.52  "Existing Bank" shall have the meaning set forth in Section 2.1G hereof.

1.53  "Federal Funds Effective Rate" for any day means the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Loan Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

1.54  "$55,000,000 Senior Notes" means the $55,000,000 Aggregate Principal Amount Senior Notes issued on an unsecured basis pursuant to the Note Purchase Agreement. As of the date of this Loan Agreement, $30,000,000 principal amount of the $55,000,000 Senior Notes remains outstanding.

1.55  "Financial Officer" means the chief financial officer, controller or treasurer of the Borrower.

1.56  "Fiscal Quarter" means a fiscal quarter of the Borrower. The Fiscal Quarters of the Borrower generally end on or about the last day of each March, June, September and December of each calendar year (the following dates are ending dates for Fiscal Quarters in 2007: April 1, 2007; July 1, 2007; September 30, 2007 and December 31, 2007).

1.57  "Fiscal Year" means a fiscal year of the Borrower. The Borrower's Fiscal Year ends on the last day of December of each calendar year.

1.58  "Fixed Charge Coverage Ratio" means, as of any Date of Determination thereof, the ratio of (i) the sum of the Borrower's EBITDA to (ii) the sum of the Borrower's Interest Expense.

1.59  "Foreign Entity" has the meaning set forth in Section 7.12 hereof.

1.60  "Foreign Entity Subsidiary" has the meaning set forth in Section 7.12 hereof.

1.61  "Funded Debt" means, with respect to the Borrower on a consolidated basis (but for the avoidance at doubt excluding in each case trade payable incurred in the ordinary course of business), (i) all indebtedness for borrowed money, including, without limitation, all Revolving Credit Loans, all Swing Line Loans, all reimbursement obli-gations in respect of all letters of credit (in-cluding the Letters of Credit), and the $55,000,000 Senior Notes, (ii) mandatorily redeemable preferred stock of the Borrower and Guarantors (except any mandatorily redeemable preferred stock owned by Borrower or the Guarantor), (iii) that portion of obligations with respect to capital leases which is properly classified as a liability on a balance sheet in conformity with GAAP , (iv) that portion of obligations with respect to Synthetic Leases which is not classified as a liability on a balance sheet in conformity with GAAP, (v) notes payable and drafts ac-cepted representing extensions of credit whether or not represent-ing obligations for borrowed money, (vi) any obligation owed for all or any part of the deferred purchase price of property or ser-vices which purchase price is (y) due more than six months from the date of the incurring of the obligation in respect thereof, or (z) evidenced by a note or similar written instrument, (vii) all indebtedness secured by any lien on any property or asset owned by the Borrower or the Guarantors regardless of whether the indebtedness secured thereby shall have been assumed by the Borrower or is non-recourse to the credit of the Borrower or the Guarantors but only to the extent of the fair market value of any such property or assets, and (viii) all other Contingent Obligations of the Borrower and the Guarantors in respect of obligations of the type described in clauses (i) through (vii) of this Section.

1.62  "Funding Date" means the date of the funding of a Revolving Credit Loan.

1.63  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Princi-ples Board of the American Institute of Certified Public Accoun-tants and the statements and pronouncements of the Financial Accounting

Standards Board or in such other statements by such other entity as may be approved by a significant segment of the account-ing profession, which are applicable to the circumstances as of the date of determination, as applied in accordance with Sections 1.106 and 6.3 hereof.

1.64  "Guarantor" means any Person identified on Schedule 1.2 hereto and any new Subsidiaries of the Borrower hereafter acquired or created, with the consent of the Banks, pursuant to the provisions of Section 7.1 hereof.

1.65  "Guaranty Agreement" means the Amended and Restated Guaranty Agreement between the Agent Bank and each of the Guarantors, where each Guarantor has jointly and severally guaranteed the Borrower's payment of the Loans. The form of the Guaranty Agreement is attached as Exhibit I.

1.66  "Hazardous Discharge" means any event described in Section 5.13D hereof.

1.67  "Hazardous Materials" means any and all substances, chemi-cals or wastes (including, without limitation, asbestos, poly-chlorinated biphenyls ("PCBs") and petroleum) that are desig-nated or defined (either by inclusion in a list of materials or by refer-ence to exhibited characteristics) as hazardous, toxic or danger-ous, or as a pollutant or contaminant in any of the Relevant Environmental Laws.

1.68  "Interest Expense" means, for the period in question, total interest expense (including that attributable to capital leases in conformity with GAAP) of the Borrower with respect to all outstanding Funded Debt of the Borrower, including, without limi-tation, all capitalized interest, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs and benefits under interest rate agreements, whether payable in cash or accrued (in-cluding amortization of discount), net of any interest income all as determined on a consolidated basis in accordance with GAAP.

1.69  "Interest Payment Date" means, (i) with respect to each Base Rate Loan, the last day of each calendar quarter during which such Base Rate Loan is out-standing in whole or in part, (ii) with respect to each Eurodollar Loan, the ninetieth (90th) day of the Interest Period applicable to such Eurodollar Loan, and/or the last day of the Interest Period ap-plicable to such Eurodollar Loan, whichever is earlier , (iii) with respect to each Swing Line Loan, the last day of each calendar quarter during which such Swing Line Loan is out-standing in whole or in part, and (iv) with respect to all Revolving Credit Loans and Swing Line Loans, the date of maturity thereof.

1.70  "Interest Period" means any interest period applicable to a Eurodollar Loan, as determined pursuant to Section 2.2B hereof with respect to the Revolving Credit Loans that are Eurodollar Loans.

1.71  "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement.

1.72  "Interest Rate Determination Date" means each date for calculating the Adjusted LIBOR Rate for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the date which is two (2) Business Days prior to the related Interest Period for a Eurodollar Loan.

1.73  "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

1.74  "Letter of Credit Fee" has the meaning assigned to that term in Section 2.7F(i) hereof.

1.75  "Letter of Credit Fronting Fee" has the meaning assigned to that term in Section 2.7F(v) hereof.

1.76  "Letter of Credit Subfacility" means the commitment of the Agent Bank, to issue Letters of Credit for the account of the Borrower or a Subsidiary of the Borrower up to an aggregate amount at any one time outstanding of Fifteen Million Dollars ($15,000,000). The Letter of Credit Subfacility is a sublimit of the Revolving Credit Facility.

1.77  "Letter of Credit Usage" means, as at any date, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstand-ing, plus (ii) the aggregate amount of all drawings under all Letters of Credit honored by the Agent Bank and not theretofore reimbursed by the Borrower to the Agent Bank, whether by virtue of the Banks making a Revolving Credit Loan to the Borrower to enable the Borrower to reimburse the Agent Bank for such drawing or otherwise.

1.78  "Letters of Credit" means all standby letters of credit or similar instruments issued by the Agent Bank for the account of the Borrower pursuant to Section 2.7 of the Loan Agreement for the purpose of securing the performance, payment, deposit or surety obligations of the Borrower or a Subsidiary of the Borrower.

1.79  "LIBOR Rate" means, with respect to any Eurodollar Loan for any Interest Period, the rate appearing on Page 3750 of the Moneyline Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent Bank from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBOR Rate" with respect to such Eurodollar Loan for such Interest Period shall be the rate at which dollar deposits in the approximate amount of principal outstanding on such date and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent Bank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

1.80  "Loan" means a Revolving Credit Loan or a Swing Line Loan.

1.81  "Loan Agreement" means this Loan Agreement as further amended, supplemented or otherwise modified from time to time.

1.82  "Loan Documents" means this Loan Agreement, the Revolving Credit Notes, each Application and Agreement for Letter of Credit, the Guaranty Agreements, any Rate Management Transaction Agreement and all other agreements, documents and instruments now or hereafter evidencing and/or pertaining to this Loan Agreement and/or the other Obligations, and as may be further amended, supplemented or otherwise modified from time to time.

1.83  "Majority Banks" shall have the meaning set forth in Section 15.10 hereof.

1.84  "Net Income" means, for the period in question, the consolidated net income (or loss) of the Borrower for such period taken as a single accounting period, determined on a consolidated basis in accordance with GAAP and excluding any extraordinary items.

1.85  "Net Worth" means the Borrower's retained earnings, capital stock, additional paid in capital minus the sum of treasury stock subscribed for and unissued determined on a consolidated basis in accordance with GAAP. The calculation of Net Worth excludes any amounts with respect to accumulated other comprehensive income or similar non-cash adjustments to shareholder's equity.

1.86  "New Bank" shall have the meaning set forth in Section 2.1G hereof.

1.87  "New Commitment Provider " shall have the meaning set forth in Section 2.1G hereof.

1.88  "Note Purchase Agreement" means the Note Purchase Agreement dated as of June 1, 2004 by and among the Borrower and certain lenders party thereto, pursuant to which the

Borrower issued $55,000,000 Senior Notes, as subsequently amended.

1.89  "Notice of Conversion/Continuation" means the Notice in the form of Exhibit D annexed hereto with respect to the conversion and/or continuation of the interest rate(s) applicable to the Revolving Credit Loans, as set forth in Section 2.2B hereof.

1.90  "Obligations" means, collectively, (i) the entire unpaid principal balance of and all interest now accrued or hereafter to accrue on the Revolving Credit Notes, (ii) the entire unpaid principal balance of and all interest now accrued or hereafter to accrue on the Swing Line Credit Subfacility, (iii) the obligation of the Borrower to reimburse the Agent Bank for all drafts honored by the Agent Bank under Letters of Credit together with accrued interest thereon, (iv) the performance of all of the covenants, agreements and obligations of the Borrower hereunder and under the other Loan Documents, (v) any and all obligations, contingent or otherwise, whether now existing or hereafter arising, of Borrower to the Banks or their Affiliates arising under or in connection with Rate Management Transaction Agreements, and (vi) all other liabilities, obligations, covenants and duties owing by the Borrower to any Bank arising under or pursuant to this Loan Agreement, any Rate Management Transaction Agreements, the other Loan Documents or any in connection with credit or commercial card obligations owed to one or more of the Banks and/or their Affiliates, of any kind or nature, present or future, and whether or not evidenced by any note, guaranty or other instrument. The term "Obligations" includes, without limitation, all interest, charges, expenses, rea-sonable attorneys' fees and any other sums chargeable to the Borrower under this Loan Agreement and/or any other Loan Document.

1.91  "Operating Lease Rentals" means the periodic expense for the portion of obligations with respect to non-capital leases determined on a consolidated basis in accordance with GAAP.

1.92  "Permitted Acquisition" shall have the meaning set forth in Section 7.1 hereof.

1.93  "Permitted Commitment Increase" shall have the meaning set forth in Section 2.1G hereof.

1.94  "Person" means any individual, sole proprietorship, part-nership, joint venture, trust, unincorporated organization, asso-ciation, corporation, other entity or group, institution, party or government, whether federal, state, county, city, municipal or other, or any agency or division thereof.

1.95  "Pledge Agreement" means a Pledge Agreement, in the form of Exhibit J hereto, which is required to be executed and delivered pursuant to Section 7.12 hereof.

1.96  "Potential Default" means the occurrence of any act or event which, with the giving of notice and/or the passage of time, or both, would become an Event of Default.

1.97  "Pricing Level" means, for any Pricing Period, Pricing Level I, Pricing Level II, Pricing Level III, Pricing Level IV, Pricing Level V, Pricing Level VI, or Pricing Level VII, as

may be in effect for such Pricing Period; provided that, the Default Rate shall be in effect upon the occurrence and during the continuation of any Event of Default.

1.98  "Pricing Level I" means the Pricing Level that will be in effect for the applicable Pricing Period if, as at the relevant Date of Determination, the ratio of the Borrower's Adjusted Funded Debt as measured on such Date of Determination, to the Borrower's EBITDA as measured on such Date of Determination, is less than 1.00 to 1.00.

1.99  "Pricing Level II" means the Pricing Level that will be in effect for the applicable Pricing Period if, as at the relevant Date of Determination, the ratio of the Borrower's Adjusted Funded Debt as measured on such Date of Determination, to the Borrower's EBITDA as measured on such Date of Determination, is greater than 1.00 to 1.00 but is less than or equal to 1.50 to 1.00.

1.100  "Pricing Level III" means the Pricing Level that will be in effect for the applicable Pricing Period if, as at the relevant Date of Determination, the ratio of the Borrower's Adjusted Funded Debt as measured on such Date of Determination, to the Borrower's EBITDA as measured on such Date of Determination, is greater than 1.50 to 1.00 but is less than or equal to 2.00 to 1.00.

1.101  "Pricing Level IV" means the Pricing Level that will be in effect for the applicable Pricing Period if, as of the relevant Date of Determination, the ratio of the Borrower's Adjusted Funded Debt as measured on such Date of Determination, to the Borrower's EBITDA as measured on such Date of Determination, is greater than 2.00 to 1.00 but is less than or equal to 2.50 to 1.00.

1.102  "Pricing Level V" means the Pricing Level that will be in effect for the applicable Pricing Period if, as of the relevant Date of Determination, the ratio of the Borrower's Adjusted Funded Debt as measured on such Date of Determination, to the Borrower's EBITDA as measured on such Date of Determination, is greater than 2.50 to 1.00 but is less than or equal to 3.00 to 1.00.

1.103  "Pricing Level VI" means the Pricing Level that will be in effect for the applicable Pricing Period if, as of the relevant Date of Determination, the ratio of the Borrower's Adjusted Funded Debt as measured on such Date of Determination, to the Borrower's EBITDA as measured on such Date of Determination, is greater than 3.00 to 1.00 but is less than or equal to 3.50 to 1.00.

1.104  "Pricing Level VII" means the Pricing Level that will be in effect for the applicable Pricing Period if, as of the relevant Date of Determination, the ratio of the Borrower's Adjusted Funded Debt as measured on such Date of Determination, to the Borrower's EBITDA as measured on such Date of Determination, is greater than 3.50 to 1.00.

1.105  "Pricing Level Calculation Date" means the date of the delivery to the Banks of a Compliance Certificate in the form of Exhibit G hereto demonstrating the appropriate Pricing

Level, which delivery can occur on any date from the prior Date of Determination to the due date of the Borrower's financial statements for the particular quarter or year then ended as required by Section 6.3B hereof.

1.106  "Pricing Period" means, with respect to any Date of Determination, the period commencing on the day immediately after such Date of Determination and ending on the next Date of Determination.

1.107  "Prime Rate" means the rate of interest per annum announced from time to time by the Agent Bank as its prime rate. The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date the change is announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE THE AGENT BANK'S LOWEST RATE.

1.108  "Rate Management Transaction Agreement" means any agreement between the Borrower and a Bank or an Affiliate of a Bank with respect to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option, derivative transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

1.109  "Real Property" means the real property and improvements thereon owned by any of the Borrower or the Guarantors.

1.110  "Relevant Environment Laws" means any and all federal, state and local laws, codes, ordinances, rules, regulations, reported and publicly available orders, reported judicial determinations, and reported and publicly available decisions of an executive body or any governmental and quasi-governmental entity, whether in the past, the present or the future, pertaining to health, safety or the environment in effect in any and all jurisdictions in which the Borrower is or at any time may be doing business, or where the Real Property is located. The Relevant Environmental Laws shall include, but shall not be limited to, the following: (i) the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sections 9601, et seq.; the Superfund Amendments and Reauthorization Act, Public Law 99-949, 100 Stat. 1613; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321; the Safe Drinking Water Act, 42 U.S.C. Sections 300F, et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801; the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251, et seq.; the Clean Air Act, 42 U.S.C. Section 7401, et seq.; and the regulations promulgated in connection therewith; (ii) EPA regulations pertaining to asbestos (including 29 C.F.R. Sections 1910.1001 and 1926.58); and any state and local laws and regulations pertaining to Hazardous Materials and/or asbestos.

1.111  "Request for Revolving Credit Loan" means the Request in the form of Exhibit E annexed hereto with respect to a proposed Revolving Credit Loan to be delivered by the Borrower to the Agent Bank pursuant to Section 2.lC hereof.

1.112  "Request for Swing Line Loan" means the Request in the form of Exhibit F annexed hereto with respect to a proposed Swing Line Loan to be delivered by the Borrower to the Agent Bank pursuant to Section 2.6A hereof.

1.113  "Revolving Credit Facility" means the revolving line of credit established by the Banks in favor of the Borrower in the principal amount of Fifty Million Dollars ($50,000,000), subject to being increased by up to an additional Fifty Million Dollars ($50,000,000) as set forth in Section 2.1G of the Loan Agreement, pursuant to which the Borrower may obtain Revolving Credit Loans from the Banks and/or Letters of Credit from the Agent Bank during the term of the Revolving Credit Facility upon the terms and conditions set forth in this Loan Agreement. The Revolving Credit Facility includes as a sublimit the Letter of Credit Subfacility and the Swing Line Credit Subfacility. All references to the "aggregate principal balance of the Revolving Credit Loans outstanding" or similar phrases in this Loan Agreement or in the Revolving Credit Notes shall mean, as of the date of determination thereof, the sum of (i) the entire aggregate outstanding principal balance of all Revolving Credit Loans made by the Banks pursuant to this Loan Agreement, (ii) the then existing Letter of Credit Usage and (iii) the then existing Swing Line Usage.

1.114  "Revolving Credit Facility Commitment Fees" has the meaning set forth in Section 2.3A hereof.

1.115  "Revolving Credit Facility Pro Rata Shares" means, with respect to each Revolving Loan Commitment of each Bank, the per-centage set forth opposite that Bank's name on Schedule 2.1 annexed hereto; provided that Schedule 2.1 shall be amended and each Bank's Revolving Credit Facility Pro Rata Share shall be adjusted from time to time to give effect to the addition or removal of any Bank as provided herein or by assignment, sales or purchases, pursuant to Section 11 hereof.

1.116  "Revolving Credit Loans" means advances of principal of the Revolving Credit Facility made pursuant to Section 2 hereof by the Banks to the Borrower from time to time pursuant to, and subject to the terms and condi-tions set forth in, this Loan Agreement to support the working capital needs of the Borrower and for the other purposes described in Section 2.5A hereof.

1.117  "Revolving Credit Notes" means (i) that certain Amended and Restated Revolving Credit Promissory Note made by the Borrower, payable to the order of JPMorgan Chase Bank, N.A., and in the face principal amount of Twenty Three Million Dollars ($23,000,000) the form of which is annexed to this Loan Agreement as Exhibit A-1, as the same may hereafter be amended, modified, renewed, replaced and/or restated from time to time; (ii) that certain Amended and Restated Revolving Credit Promissory Note made by the Borrower, payable to the order of LaSalle Bank National Association, and in the face principal amount of Nineteen

Million Dollars ($19,000,000), the form of which is annexed to this Loan Agreement as Exhibit A-2, as the same may hereafter be amended, modified, renewed, replaced and/or restated from time to time; and (iii) that certain Amended and Restated Revolving Credit Promissory Note made by the Borrower, payable to the order of National City Bank of Kentucky, and in the face principal amount of Eight Million Dollars ($8,000,000), the form of which is annexed to this Loan Agreement as Exhibit A-3, as the same may hereafter be amended, modified, renewed, replaced and/or restated from time to time and (iv) each future Revolving Credit Promissory Note, if any, made by the Borrower pursuant to the Revolving Credit Facility.

1.118  "Revolving Loan Commitments" means each Bank's commitment to maintain or make Revolving Credit Loans and Swing Line Loans and/or to issue Letters of Credit as set forth in Section 2.1 hereof.

1.119  "Revolving Loan Commitment Termination Date" means the Revolving Loan Commitment Termination Date then in effect, which shall be the earliest of (i) October 16, 2009, (ii) the date as of which the Obligations shall have become immediately due and payable pursuant to Section 8 of the Loan Agreement and (iii) the date on which all of the Obligations are paid in full (including, without limitation, the repayment, expiration, termination or cash collateralization of Letters of Credit pursuant to this Loan Agreement) and the Revolving Loan Commitments are reduced to zero.

1.120  "Security Agreement" means that Security Agreement dated as of April 6, 2007, between the Borrower, the Guarantors and the Agent Bank, granting to the Agent Bank for the benefit of all of the Banks and the holders of the $55,000,000 Senior Notes a security interest in all of the personal property of the Borrower and the Guarantors.

1.121  "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the actual reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System to which the Agent Bank is subject, with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

1.122  "Subsidiary" means (i) any corporation of which more than 50% of the outstanding voting stock is at the time owned by the Borrower or by one or more of its Sub-sidiaries, and (ii) any Person controlled by the Borrower or by one or more of its Subsidiaries, whether by virtue of voting interest, other beneficial interest or by voting agreement, contract, proxy or otherwise.

1.123  "Synthetic Lease" means any lease (i) that is treated as an operating lease for accounting purposes, with the result that the obligations with respect to such lease are not classified as a liability on a balance sheet, in conformity with GAAP, and (ii) that is treated as a conditional sale for Federal income tax purposes, with the result that the lessee of such lease is entitled to take depreciation on the leased property and to characterize rental payments as payments of principal and interest for Federal income tax purposes.

1.124  "Swing Line Commitment Period" means the period from the Closing Date through the Swing Line Commitment Termination Date.

1.125  "Swing Line Commitment Termination Date" means the same date as the Revolving Loan Commitment Termination Date.

1.126  "Swing Line Credit Subfacility" means the sums advanced or to be advanced by the Agent Bank as described in Section 2.6 hereof.

1.127  "Swing Line Loan" means advances of principal of the Swing Line Credit Subfacility made by the Agent Bank to the Borrower from time to time pursuant to, and subject to the terms and condi-tions set forth in, this Loan Agreement for the other purposes described in Section 2.6 hereof.

1.128  "Swing Line Usage" means, as at any date of determination thereof, the sum of the maximum aggregate principal amount of all outstanding Swing Line Loans, which amount shall never exceed Five Million Dollars ($5,000,000).

1.129  "Tax" or "Taxes" means any present or future tax, levy, impost, duty, charge, governmental fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that "Tax on the overall net income" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person's principal office (and/or, in the case of any Bank, its lending office) is located on all or part of the net income, profits or gains of that Person (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise).

1.130  "Tax Transferee" means any Person who acquires any inter-est in the Revolving Credit Loans (whether or not by operation of law) or the office to which any Bank has transferred its Revolving Credit Loans for purposes of determining where such Bank's Revolving Credit Loans are made, accounted for or booked.

1.131  "Third Amendment to Note Purchase Agreement" means the Third Amendment to Note Purchase Agreement dated as of April 6, 2007 by and among the Borrower and certain lenders party thereto.

1.132  "Total Utilization of Revolving Loan Commitments" means, as at any Date of Determination thereof, the sum of (i) the aggre-gate principal amount of all outstanding Revolving Credit Loans, (ii) the Letter of Credit Usage and (iii) the Swing Line Usage.

1.133  "Uniform Commercial Code" means the Uniform Commercial Code in effect in the Commonwealth of Kentucky, currently codified as KRS 355.101 et seq.

1.134  "Voting Stock" means the shares of capital stock or other securities of the Borrower entitled to vote generally in the elec-tion of the directors of the Borrower.

1.135  Accounting Terms and Financial Information.

A.     Accounting Terms. For purposes of this Loan Agree-ment, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP and all financial statements and certificates and reports as to financial matters required to be delivered to the Agent Bank hereunder shall (unless otherwise disclosed to the Agent Bank in writing at the time of delivery thereof in the manner described in paragraph B of this Section) be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with GAAP as applied in the preparation of the latest financial statements furnished to the Agent Bank hereunder.

B.     Accounting Variances. The Borrower, for itself and the Guarantors, shall deliver to the Agent Bank at the same time as the delivery of any annual or quar-terly financial statement under Section 6.3 hereof, (i) a descrip-tion in reasonable detail of any variation between the application of accounting principles employed in the preparation of such state-ment and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements (which variation materially affects the presentation of the financial position or results of operations of the Borrower in accordance with GAAP) and (ii) reasonable estimates of the difference between such state-ments arising as a consequence thereof.

1.136  Other Definitional Provisions. Any reference in this Loan Agreement (i) to a Section, an Annex, a Schedule or an Exhibit is a ref-erence to a section hereof, an annex hereto, a schedule hereto or an exhibit hereto, respectively; and (ii) to a subsection or a clause is, unless otherwise stated, a reference to a subsection or a clause of the Section or subsection in which the reference appears. In this Loan Agreement the singular includes the plural and the plural the singular; "hereof," "herein," "hereto," "hereunder" and the like mean and refer to this Loan Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears; words importing any gender include the other genders; references to statutes are to be construed as including all statu-tory provisions consolidating, amending or replacing the statute referred to; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; refer-ences to agreements and other contractual instruments shall be deemed to include all subsequent amendments, supplements, assign-ments and other modifications thereto, but only to the extent such modifications are not prohibited by the terms of this Loan Agree-ment, and references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons.

SECTION 2
REVOLVING CREDIT FACILITY

Subject to the terms and conditions of this Loan Agreement (including but not limited to Section 2.1G hereof), the Banks hereby establish the Revolving Credit Facility in favor of the Borrower in the principal amount of Fifty Million Dollars ($50,000,000). Pursuant to the Revolving Credit Facility, the Borrower may obtain Revolving Credit Loans and/or Letters of Credit pursuant to, and subject to the terms and conditions set forth in, this Loan Agreement for the purposes set forth in Sections 2.5A and 2.7 hereof. The Revolving Credit Facility is subject to the following terms and conditions:

2.1     Revolving Loan Commitments, Revolving Credit Loans.

A.     Revolving Loan Commitments. Each Bank severally agrees, subject to the terms and conditions set forth herein and the limitations set forth below with respect to the maximum amount of Revolving Credit Loans permitted to be out-standing from time to time, to lend to the Borrower from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Revolving Credit Facility Pro Rata Share of the aggregate Revolving Loan Commitments. The amount of each Bank's Revolving Loan Commitment is set forth opposite its name on Schedule 2.1 annexed to this Loan Agreement and the aggregate amount of the Revolving Loan Commitments is Fifty Million Dollars ($50,000,000) ; provided, the amount of the Revolving Loan Commitments shall be reduced from time to time by the amount of any voluntary reductions that are allowed to be made pursuant to Section 2.4D hereof (it being understood that all references to the Revolving Loan Commitments of the Banks set forth in this Loan Agreement shall mean the initial Revolving Loan Commitments of the Banks set forth on Schedule 2.1 annexed to this Loan Agreement, as reduced by any voluntary reductions of the Revolving Loan Commitments effected by the Borrower pursuant to Section 2.4D of the Loan Agreement). Each Bank's Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Credit Loans shall be paid in full no later than that date. Amounts borrowed under this Section 2.lA may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date, subject to the provisions of Section 2.4C hereof.

Anything contained in this Loan Agreement to the contrary notwithstanding, the Revolving Credit Loans and the Revolving Loan Commitments shall be subject to the following limitations:

(i)    The Letter of Credit Subfacility is a sublimit under the Revolving Credit Facility. The amount otherwise available for borrowing under the Revolving Loan Commitments as of the time of determination thereof (other than to reimburse the Agent Bank for the amount of any drawings under any Letters of Credit honored by the Agent Bank and not theretofore reimbursed by the Borrower) shall be reduced by an amount equal to the Letter of Credit Usage as of such time of determination;

(ii)     The Swing Line Credit Subfacility is a sublimit under the Revolving Credit Facility. The amount otherwise available for borrowing under the Revolving Loan Commitments as of the time of determination thereof shall be reduced by an amount equal to the Swing Line Usage; and

(iii)     The Total Utilization of Revolving Loan Commitments shall not exceed the then-applicable aggregate Revolving Loan Commit-ments.

B.     Term of Revolving Loan Commitments. The Revolving Loan Commitments shall become effective immediately as of the Clos-ing Date, and as of the Closing Date, the Borrower may obtain Re-volving Credit Loans subject to the terms and conditions contained herein. The Revolving Loan Commitments shall continue in effect until the Revolving Loan Com-mitment Termination Date, unless sooner terminated (i) by the Banks upon the occurrence and during the continuation of an Event of De-fault, or (ii) by the Borrower upon a voluntary reduction in all of the Revolving Loan Commitments, pursuant to Section 2.4C hereof. The Revolving Loan Commitment Termination Date may only be extended by the unanimous written consent of all of the Banks in their sole and absolute discretion. If any Bank elects not to extend the Revolving Loan Commitment Termination Date, such Bank shall notify the Borrower and the other Banks thereof. In the event any Bank elects not to extend the Revolving Loan Commitment Termination Date, the Revolving Loan Commitments shall terminate, and the en-tire unpaid principal balance of and all accrued and unpaid inter-est on the Revolving Credit Loans, the Swing Line Loans and the Letters of Credit shall be respectively due and payable in full to the Banks on the Revolving Loan Commitment Termination Date, subject at all times to the Banks' absolute right to terminate the Revolving Loan Commit-ments upon the occurrence and during the continuation of an Event of Default. Upon termination of the Revolving Loan Commitments by the Banks upon the occurrence and during the continuation of an Event of Default, the entire unpaid principal balance of and all accrued and unpaid interest on the Revolving Credit Loans, the Swing Line Loans and the Letters of Credit shall be respectively due and payable in full to the Banks. The termination of the Revolving Loan Commitments, for whatever reason, shall not in any way release or relieve the Borrower from its obligations incurred hereunder or in connection herewith or under the Revolving Credit Notes, the Applications and Agreements For Letters of Credit or the other Loan Documents and the provisions hereof and of the Revolving Credit Notes, the Applications and Agreements For Letters of Credit and the other Loan Documents shall continue in full force and effect until the Revolving Credit Notes, the Applications and Agreements For Letters of Credit and all other Obligations have been respectively paid in full to the Banks. In the event the Borrower terminates the Revolving Loan Commitments, pursuant to Section 2.4C hereof, the Borrower shall be obligated to pay the Revolving Credit Notes, the Applications and Agreements For Letters of Credit and all other Obligations in full to the Banks, respectively.

C.     Borrowing Mechanics For Revolving Credit Loans Made to the Borrower. Revolving Credit Loans (excluding Swing Line Loans under the Swing Line Credit Subfacility discussed in Section 2.6 hereof) made to the Borrower on any Funding Date shall be in an aggregate minimum amount of (i) One Hundred Thousand Dollars ($100,000) and integral multiples of Ten Thousand Dollars ($10,000) in excess of that amount in the case of Base Rate

 Loans, and (ii) Two Hundred Fifty Thousand Dollars ($250,000) and integral multiples of Fifty Thousand Dollars ($50,000) in excess of that amount in the case of Eurodollar Loans. Whenever the Borrower desires that the Banks make a Revolving Credit Loan to the Borrower, the Borrower shall deliver to the Agent Bank a Request For Revolving Credit Loan no later than 12:00 noon (Louisville, Kentucky time) at least three (3) Business Days in advance of the proposed Funding Date in the case of a Eurodollar Loan and on the proposed Funding Date in the case of a Base Rate Loan. The Request For Revolving Credit Loan shall be in the form of Exhibit E annexed hereto and shall specify (i) the proposed Funding Date, (ii) the amount of the Revolving Credit Loan, (iii) whether the Revolving Credit Loan shall be a Base Rate Loan or a Eurodollar Loan, (iv) in the case of any Revolving Credit Loan requested to be made as a Eurodollar Loan, the initial Interest Period applicable thereto, and (v) that the amount of the proposed Revolving Credit Loan will not cause the Total Utilization of Revolving Loan Commitments to exceed the aggregate Revolving Loan Commitments. Revolving Credit Loans made to the Borrower may be continued as or converted into Base Rate Loans or Eurodollar Loans in the manner provided in Section 2.2D hereof.

Except as provided in Sections 3.2, 3.3 and 3.7 hereof, a Request For Revolving Credit Loan for a Eurodollar Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to obtain the Eurodollar Loan in accordance there-with.

D.     Disbursement of Revolving Credit Loans to the Borrower. All Revolving Credit Loans made to the Borrower under this Loan Agreement shall be made by the Banks simultaneously and pro-portionately in accordance with their respective Revolving Credit Facility Pro Rata Shares, it being understood that no Bank shall be responsible for any default by any other Bank in funding its Revolving Credit Facility Pro Rata Share of a Revolving Credit Loan requested hereunder by the Borrower, nor shall the Revolving Loan Commitment of any Bank be increased or decreased as a result of the default by another Bank in funding its Revolving Credit Facility Pro Rata Share of a Revolving Credit Loan requested hereunder by the Borrower. Each Bank shall make its Revolving Credit Facility Pro Rata Share of each Revolving Credit Loan to be made to the Borrower available to the Agent Bank, in same day funds, at the office of the Agent Bank located at 416 West Jefferson Street, Louisville, Kentucky not later than 1:00 P.M. (Louisville, Kentucky time) on the Funding Date. Except with respect to the reimbursement to the Agent Bank for a drawing under a Letter of Credit issued by the Agent Bank as provided in Section 2.7 hereof, upon satisfaction or waiver of the conditions precedent specified in Section 4.1 in the case of the initial Revolving Credit Loan on the initial Funding Date and Section 4.2 in the case of a Revolving Credit Loan on any subsequent Funding Date, the Agent Bank shall make the proceeds of each Revolving Credit Loan requested by the Borrower available to the Borrower on the Funding Date by causing an amount of same day funds equal to the proceeds of the Banks' respective Revolving Credit Facility Pro Rata Shares of such Revolving Credit Loan received by the Agent Bank at its office located at the address set forth in the preceding sentence to be credited to the Borrower's Loan Account maintained at such office of the Agent Bank or wired to an account designated by the Borrower. All Revolving Credit Loans shall be respectively paid in full to the Banks on the Revolving Loan Commitment Termination Date.

Nothing in this Section 2.1D shall be deemed to relieve any Bank from its obligation to fulfill its Revolving Loan Commitment hereunder or to prejudice any rights that the Borrower may have against any Bank as a result of any default by such Bank here-under.

E.     Records. Each Bank shall record the Revolving Credit Loans made to the Borrower from time to time and each re-payment or prepayment in respect of the principal amount of such Revolving Credit Loans in the Bank's electronic records. Any such recordation in accordance with the terms of this Loan Agreement shall be conclusive and binding on the Borrower absent manifest error; provided, the failure to make any such recordation, or any error in such recordation, shall not affect the Borrower's obliga-tion to repay all Revolving Credit Loans to the Banks in accordance with this Loan Agreement and the Revolving Credit Notes.

F.    Borrower's Loan Accounts.

(i)     Each Bank shall enter all Revolving Credit Loans made to the Borrower as debits in the Borrower's Loan Account maintained with such Bank. Each Bank shall also record in the Borrower's Loan Account maintained with such Bank in accordance with customary accounting practice all other charges, expenses and other items properly chargeable to the Borrower; all payments made by the Borrower on account of the Revolving Credit Loans made by such Bank; and other appropriate debits and credits. The debit balance of the Borrower's Loan Account maintained with such Bank shall reflect the unpaid principal balance of the Revolving Credit Loans from time to time maintained with such Bank. At least once each month the Agent Bank shall render a statement of account for the Borrower's Loan Account maintained with the Agent Bank and the other Banks, which statement shall be considered correct and accepted by the Borrower and con-clusively binding upon the Borrower in the absence of manifest error unless the Borrower notifies the Agent Bank to the contrary within thirty (30) days from the receipt of said statement by the Borrower.

(ii)     Any and all principal, interest, charges and expenses, attorneys' fees and taxes now or hereafter due and owing under the Revolving Credit Notes and any of the other Loan Documents may be charged to any deposit account of the Borrower with a Bank or to the Borrower's Loan Account main-tained with such Bank.

G.     Potential Increase in Total of Revolving Loan Commitments

(i)      Amount of Increase in Revolving Loan Commitments. The Borrower may from time to time and at any time, with the consent of the Agent Bank (provided, however, if Borrower shall have complied with the provisions of this Section 2.1G such consent shall not be unreasonably withheld) but without the consent of the Banks, except as provided in Section 2.1G (ii) hereof, increase the total amount of the Revolving Loan Commitments by a maximum amount of up to Fifty Million Dollars ($50,000,000), to a total amount not to exceed One Hundred Million Dollars ($100,000,000), subject to satisfaction of each and all of the requirements contained in this Section 2.G (subject to those requirements, a "Permitted Commitment Increase").

(ii)     Eligibility. Each Bank which provides any part of the Permitted Commitment Increase (each a "New Commitment Provider") shall be either an existing Bank at the time of the increase (each an "Existing Bank") or a commercial bank, insurance company, savings and loan association, savings bank or other financial institution, pen-sion fund or mutual fund or other accredited investor reasonably acceptable to the Agent Bank and the Borrower that is not then currently a Bank (each a "New Bank"); provided, that the Borrower shall first offer any increase in the Revolving Loan Commitments to the Existing Banks by giving notice thereof to each of the Existing Banks and fifteen (15) Business Days to respond to such notice (failure to respond on a timely basis being deemed a rejection). Any notice given hereunder shall not be deemed to be a requirement of consent from any Existing Bank to the Permitted Commitment Increase.

(iii)     Notice. The Borrower and the Agent Bank jointly shall notify the Banks at least fifteen (15) Business Days before the date ("Commitment Increase Effective Date") any increase in the total of the Revolving Loan Commitments shall become effective pursuant to this Section 2.1G. Such notice shall state the amount of the increase in the total of the Revolving Loan Commitments, the Commitment Increase Effective Date, and the names of any Existing Banks and/or New Banks providing the additional Revolving Loan Commitments.

(iv)     Minimum Amount. Any increase in the Revolving Loan Commitments provided by any individual New Bank shall be in a minimum amount of not less than Five Million Dollars ($5,000,000).

(v)     Implementation of Increase. On the Commitment Increase Effective Date;

(a)    Joinder. Each New Commitment Provider shall execute and deliver to the Agent Bank two (2) Business Days prior to the Commitment Increase Effective Date a Joinder in the form attached as Exhibit K ("Lender Joinder"), which shall become effective on the Commitment Increase Effective Date. The Lender Joinder shall set forth the Revolving Loan Commitment provided by the New Commitment Provider if it is a New Bank and the new amount of the Revolving Loan Commitment and the increase in the Revolving Loan Commitment to be provided if it is an Existing Bank. If the New Commitment Provider is a New Bank it shall on the Effective Date join and become a party to this Loan Agreement and the other Loan Documents as a Bank for all purposes hereunder and thereunder, subject to the provisions of this Section 2.1G, having a Revolving Loan Commitment as set forth in the Lender Joinder tendered by the same. Any Bank whose Revolving Loan Commitment shall remain unaffected shall be deemed to have consented and agreed to such Lender Joinder.

(b)    Base Rate Loans. Each New Commitment Provider shall (i) purchase from the other Banks such New Commitment Provider's Revolving Credit Facility Pro Rata Share in any Base Rate Loans outstanding on the Commitment Increase Effective Date (except any Base Rate Loan that is a Swing Loan), and (ii) share ratably in all Base Rate Loans borrowed by the Borrower after the Commitment Increase Effective Date (except any Base Rate

Loan that is a Swing Loan).

(c)     Eurodollar Loans. Each New Commitment Provider shall (a) purchase from the other Banks such New Commitment Provider's Revolving Credit Facility Pro Rata Share in each outstanding Eurodollar Loan on the date on which the Borrower either renews its Eurodollar Loan election with respect to the Eurodollar Loan in question or converts such Eurodollar Loan to a Base Rate Loan, provided that the New Commitment Providers shall not purchase an interest in such Loans from the other Banks on the Commitment Increase Effective Date (unless the Commitment Increase Effective Date is a renewal or conversion date, as applicable, in which case the preceding sentence shall apply), and (b) shall participate in all new Eurodollar Loans borrowed by the Borrower on and after the Commitment Increase Effective Date.

(d)    Letters of Credit. Each New Commitment Provider shall participate in all Letters of Credit outstanding on the Commitment Increase Effective Date according to its Revolving Credit Facility Pro Rata Share and in accordance with the terms of this Loan Agreement.

(e)    Execution of Additional Documents. Any increase in the Revolving Loan Commitments pursuant to this Section 2.1G shall not become effective until the Borrower, the Guarantors, the Agent Bank and the New Commitment Providers have executed such amendments to the Loan Agreement, the Notes, the Guaranty Agreements and other related Loan Documents as the Agent Bank deems reasonably necessary to effectuate the purposes of this Section 2.1G.

(vi)    No Event of Default or Potential Default; Representations and Warranties. There shall exist no Event of Default or Potential Default on the Commitment Increase Effective Date. Without limiting that sentence, the representations and warranties contained in Section 5 of this Loan Agreement must be true and correct in all material respects as of such Commitment Increase Effective Date except to the extent any such representation is stated to relate solely to an earlier date, in which case such representation shall have been true and correct on and as of such earlier date. If an Event of Default or Potential Default exists on such Commitment Increase Effective Date, or such representations and warranties are not true and correct to the extent and as required in the second sentence of this Section 2.1.G(vi), the Borrower shall not request an increase of, and may not increase, the total of the Revolving Loan Commitments.

(vii)    No Obligation of Existing Banks to Increase Revolving Loan Commitment. No Existing Bank shall be obligated to increase its Revolving Loan Commitment in the event that the Borrower requests an increase in the total Revolving Loan Commitments, pursuant to this Section 2.1G.

2.2     Interest on the Revolving Credit Loans.

A.     Rates of Interest. Subject to the provisions of Section 2.2E, Section 3 and Section 13 hereof, each Revolving Credit Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at the (i) Base Rate plus the Applicable Base Rate Margin or (ii) the Adjusted LIBOR Rate plus the Applicable LIBOR Margin, as the case may be. The applicable in-terest rate mode with respect to Revolving Credit Loans shall be selected by the Borrower initially at the time a Request For Revolving Credit Loan is delivered to the Agent Bank pursuant to Section 2.1C hereof. The interest rate with respect to any Revolving Credit Loan may be changed by the Borrower from time to time pur-suant to Section 2.2D hereof. If on any day a Revolving Credit Loan is outstanding with respect to which notice has not been de-livered to the Agent Bank or the Banks in accordance with the terms of this Loan Agreement specifying the applicable interest rate, then, for that day, that Revolving Credit Loan shall bear interest at the Base Rate plus the Applicable Base Rate Margin.

Subject to the provisions of Section 2.2E, Section 3 and Section 13 hereof, Revolving Credit Loans shall bear interest through maturity as follows:

(i)     if a Base Rate Loan, at a rate equal to the Base Rate plus the Applicable Base Rate Margin.

(ii)    if a Eurodollar Loan, at a rate per annum equal to the sum of the Adjusted LIBOR Rate plus the Applicable LIBOR Margin; provided that, on each Date of Determination, commencing with the first Date of Determination to occur after the Closing Date, the Applicable LIBOR Margin in effect for the Pricing Period commencing on such Date of Determination and continuing for the term of the Pricing Period that begins on such Date of Determination shall be the Applicable LIBOR Margin corresponding to the Pricing Level in effect for such Pricing Period, as follows:

Pricing Level	Adjusted Funded Debt to EBITDA	Applicable LIBOR Margin	Applicable Base Rate Margin
Pricing Level I	> 0.00, but < 1.00	1.25%	0.00%
Pricing Level II	> 1.00, but < 1.50	1.50	0.00
Pricing Level III	> 1.50, but < 2.00	1.75	0.25
Pricing Level IV	> 2.00, but < 2.50	2.00	0.50
Pricing Level V	> 2.50, but < 3.00	2.50	1.00
Pricing Level VI	> 3.00, but < 3.50	3.00	1.50
Pricing Level VII	> 3.50	3.50	2.00

Notwithstanding anything in the foregoing to the contrary, if any Compliance Certificate (the form of which is included as Exhibit G) delivered by the Borrower demonstrating the appropriate Pricing Level shall prove to be incorrect (as determined by reference to a subsequent

Compliance Certificate), then such Compliance Certificate shall no longer be in ef-fect. In such event, the Agent Bank shall calculate the difference between the amount of interest actually paid by the Borrower on Eurodollar Loans on the basis of such incorrect Compliance Certificate and the amount of interest which would have been due on such Eurodollar Loans had such incorrect Compliance Certificate not been delivered, and shall forward to the Borrower a statement setting forth the amount of the difference and the method of calcu-lation of such amount (which calculation, in the absence of demon-strable error, shall be deemed correct) and the Borrower shall pay such amount to the Agent Bank for the benefit of the Banks within three (3) Business Days of such notice.

B.     Interest Periods for Eurodollar Loans. In connection with each Eurodollar Loan, the Borrower may, pursuant to the applicable Request For Revolving Credit Loan, select the Interest Period to be applicable to such Eurodollar Loan, which Interest Period shall be at the Borrower's option either a one, two, three or six month period. The following provisions are applicable to Interest Periods generally:

(i)     the initial Interest Period for any Eurodollar Loan shall commence on the Funding Date of such Eurodollar Loan, in the case of a Revolving Credit Loan initially made as a Eurodollar Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Revolving Credit Loan converted to a Eurodollar Loan;

(ii)     in the case of immediately successive Interest Periods applicable to a Eurodollar Loan continued as such pursuant to Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Inter-est Period expires;

(iii)     if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv)    any Interest Period of a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) of this Section 2.2B, end on the last Business Day of a calendar month;

(v)    in the event the Borrower fails to specify an Interest Period with respect to a Eurodollar Loan in the applicable Request For Revolving Credit Loan or Notice of Conversion/Continuation, the Borrower shall be deemed to have selected an Interest Period of one month; and

(v)  no Interest Period shall extend beyond the Revolving Loan Commitment Termination Date.

C.     Interest Payments. Subject to the provisions of Section 2.2E hereof, interest shall be payable on the Revolving Credit Loans as follows:

(i)     interest on each Base Rate Loan shall be pay-able in arrears on and to the last day of each calendar quarter, and at matu-rity (including final maturity); and

(ii)     interest on each Eurodollar Loan shall be pay-able in arrears on and to the ninetieth (90th) day during each Interest Period applicable to that Eurodollar Loan, the last day of each Interest Period applicable to that Eurodollar Loan, and upon any prepay-ment or repayment of that Eurodollar Loan (to the extent accrued on the amount being prepaid or repaid) and at maturity (including final maturity).

D.     Conversion or Continuation of Interest Rate Modes. Subject to the provi-sions of Section 2.4 hereof, the Borrower shall have the option (i) at any time to convert all or any part of outstanding Revolving Credit Loans bearing interest as Base Rate Loans to Revolving Credit Loans bearing interest as Eurodollar Loans; and (ii) upon the expiration of any Interest Period appli-cable to a Revolving Credit Loan bearing interest as a Eurodollar Loan, (a) to continue all or any portion of such Loan as a Eurodollar Loan, with the succeeding Interest Period of such continued Eurodollar Loan to commence on the most recent Interest Payment Date thereof or (b) to convert all or any part of such Loan to a Base Rate Loan. The Borrower shall deliver a Notice of Conversion/Continuation to the Agent Bank no later than 12:00 noon (Louisville, Kentucky time) at least three (3) Business Days in advance of the proposed conversion/continuation date. A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount of the Re-volving Credit Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conver-sion to, or continuation of, a Eurodollar Loan, the requested In-terest Period, and (v) in the case of a conversion to, or a continuation of, a Eurodollar Loan or a Base Rate Loan, that no Event of Default has occurred and is continuing.

Except as otherwise provided in Sections 3.2, 3.3 and 3.7 hereof, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Loan shall be irrevocable on and after the related Interest Rate Determination Date and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.

E.     Post-Maturity Interest. Any principal payments on the Revolving Credit Loans not paid when due and, to the extent permitted by applicable law, any interest payments on the Revolving Credit Loans or any fees or other amounts owed by the Borrower hereunder not paid when due, in each case whether at stated matu-rity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate equal to the Default Rate. Pay-ment or acceptance of the increased rates of interest provided for in this Section 2.2E is not a permitted alternative to timely pay-ment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Banks.

F.     Computation of Interest. Interest on Revolving Credit Loans shall be computed on the basis of a 360-day year, and the actual number of days elapsed in the period dur-ing which it accrues. In computing interest on any Revolving Credit Loan, the date of the making of such Revolving Credit Loan or the first day of an Interest Period applicable to such Revolving Credit Loan, as the case may be, shall be included, and the date of pay-ment of such Revolving Credit Loan or the expiration date of an Interest Period applicable to such Revolving Credit Loan or, with respect to a Revolving Credit Loan being converted to a Eurodollar Loan or a Base Rate Loan, the date of conversion of such Revolving Credit Loan to such Eurodollar Loan or a Base Rate Loan shall be excluded; provided that if a Revolving Credit Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Revolving Credit Loan.

G.     Limitation on Eurodollar Loan Tranches. At no time shall the number of Revolving Credit Loans bearing interest as Eurodollar Loans outstanding at any time outstanding exceed eight (8) in the aggregate.

2.3     Fees.

A.     Commitment Fees.

(i)     The Borrower agrees to pay to the Agent Bank, for the benefit of the Banks in proportion to their respective Revolving Credit Facility Pro Rata Shares, commitment fees (the "Revolving Credit Facility Commitment Fees") for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date, equal to the difference between the Revolving Loan Commitments (as they may be reduced pur-suant to Section 2.4C hereof or increased pur-suant to Section 2.1G hereof) and the aggregate out-standing principal amount of Revolving Credit Loans, Swing Line Usage and the Letter of Credit Usage (the "Average Revolving Credit Facility Usage") determined on an average daily basis, multiplied by the Applicable Commitment Fee Percentage set forth below; provided that, on each Date of Determination, the Applicable Commitment Fee Percentage in effect for the Pricing Period commencing on such Date of Determination and continuing for the term of such Pricing Period shall be the Applicable Commitment Fee Percentage corresponding to the Pricing Level in effect for such Pricing Period, as follows:

Pricing Level	Adjusted Funded Debt to EBITDA	Applicable Commitment Fee Percentage
Pricing Level I	> 0.00, but < 1.00	0.20%
Pricing Level II	> 1.00, but < 1.50	0.25
Pricing Level III	> 1.50, but < 2.00	0.30
Pricing Level IV	> 2.00, but < 2.50	0.35
Pricing Level V	> 2.50, but < 3.00	0.40

The Revolving Credit Facility Com-mitment Fees shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable on any date that a Compliance Certificate is due to be submitted to the Agent Bank. The Borrower hereby authorizes the Agent Bank to debit the Borrower's account for Revolving Credit Facility Com-mitment Fees that are due and payable (provided the Agent Bank has first given the Borrower notice of the amount of such fees and the date on which such fees will be debited from the Borrower's Account) and to distribute such fees to the Banks in proportion to their respective Revolving Credit Facility Pro Rata Shares. The Borrower shall have no liability to any Bank for any Revolving Credit Facility Commit-ment Fees paid to the Agent Bank which the Agent Bank does not properly remit to such Bank, and such Bank's sole remedy in respect thereof shall be against the Agent Bank.

(ii)     Notwithstanding anything in the foregoing to the contrary, if any Compliance Certificate delivered by the Borrower demonstrating the appropriate Pricing Level shall prove to be incorrect (as determined by reference to a subsequent Compliance Certificate), such Compliance Certificate shall no longer be in effect, and the Agent Bank shall notify the Borrower of its determination and provide the Borrower with a statement setting forth (a) the properly calculated Revolving Credit Facility Commitment Fees for such Pricing Period, (b) the difference between the properly calculated Revolving Credit Facility Commitment Fees for such Pricing Period and the amounts actually paid by Borrower with respect to such fees, (c) any amount due and owing to the Banks as a result of the Agent Bank's calculation and (d) the Agent Bank's method of calcu-lation of the foregoing (which calculation, in the absence of demon-strable error, shall be deemed correct). The Borrower shall pay any amount due and owing to the Agent Bank for the benefit of the Banks within three (3) Business Days of such notice.

B.     Amendment Fee and Extension Fee. The Borrower shall pay to the Agent Bank on the Closing Date for the benefit of the Banks in proportion to their respective Revolving Credit Facility Pro Rata Shares on the Closing Date, an amendment fee (the "Amendment Fee") equal to 25/100 of one percent (0.25%) of the Revolving Loan Commitments and an extension fee (the "Extension Fee") equal to 25/100 of one percent (0.25%) of the Revolving Loan Commitments (the total of the Amendment Fee and the Extension Fee being 50/100 of one percent (0.50%) of the Revolving Loan Commitments). The Borrower shall have no liability to any Bank for the portion of any Amendment Fee and Extension Fee paid to Agent Bank which the Agent Bank does not properly remit to such Bank, and such Bank's sole remedy in respect thereof shall be against the Agent Bank.

C.     Other Fees and Expenses. The Borrower agrees to pay to the Agent Bank such fees for serving as the Agent Bank hereunder in the amounts and at the times agreed to in writing between the Borrower and the Agent Bank, as well as any other fees agreed to in writing between the Borrower and the Agent Bank. The Borrower also agrees to pay to the Agent Bank on the Closing Date the reasonable fees and expenses of the Agent Bank's counsel in negotiating, drafting and closing this Loan Agreement, the Loan Documents and related documents.

2.4     Prepayments and Payments; Reductions in Revolving Loan Commitments.

A.     Voluntary Prepayments. The Borrower may, upon not less than one (1) Business Day prior written notice to the Agent Bank, at any time and from time to time, prepay any Revolving Credit Loans (other than Swing Line Loans, which are discussed in Section 2.6 hereof) in whole or in part in an aggregate minimum amount of One Hundred Thousand Dollars ($100,000) and integral multiples of Twenty Five Thousand Dollars ($25,000) in excess of that amount; provided however that in the event that the Borrower prepays a Eurodollar Loan pursuant to this Section 2.4A on a date that is other than the expiration date of the Interest Period applicable thereto, the Borrower shall com-pensate the Banks in accordance with the provisions of Section 3.4 hereof. If the Borrower has given notice of prepayment as afore-said, the principal amount of the Revolving Credit Loans specified in such notice shall become due and payable on the prepayment date specified therein. All prepayments of principal of the Revolving Credit Loans shall be accompanied by the payment of accrued inter-est on the principal amount being prepaid and shall be applied to the payment of interest before application to principal. All pre-payments of the Revolving Credit Loans shall be applied first to Base Rate Loans to the full extent thereof and then shall be applied to Eurodollar Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.4 hereof.

B.     General Provisions Regarding Payments.

(i)     Manner and Time of Payment. All payments of principal, interest and fees hereunder and under the Revolving Credit Notes by the Borrower shall be made without defense, setoff and counterclaim and in same day funds and delivered to the Agent Bank not later than 12:00 noon (Louisville, Kentucky time) on the date due at its office located in Louisville, Ken-tucky; funds received by the Agent Bank after that time shall be deemed to have been paid by the Borrower on the next suc-ceeding Business Day. The payments to be made by the Borrower with respect to the Revolving Credit Notes for the benefit of the Banks shall be aggregated into a single payment made by the Borrower to the Agent Bank for the benefit of the Banks. The Agent Bank shall be responsible for remitting to each Bank its portion of such payment based upon its Revolving Credit Facility Pro Rata Share of such payment.

(ii)     Payments on Business Days. Whenever any pay-ment to be made hereunder or under the Revolving Credit Notes shall be stated to be due on a day that is not a Business Day, such pay-ment shall be made on the next succeeding Business Day (unless no further Business Day occurs in such month, in which case payment shall be made on the next preceding Business Day) and such exten-sion or reduction of time shall be included in the computation of the payment of interest hereunder or under the Revolving Credit Notes or of the Revolving Credit Facility Commitment Fees, as the case may be.

(iii)      Authorization to Debit Borrower's Operating Account for Payments. To effectuate any payment due under this Loan Agreement or the Revolving Credit Notes, the Borrower hereby authorizes the Agent Bank to initiate debit entries to the Borrower's operating account maintained with the Agent Bank and to debit the same to such account. This authorization to initiate debit entries shall remain in full force and effect until the Agent Bank has received written notification of its termination in such time and in such manner as to afford the Agent Bank a reasonable opportunity to act on it. The Borrower acknowledges (1) that such debit entries may cause an overdraft of any such account which may result in the Agent Bank's refusal to honor items drawn on any such account until adequate deposits are made to any such account; (2) that the Agent Bank is under no duty or obligation to initiate any debit entry for any purpose; and (3) that if a debit is not made because any such account does not have a sufficient available balance, or otherwise, the payment may be late or past due.

C.     Voluntary Reduction of Revolving Loan Commitments. The Borrower shall have the right, at any time and from time to time, to terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments. The Borrower shall give not less than five (5) Business Days' prior written notice to the Agent Bank designating the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction of the Revolving Loan Commitments. Such termination or partial reduction of the Revolving Loan Commitments shall be effective on the date specified in the Borrower's notice and shall reduce the Revolving Loan Commitment of each Bank in proportion to its Revolving Credit Facility Pro Rata Share. Any such partial reduction of the Revolving Loan Commitments shall be in a minimum amount of One Million Dollars ($1,000,000) and integral multiples of One Hundred Thousand Dollars ($100,000) in excess of that amount.

D.    Mandatory Permanent Reduction in Revoloving Loan Commitments Upon Receipt of Dana Payment.  Within one (1) Business Day of the receipt by the Borrower or any Subsidiary of any Dana Payment, the Borrower shall give written notice thereof to the Agent Bank, which notice shall set forth the amount of such Dana Payment and the Creditors’ Share thereof and shall specify a date (not more than 15 Business Days following the receipt of such Dana Payment) on which the Borrower will make a prepayment in respect of the Revolving Credit Notes and cause a permanent reduction in the Revolving Loan Commitments in accordance with the terms of this Section 2.4D. On such specified prepayment date (the "Specified Prepayment Date"), the Borrower shall pay to the Agent Bank, for the benefit of the Banks in accordance with their Revolving Credit Facility Pro Rata Shares, and there shall become due and payable, an amount equal to the Banks' Ratable Portion (the definition of which is set forth below) of such Dana Payment. Until such time as the Commitment Reduction Condition has been satisfied (x) the outstanding Revolving Credit Loans shall be paid down in amount equal to the result obtained in clause (i) of the definition of Ratable Portion in respect of such Dana Payment, and to the extent the Agent Bank holds moneys in excess of that needed to reduce the balance of the Revolving Credit Loans to $0, and no Event of Default shall then exist, the excess shall be remitted to the Borrower, and (y) the Banks' respective Revolving Loan Commitments shall be permanently reduced in an amount equal to the result obtained in clause (i) of the definition of Ratable Portion in respect of such Dana Payment until such time as the total Revolving Loan Commitments equal $25,000,000, in which case the Revolving Loan Commitments shall not be further reduced under this Section 2.4D. Once the Commitment Reduction Condition has been satisfied to the extent there is any remaining amount of the Creditors' Share of such Dana Payment after making the payments required to be made by clause (ii)(A) of the definition of Ratable Portion and clause (ii)(A) of the definition of "Ratable

Portion" in Section 8.1(b) of the Note Purchase Agreement, such amount shall be applied for the benefit of the Noteholders pursuant to Section 8.1(b)(ii)(B) of the Note Purchase Agreement.

For purposes of this Section 2.4D:

"Ratable Portion" shall mean, with respect to the Banks and a Dana Payment, a principal amount equal to the result of:

(i)     until such time as the Commitment Reduction Condition has been met, (A) the Creditors' Share of such Dana Payment, multiplied by (B) the result of (I) the aggregate principal amount of the then current Revolving Loan Commitments as of the date of receipt by the Borrower or such Subsidiary of such Dana Payment, divided by (II) the sum of (x) the aggregate then outstanding principal amount of the $55,000,000 Senior Notes, plus (y) the then outstanding Revolving Loan Commitments; and

(ii)     once the Commitment Reduction Condition has been met and thereafter, (A) the Creditors' Share of such Dana Payment, multiplied by (B) the result of (I) the average daily balance of the Revolving Credit Loans hereunder over the period of 90 days immediately preceding the date of receipt by the Borrower or such Subsidiary of such Dana Payment, divided by (II) the sum of (x) the aggregate then outstanding principal amount of the Notes as of the date of receipt by the Borrower or such Subsidiary of such Dana Payment, plus (y) the average daily balance of the Revolving Credit Loans hereunder over the period of 90 days immediately preceding such date.

"Commitment Reduction Condition" shall mean, at any time that the Borrower or any Subsidiary receives any Dana Payment, the condition that, after giving effect to all or any portion of the payments that would otherwise be required under this Section 2.4D or Section 8.1(b) of the Note Purchase Agreement in respect of such Dana Payment, the Revolving Loan Commitments have been reduced to $25,000,000 or less .

As used in this Section 2.4D, "Revolving Loan Commitments" shall have the meaning ascribed to such term in the Definitions section of this Loan Agreement, provided that the amount of the "Revolving Loan Commitments" as such term is used in this Section shall not include any credit availability which has not been used by the Borrower to the extent the Borrower's ability to use such credit availability has been terminated as a result of an Event of Default or other term or condition relating to the Borrower's credit condition which, in either case, exists as of the date of determination.

2.5     Use of Proceeds.

A.     Revolving Credit Loans. The proceeds of the Revolv-ing Credit Loans shall be used by the Borrower to finance Permitted Acquisitions, to finance working capital requirements and to finance general corporate purposes of the Borrower.

B.     Margin Regulations. No portion of the proceeds of any Revolving Credit Loans under this Loan Agreement shall be used by the Borrower in any manner which might cause the making of the Revolving Credit Loans or the application of the proceeds thereof to violate Regulation G, Regulation U, Regulation T, or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Securities and Exchange Act of 1934, in each case as in effect on the date or dates of the making of any such Revolving Credit Loan and such use of the proceeds thereof. If requested by the Banks, the Borrower shall execute and deliver to the Banks a completed Federal Reserve Form U-1.

2.6     Swing Line Credit Subfacility. Subject to the terms and conditions of this Loan Agreement, the Agent Bank hereby agrees to make Swing Line Loans to the Borrower under the Swing Line Credit Subfacility.

A.     Swing Line Credit Subfacility. From the date hereof throughout the Swing Line Commitment Period, and subject to the terms, conditions and other provisions of this Loan Agreement, the Agent Bank agrees to make Swing Line Loans to the Borrower from time to time in a total amount not exceeding Five Million Dollars ($5,000,000) in amounts of One Thousand Dollars ($1,000) and integral multiples of One Thousand Dollars ($1,000) in excess thereof. The Swing Line Credit Subfacility is established for the administrative convenience of the Borrower, the Agent Bank and the Banks. During the Swing Line Commitment Period the Borrower may borrow and repay advances under the Swing Line Credit Subfacility in whole or in part, and reborrow all in accordance with the terms, conditions and other provisions of this Loan Agreement. The making of each Swing Line Loan shall be subject to the further provisions of this Section 2.6, and shall be subject to all of the conditions of lending stated in Section 4.2 being fulfilled at the time of each Swing Line Loan, and provided further that each Swing Line Loan shall be on the terms and subject to the conditions hereinafter stated.

(i)     Interest. Swing Line Loans shall bear interest (calculated on the basis that an entire year's interest is earned in 365 or 366 days as the case may be) from the date of each such Swing Line Loan until repaid at an annual rate equal to the Base Rate plus the Applicable Base Rate Margin. After maturity, whether by acceleration or scheduled maturity, until paid in full, or when and so long as there shall exist any uncured Event of Default, Swing Line Loans shall bear interest at the applicable Default Rate. Interest shall be due and payable to the Agent Bank at the end of each calendar quarter following receipt of a statement from the Agent Bank and on the Swing Line Commitment Termination Date.

(ii)     Principal. The Borrower shall pay all principal of each Swing Line Loan within ten (10) Business Days from the date of such Loan. To the extent that the Borrower fails to repay such amount by such date, the Agent Bank shall convert the outstanding principal balance of such Swing Line Loan to a Revolving Credit Loan, to be payable on the dates and in the manner set forth in Article II hereof and to bear interest as a Base Rate Loan or, at the Borrower's option, as a Eurodollar Loan, any Eurodollar Loan shall be in the minimum amount of Two Hundred Fifty Thousand Dollars ($250,000) and integral multiples of Fifty Thousand Dollars ($50,000) in excess thereof. The Borrower shall pay the Agent Bank the outstanding principal balance of all Swing Line Loans on the Swing Line Commitment Termination Date.

(iii)     Conditions for Swing Line Loans. So long as no Event of Default shall have occurred and be continuing, during the Swing Line Commitment Period, the Borrower may borrow, repay and reborrow under the Swing Line Credit Subfacility on any Business Day, subject to the terms, conditions and other provisions of this Loan Agreement. The making of Swing Line Loans will be conditioned upon receipt by the Agent Bank from the Borrower, of a Request for Swing Line Loan by 12:00 noon Louisville, Kentucky, time on the Business Day of the requested Swing Line Loan. Notwithstanding the foregoing, the Agent Bank may, in its sole discretion, accept a written request made on behalf of the Borrower by an Authorized Officer by telex, facsimile or some other form of written electronic communication, in which case the Agent Bank shall be entitled to rely on any such written request received by the Agent Bank in good faith from anyone reasonably believed by the Agent Bank to be an Authorized Officer. The Borrower shall promptly confirm any such communication by delivery of a Request for Swing Line Loan upon request of the Agent Bank. Disbursements of, and payments of principal, with respect to Swing Line Loans may be evidenced by notations of the Agent Bank in its electronic data processing equipment. The aggregate amount of all disbursements of Swing Line Loans made and shown on the Agent Bank's electronic data processing equipment, over all of the payments of principal made by the Borrower and recorded on the Agent Bank's electronic data processing equipment shall be prima facie evidence of the outstanding principal balance due under the Swing Line Credit Subfacility.

(v)     General Provisions Regarding Payments.

(a)     Manner and Time of Payment. All payments of principal, interest and fees hereunder and under the Swing Line Credit Subfacility by the Borrower shall be made without defense, setoff and counterclaim and in same day funds and delivered to the Agent Bank not later than 12:00 noon (Louisville, Kentucky time) on the due date therefor at its office located in Louisville, Kentucky; funds received by the Agent Bank after that time shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

(b)     Payments on Business Days. Whenever any pay-ment to be made hereunder or under the Swing Line Credit Subfacility shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day (unless no further Business Day occurs in such month, in which case payment shall be made on the next preceding Business Day) and such extension or reduction of time shall be included in the computation of the payment of interest hereunder or under the Swing Line Credit Subfacility.

(vi)     Voluntary Reduction of Swing Line Loan Commitment. The Borrower shall have the right, at any time and from time to time, to terminate in whole or permanently reduce in part, without premium or penalty, the Swing Line Loan Commitment. The Borrower shall give not less than five (5) Business Days' prior written notice to the Agent Bank designating the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction of the Swing Line Loan Commitment. Such termina-tion or partial reduction of the Swing Line Loan Commitment shall be effective on the date specified in the Borrower's notice. Any such partial reduction of the Swing Line Loan Commitment shall be in a mini-mum amount of One Hundred Thousand Dollars ($100,000).

(vii)     Other Banks. Swing Line Loans will be made by the Agent Bank in its individual capacity. Upon a request to reduce the principal amount outstanding in Swing Line Loans from the Agent Bank, the Banks shall make advances based on their Revolving Credit Facility Pro Rata Shares in amounts sufficient to effect the requested reduction in Swing Line Loans. Any such advances will be made pursuant to the terms and conditions set forth in this Loan Agreement.

(viii)     Limitation. The Borrower may not request that the Agent Bank make any Swing Line Loan if, after making such Swing Line Loan, (x) the total aggregate principal amount of outstanding Swing Line Loans would exceed Five Million Dollars ($5,000,000), or (y) the Total Utilization of Revolving Loan Commitments would exceed the Revolv-ing Loan Commitments, as the amount available under such Revolving Loan Commitments may be reduced from time to time pursuant to Section 2.4C.

B.      Use of Proceeds.

(i)     Swing Line Loans. The principal of the Swing Line Loans shall be used by Borrower for any lawful corporate purposes.

(ii)     Margin Regulations. No portion of the principal of the Swing Line Loans shall be used by the Borrower in any manner which might cause the making of the Swing Line Loan or the application of the proceeds thereof to violate Regulation G, Regulation U, Regulation T, or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Securities and Exchange Act of 1934, in each case as in effect on the date or dates of each Swing Line Loan. If requested by the Agent Bank, the Borrower shall execute and deliver to the Agent Bank a completed Federal Reserve Form U-1.

2.7     Letters of Credit.

A.     Letters of Credit. Subject to the terms and conditions of this Loan Agreement and in reliance upon the representations and warranties of the Borrower set forth herein, the Borrower may request, in accordance with the provisions of this Section 2.7A, that on and after the Closing Date, the Agent Bank issue Letters of Credit for the account of the Borrower denominated in Dollars. Issuances of Letters of Credit shall be subject to the following limitations:

(i)     The Borrower may not request that the Agent Bank issue any Letter of Credit if, after giving effect to such issuance, (x) the total Letter of Credit Usage would exceed Fifteen Million Dollars ($15,000,000), or (y) the Total Utilization of Revolving Loan Commitments would exceed the Revolv-ing Loan Commitments, as the amount available under such Revolving Loan Commitments may be reduced from time to time pursuant to Sections 2.4C.

(ii)     In no event shall the Agent Bank issue, reissue, amend or permit the extension of: (y) any Letter of Credit having an expiration date later than the Revolving Loan Commitment Termination Date in effect at the time of issuance, reissuance, amendment or extension (automatic or otherwise) thereof; or (z) subject to the foregoing clause (y), any Letter of Credit having an expiration date more than one year after its date of issuance; provided that subject to the foregoing clause (y), this clause (z) shall not prevent the Agent Bank from agreeing that a Letter of Credit will automatically be extended annually for one or more periods each not to exceed one year if the Agent Bank does not cancel such extension, subject to the Banks extending the Revolving Loan Commitment Termination Date.

It shall be a condition precedent to the issuance of any Letter of Credit in accordance with the provisions of this Section 2.7 that each condition set forth in Sections 4.1 and 4.2A and 4.2B of this Loan Agreement shall have been satisfied.

Immediately upon the issuance of each Letter of Credit, each Bank shall be deemed to, and hereby agrees to, have irrevocably purchased from the Agent Bank a participation in such Letter of Credit and drawings thereunder in an amount equal to such Bank's Revolving Credit Facility Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder.

Each Letter of Credit shall provide that it shall be subject to the Uniform Customs and Practice of Documentary Credits (1993 Revision), International Chamber of Commerce Brochure No. 500, or any successor thereto. Each Letter of Credit may provide that the Agent Bank may (but shall not be required to) pay the beneficiary thereof upon the occurrence of an Event of Default and the acceleration of the maturity of the Revolving Credit Loans or, if payment is not then due to the beneficiary, provide for the deposit of funds in an account to secure payment to the beneficiary and that any funds so deposited shall be paid to the beneficiary of the Letter of Credit if conditions to such payment are satisfied or returned to the Agent Bank for distribution to the Banks (or, if all Obligations shall have been indefeasibly paid in full, to the Borrower) if no payment to the beneficiary has been made and thirty (30) days after the final date available for drawings under the Letter of Credit has passed. Each payment or deposit of funds by the Agent Bank as provided in this paragraph shall be treated for all purposes of this Loan Agreement as a drawing duly honored by the Agent Bank under the related Letter of Credit.

B.     Notice of Issuance. Whenever the Borrower desires the issuance of a Letter of Credit, the Borrower shall deliver to the Agent Bank an Application and Agreement for Letter of Credit in the form of Exhibit C annexed hereto no later than 12:00 noon (Louisville,

Kentucky time) at least ten (10) Business Days, or in each case such shorter period as may be agreed to by the Agent Bank in any particular instance, in advance of the proposed date of issu-ance. The Application and Agreement for Letter of Credit shall specify (i) the proposed date of issuance (which shall be a Business Day under the laws of the Commonwealth of Kentucky), (ii) the face amount of the Letter of Credit, (iii) the expiration date of the Letter of Credit, (iv) the name and address of the beneficiary of the Letter of Credit, and (v) a summary of the purpose and contemplated terms of the Letter of Credit. Prior to the date of is-suance of any Letter of Credit, the Borrower shall specify a precise description of the documents and the proposed text of any certificate to be presented by the beneficiary under such Letter of Credit which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Agent Bank to make payment under the Letter of Credit; provided that the Agent Bank, in its sole rea-sonable judgment, may require changes in any such documents and certificates; provided further that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same Business Day (under the laws of the Common-wealth of Kentucky) that such draft is presented if such presenta-tion is made after 12:00 noon (Louisville, Kentucky time) on such Business Day. In determining whether to pay under any Letter of Credit, the Agent Bank shall be responsible only to deter-mine that the documents and certificates required to be delivered under that Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit; provided, further, nothing contained in this Section 2.7B shall be deemed to prejudice the right of the Borrower to recover from the Agent Bank in respect of any amounts paid by the Agent Bank under any Letter of Credit in the event that it is determined by a court of competent jurisdiction that the payment with respect to such Letter of Credit by the Agent Bank con-stituted gross negligence or willful misconduct on the part of the Agent Bank.

C.     Delivery of Copies of Letters of Credit and Letter of Credit Amendments. The Agent Bank shall, promptly after the issuance of each Letter of Credit, or any amendment or cancellation thereto, furnish to the Banks a copy of such Letter of Credit or of such amendment or cancellation, as the case may be, together with, in the case of the issuance of any Letter of Credit, the amount of its risk participation therein, which shall be such Bank's Revolv-ing Credit Facility Pro Rata Share of the stated amount of such Letter of Credit.

D.     Payment of Amounts Drawn Under Letters of Credit. In the event of any drawing under any Letter of Credit by the beneficiary thereof, the Agent Bank shall promptly notify the Borrower and the Banks of such drawing, and the Borrower shall reimburse the Agent Bank on the date on which such drawing is honored in an amount in same day funds equal to the amount of such drawing. The Borrower shall have the right to obtain a Re-volving Credit Loan (subject to the limitations set forth in Sec-tion 2.lA hereof and in the absence of any Event of Default hereunder) in an amount sufficient to repay in full any such drawing honored by the Agent Bank under a Letter of Credit.

E.     Payment by Banks with Respect to Letters of Credit. In the event that the Borrower shall fail to reimburse the Agent Bank as provided in Section 2.7D hereof in an amount equal to the amount of any drawing honored by the Agent Bank under a Letter of Credit issued by the Agent Bank, the Agent Bank shall promptly notify each of the other Banks of the unreimbursed amount of such drawing and of each Bank's participation therein, which participation shall be equal to such Bank's Revolving Credit Facility Pro Rata Share of the unreimbursed amount of such drawing. Each Bank shall make available to the Agent Bank an amount equal to its participation in same day funds, at the offices of the Agent Bank located at 416 West Jefferson Street, Louisville, Kentucky not later than 1:00 P.M. (Louisville, Kentucky time) on the Business Day (under the laws of Commonwealth of Kentucky) after the date notified by the Agent Bank, and each such amount so made available by each Bank will be deemed a Revolving Credit Loan made by such Bank to the Borrower under this Loan Agreement as of the date such amount is so made available to the Agent Bank. In the event that any Bank fails to make available to the Agent Bank the amount of such Bank's participation in such Letter of Credit as provided in this Section 2.7E, the Agent Bank shall be entitled to recover such amount on demand from such Bank together with interest at the customary rate set by the Agent Bank for the correction of errors among banks for three (3) Business Days and thereafter at the Federal Funds Effective Rate. Nothing in this Section 2.7 shall be deemed to prejudice the right of any Bank to recover from the Agent Bank any amounts made available by such Bank to the Agent Bank pursuant to this Section 2.7E in the event that it is determined by a court of competent jurisdiction that the payment made by the Agent Bank with respect to a Letter of Credit in respect of which reimbursement was made by such Bank constituted gross negligence or willful misconduct on the part of the Agent Bank. The Agent Bank shall distribute to each other Bank, to the extent that it has paid all amounts payable by it under this Section 2.7E with respect to any Letter of Credit issued by the Agent Bank, such Bank's Revolving Credit Facility Pro Rata Share of all payments received by the Agent Bank from the Borrower in reimbursement of drawings honored by the Agent Bank under such Letter of Credit, as the case may be, when such payments are received. Notwithstanding anything to the contrary herein, each Bank shall have a direct right to reimbursement of such amounts from the Borrower, subject to the procedures for reimbursing such Bank set forth in this Section 2.7.

F.     Compensation. The Borrower agrees to pay, without duplication, the following amounts to the Agent Bank with respect to each such Letter of Credit issued by the Agent Bank for the account of the Borrower:

(i) with respect to each Letter of Credit, a letter of credit fee (the "Letter of Credit Fee") payable to the Agent Bank for the account of the Banks (and to be shared by the Banks pro rata in accordance with their respective Revolving Credit Facility Pro Rata Shares) equal to the Applicable Letter of Credit Percentage multiplied by the maximum amount available from time to time to be drawn under such Letter of Credit; provided that, on each Date of Determination, commencing with the first Date of Determination to occur after the Closing Date, the applicable Letter of Credit Percentage in effect for the Pricing Period commencing on such Date of Determination and continuing for the term of the Pricing Period that begins on such Date of Determination shall be the Applicable Letter of Credit Percentage corresponding to the Pricing Level in effect for such Pricing Period, as follows:

Pricing Level	Adjusted Funded Debt to EBITDA	Applicable Letter of Credit Percentage
Pricing Level I	> 0.00, but < 1.00	1.25%
Pricing Level II	> 1.00, but < 1.50	1.50
Pricing Level III	> 1.50, but < 2.00	1.75
Pricing Level IV	> 2.00, but < 2.50	2.00
Pricing Level V	> 2.50, but < 3.00	2.50
Pricing Level VI	> 3.00, but < 3.50	3.00
Pricing Level VII	> 3.50	3.50

The Letter of Credit Fee, as based on the Applicable Letter of Credit Percentage, shall be payable quarterly in advance beginning on the date of issuance of such Letter of Credit and quarterly in advance beginning on the date, if such should occur, of each renewal or extension of such Letter of Credit;

(ii)     with respect to drawings made under any Letter of Credit, interest, payable in immediately available funds to the Agent Bank on demand, on the amount paid by the Agent Bank in respect of each such drawing from the date of the drawing through the date such amount is reimbursed by the Borrower at a variable rate equal to the Base Rate plus the Applicable Base Rate Margin;

(iii)      with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges payable to the Agent Bank in accordance with the Agent Bank's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be;

(iv)     promptly upon receipt by the Agent Bank of the amount described in subdivisions (ii) and (iii) of this Section 2.7F, the Agent Bank shall distribute to each Bank its Revolving Credit Facility Pro Rata Share of such amount; and

(v)     with respect to each Letter of Credit, a letter of credit fronting fee (the "Letter of Credit Fronting Fee") payable to the Agent Bank for its own account, in the amount of one eighth of one percent (0.125%) per annum multiplied by the aggregate face amount of Letters of Credit outstanding during a Fiscal Quarter, plus other customary charges, if any, payable quarterly in advance.

G.     Obligations Absolute; Indemnification, Nature of the Agent Bank's Duties. Subject to the right of the Borrower and the Banks to seek damages in the event that a court of competent jurisdiction determines that the Agent Bank acted in bad faith and/or committed gross negligence or willful misconduct in honoring any draft presented under any Letter of Credit issued by the Agent Bank, the obligation of the Borrower to reimburse the Agent Bank for drawings made under such Letter of Credit and the obligation of the Banks under Section 2.7E hereof to reimburse the Agent Bank in accordance with their Revolving Credit Facility Pro Rata Shares for drawings made under such Letter of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Loan Agreement under all circumstances including, without limitation, the following circumstances:

(i)     any lack of validity or enforceability of such Letter of Credit;

(ii)     the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a bene-ficiary or any transferee of such Letter of Credit (or any Persons for whom any such transferee may be acting), the Agent Bank, any Bank or any other Person, whether in con-nection with this Loan Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower and the beneficiary for which such Letter of Credit was procured); or

(iii)     any draft, demand, certificate or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or

(iv)      payment by the Agent Bank under such Letter of Credit against presentation of a demand, draft or cer-tificate or other document which does not comply with the terms of such Letter of Credit; or

(v)     any other circumstance or happening whatsoever, which is similar to any of the foregoing; or

(vi)     the fact that an Event of Default or a Poten-tial Event of Default under this Loan Agreement shall have occurred and be continuing.

In addition to amounts payable as elsewhere provided in this Section 2, the Borrower hereby agrees to protect, indemnify, pay and save the Agent Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees), which the Agent Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of the Letters of Credit, other than as a result of bad faith, gross negligence or willful misconduct of the Agent Bank as determined by a court of competent jurisdiction, or (ii) the failure of the Agent Bank to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority.

As between the Borrower and the Agent Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Agent Bank for the account of the Borrower by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Agent Bank shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omis-sions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of techni-cal terms; (vi) for any loss or delay in the transmission or other-wise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Agent Bank, including, without limitation, any act or omission, whether rightful or wrongful, of any present or future government agency or authority. None of the above shall affect, impair, or prevent the vesting of any of the Agent Bank's rights or powers hereunder; provided however, that the Agent Bank shall be responsible for any payment the Agent Bank makes under any Letter of Credit against presentation of a demand, draft or cer-tificate or other document which does not comply with the terms of such Letter of Credit in the event such payment constitutes bad faith, gross negligence or willful misconduct of the Agent Bank as determined by a court of competent jurisdiction.

In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Agent Bank under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith and without bad faith, gross negligence or willful misconduct, shall not put the Agent Bank under any resulting liability to the Borrower or the Banks.

Notwithstanding anything to the contrary contained in this Section 2.7, the Borrower shall have no obligation to indemnify the Agent Bank in respect of any liability incurred by the Agent Bank arising out of the bad faith, gross negligence or willful misconduct of the Agent Bank, as determined by a court of competent jurisdiction, or out of the wrongful dis-honor by the Agent Bank of proper demand for payment made under the Letters of Credit issued by it.

H.     Computation of Interest. Interest payable pursuant to this Section 2.7 shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which it accrues.

I.     Amendments. The Borrower may request that the Agent Bank enter into one or more amendments of any Letter of Credit issued by the Agent Bank for the account of the Borrower by delivering to the Agent Bank an Application and Agreement For Letter of Credit specifying (i) the proposed date of the amendment, and (ii) the requested amendment. The Agent Bank shall be entitled to enter into amend-ments with respect to the Letters of Credit issued by it; provided however that any such amendment extending the expiry date, changing the Letter of Credit Fee, or increasing the stated amount of any Letter of Credit shall only be permitted if the Agent Bank would be permitted to issue a new Letter of Credit having such an expiry date, different Letter of Credit Fee, or stated amount under this Section 2.7 on the date of the amendment.

J.     Additional Payments. If by reason of (i) any change in applicable law, regulation, rule, decree or regulatory requirement or any change in the interpretation or application by any judicial or regulatory authority of any law, regulation, rule, decree or regulatory requirement or (ii) compliance by the Agent Bank with any direction, request or requirement (whether or not having the force of law) of any governmental or monetary authority including, without limitation, Regulation D:

(a)     any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any Letter of Credit issued by the Agent Bank; or

(b)     there shall be imposed on the Agent Bank any other condition regarding this Section 2.7 or any Letter of Credit;

and the result of the foregoing is to directly or indirectly increase the cost to the Agent Bank of issuing, making or maintaining any Letter of Credit, or to reduce the amount receivable in respect thereof by the Agent Bank (other than an increase in cost or reduction in amounts receivable as a consequence of any Tax, which shall be governed by the provisions of Section 3 hereof), then and in any such case the Agent Bank may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify the Borrower, and the Borrower shall pay on demand such amounts as the Agent Bank may specify to be necessary to compensate the Agent Bank for such additional cost or reduced receipt, together with interest on such amount from ten (10) days after the date of such demand until payment in full thereof at a rate equal at all times to the Base Rate. The determination by the Agent Bank of any amount due pursuant to this Section 2.7J as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on the Borrower.

SECTION 3
SPECIAL PROVISIONS GOVERNING EURODOLLAR LOANS

Notwith-standing any other provision of this Loan Agreement to the con-trary, the following provisions shall govern with respect to Eurodollar Loans as to the matters covered:

3.1     Determination of the Adjusted LIBOR Rate plus the Applicable LIBOR Margin. As soon as practicable after 12:00 noon Louisville, Kentucky time on each Interest Rate Determination Date applicable to the particular Eurodollar Loan, the Agent Bank shall furnish to the Borrower a quote of the Adjusted LIBOR Rate plus the Applicable LIBOR Margin to apply to the particular Eurodollar Loan. The Agent Bank will in addition confirm to the Borrower in writing the actual Adjusted LIBOR Rate plus the Applicable LIBOR Margin prior to the funding of the particular Eurodollar Loan, and the determination of Adjusted LIBOR Rate plus the

Applicable LIBOR Margin by the Agent Bank (provided that the Agent Bank shall have determined the LIBOR in good faith) shall be final, conclusive and binding upon both the Borrower and the Banks in the absence of manifest or demonstrable error and shall apply to the particular Eurodollar Loan for the applicable Interest Period.

3.2     Inability to Determine Adjusted LIBOR Rate. In the event that the Agent Bank shall have determined in good faith (which determination shall be final and conclusive and binding upon the Borrower), on any Interest Rate Determination Date or Funding Date with respect to any Eurodollar Loans, that by reason of circum-stances occurring after the date of this Loan Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the interest rate applicable to such Eurodollar Loans on the basis provided for in the definition of the Adjusted LIBOR Rate, the Agent Bank shall on such date give notice (by telecopy or by telephone confirmed in writing) to the Borrower and the Banks of such determination, whereupon (i) no Revolving Credit Loans may be made as, or converted to, Eurodollar Loans until such time as the Agent Bank notifies the Borrower and the Banks that the circumstances giving rise to such notice no longer exist; and (ii) any Request for Revolving Credit Loan or Notice of Conversion/Continuation given by the Borrower with respect to the Revolving Credit Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower, and any Request for Revolving Credit Loan or Notice of Conversion/Continuation given by the Borrower with respect to the Revolving Credit Loans in respect of which such determination was made shall be deemed to be a request to make Base Rate Loans.

3.3     Illegality or Impracticability of Eurodollar Loans. -In the event that on any date any Bank shall have determined in good faith (which determination shall be final and conclusive and binding upon the parties hereto but shall be made only after con-sultation with the Borrower) that the making, maintaining or con-tinuation of its Eurodollar Loans (i) has become unlawful as a result of compliance by such Bank in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become im-practicable, or would cause such Bank material hardship, as a re-sult of contingencies occurring after the date of this Loan Agree-ment which materially and adversely affect the London interbank market or the position of such Bank in that market, then such Bank shall on that day give notice (by telecopy or by telephone con-firmed in writing) to the Borrower and the other Banks of such determination. Thereafter, (a) the obligation of the Banks to make Revolving Credit Loans as, or to convert Revolving Credit Loans to, Eurodollar Loans shall be suspended until such notice shall be with-drawn by the particular Bank, (b) to the extent such determination by the particular Bank relates to a Eurodollar Loan then being requested by the Borrower pursuant to a Request for Revolving Credit Loan or Notice of Conversion/Continuation, the Banks shall make such Eurodollar Loan as (or convert such Eurodollar Loan to, as the case may be) a Base Rate Loan, and (c) the Banks' obligation to maintain their outstanding Eurodollar Loans, as the case may be (the "Affected Loans"), shall be terminated at the earlier to occur of the expi-ration of the Interest Periods then in effect with respect to the Affected Loans or when required by law, and the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.

3.4     Compensation For Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate the Banks, upon written request by the Banks (which request shall set forth the basis for requesting such amounts), for all reasonable losses, ex-penses and liabilities (including, without limitation, any interest paid by the Banks to lenders of funds borrowed by them to make or carry the Eurodollar Loans and any reasonable loss, expense or lia-bility sustained by the Banks in connection with the liquidation or re-employment of such funds) which the Banks may sustain: (i) if for any reason (other than a default by the Banks or the conversion of the Borrower's Request for Revolving Credit Loan or Notice of Conversion/Continuation with respect to Revolving Credit Loans from a request to make Eurodollar Loans into a request to make Base Rate Loans pursuant to Sections 3.2 and 3.3 hereof) a borrowing of any Eurodollar Loan does not occur on a date specified therefor in a Request for Re-volving Credit Loan or Notice of Conversion/Continuation with respect to Revolving Credit Loans, or a conversion to or continuation of any Eurodollar Loan does not occur on a date specified therefor in a Request for Revolving Credit Loan or Notice of Conversion/Con-tinuation, (ii) if any prepayment or conversion of any of the Eurodollar Loans occurs on a date that is not the last day of the Interest Period applicable to that Eurodollar Loan, (iii) if any prepayment of any of the Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower, or (iv) as a conse-quence of any other default by the Borrower to repay the Eurodollar Loans when required by the terms of this Loan Agreement. The Banks shall deliver to the Borrower a certificate setting forth the calculation of the compensation claimed to be due to the Banks within thirty (30) days after the occurrence of the event giving rise to such claim for compensation, which calculations shall be binding upon the Borrower in the absence of manifest or demonstrable error.

3.5     Booking of Eurodollar Loans. Each Bank may make, carry or transfer its Revolving Credit Facility Pro Rata Share of Eurodollar Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Bank; provided however that if any transfer of a Bank's Revolving Credit Pro Rata Share of Eurodollar Loans from the office where such Bank's Revolving Credit Facility Pro Rata Share of Eurodollar Loans originated shall increase the cost to the Borrower of such Eurodollar Loans, such transfer may occur only if required (i) by the intro-duction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation, or (ii) to comply with any guideline or request from any central bank or other governmen-tal authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not such guideline or request shall have the force of law).

3.6     Assumptions Concerning Funding of Eurodollar Loans. The calculation of all amounts payable to the Banks under this Section 3 and under Section 13.1 hereof shall be made as though each Bank had actually funded each Eurodollar Loan through the purchase of a deposit bearing interest at the rate obtained pursuant to the definition of the Adjusted LIBOR Rate plus the Applicable LIBOR Margin in an amount equal to such Bank's Revolving Credit Facility Pro Rata Share of the amount of such Eurodollar Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such deposit from an offshore office of such

Bank to a domestic office of such Bank in the United States of America; provided however that each Bank may fund its Revolving Credit Facility Pro Rata Share of the Eurodollar Loans in any manner it sees fit and the foregoing assump-tions shall be utilized only for the purposes of calculating amounts payable under this Section 3 and under Section 13.1 hereof.

3.7     Eurodollar Loans After Event of Default. After the occurrence and during the continuation of an Event of Default, (i) the Borrower may not elect to have Revolving Credit Loans made or maintained as, or converted to, Eurodollar Loans after the expira-tion of any Interest Period then in effect for such Loans, (ii) any Request for Revolving Credit Loan or Notice of Conversion/Con-tinuation given by the Borrower with respect to a requested borrow-ing or conversion/continuation, as applicable, that has not yet occurred shall be deemed to be rescinded by the Borrower, and (iii) all Eurodollar Loans shall thereupon bear interest at the Default Rate until the Event of Default is cured or the Revolving Credit Loans are paid in full to the Banks and the Revolving Loan Commitments have expired or have been terminated by the Borrower or the Banks.

SECTION 4
CLOSING CONDITIONS

The establishment of the Revolving Credit Facility by the Banks in favor of the Borrower, the obtaining of Revolving Credit Loans, Swing Line Loans and/or Letters of Credit by the Borrower thereunder are subject to the satisfaction of all of the following conditions:

4.1     Initial Closing Conditions. The obligation of the Banks to make the initial Revolving Credit Loans and the Swing Line Loans to the Borrower on and after the Closing Date is subject to the condition that, in addition to the satisfaction of the conditions precedent specified in Section 4.2 hereof and, with respect to the Swing Line Loans, the conditions precedent specified in Section 2.6A(iii) hereof, as of the Closing Date, the Banks shall have received the following from the Borrower, dated the Closing Date or such other date as shall be acceptable to the Banks:

A.     Loan Agreement. This Loan Agreement, duly executed and delivered by the Borrower and the Guarantors.

B.     Revolving Credit Notes. The Revolving Credit Notes, duly executed and delivered by the Borrower.

C.     Guaranty Agreement. The Guaranty Agreement, duly executed and delivered by each of the Guarantors, guarantying the Borrower's payment of the Loans.

D.     Security Agreement. The Security Agreement dated as of April 6, 2007, duly executed by the Borrower and the Guarantors and delivered to the Agent Bank, granting to the Agent Bank, as Collateral Agent, for the benefit of all of the Banks and the holders of the $55,000,000 Senior Notes a lien on all of the Collateral described therein.

E.     Opinion of Counsel. A written opinion of counsel on behalf of the Borrower and the Guarantors, in form and substance satisfactory to the Banks.

F.     Certificate of Secretary of the Borrower. A Certificate of the Secretary or Assistant Secretary of the Borrower (i) certi-fying as to the authenticity, completeness and accuracy of, and attaching copies of, (a) the Certificate of Incorporation and By-Laws of the Borrower, and (b) Resolutions of the Board of Directors of the Borrower authorizing the Borrower's execution, delivery and performance of the Loan Documents to which the Borrower is a party, and (ii) certifying the names and true signatures of the officers of the Borrower authorized to execute and deliver the Loan Documents to which the Borrower is party, on behalf of the Borrower.

G.     Certificate of Secretary of Each Guarantor. A Certificate of the Secretary or Assistant Secretary of each Guarantor (i) certifying as to the authenticity, completeness and accuracy of, and attaching copies of, (a) the Certificate or Articles of Incorporation and By-Laws of the Guarantor, and (b) Resolutions of the Board of Directors of the Guarantor authorizing the execution, delivery and per-formance of the Loan Documents to which the Guarantor is a party by the Guarantor, and (ii) cer-tifying the names and true signatures of the officers of the Guarantor authorized to execute and deliver the Loan Documents to which the Guarantor is a party on behalf of such Guarantor.

H.     Compliance Certificate. A Compliance Certificate in the form of Exhibit G hereto, completed by the Borrower, and executed by an Authorized Officer of the Borrower, certifying as to the accuracy of the representations and warranties of the Borrower and the Guarantors set forth in this Loan Agreement as of the Closing Date.

1.     Amended and Restated Collateral Sharing Agreement. An amended and restated Collateral Sharing Agreement, in form and substance satisfactory to the Banks.

J.     Evidence of Reduction of Principal Amount of $55,000,000 Senior Notes. Evidence in form and substance satisfactory to the Banks that the principal amount of the $55,000,000 Senior Notes has been reduced to $30,000,000.

K.     Third Amendment to Note Purchase Agreement. The Third Amendment to Note Purchase Agreement, as amended, shall be in form and substance satisfactory to the Banks.

L..     Evidence of Payment of Revolving Credit Notes of Bank of America, SunTrust Bank and U.S. Bank. Evidence in form and substance satisfactory to the Banks that the Borrower has paid all amounts owed to Bank of America, SunTrust Bank and U.S. Bank.

M.     UCC-1 Financing Statements. UCC-1 financing statements identifying each of the Borrower and the Guarantors as a debtor, in form and substance satisfactory to the Banks, shall have been filed with the Delaware Secretary of State.

N.     Deposit Account Control Agreements. Deposit account control agreements with financial institutions, to the extent a deposit account control agreement is required to be maintained with such financial institutions pursuant to Section 6.13 hereof.

O.      Landlord Lien Waivers. The Obligors shall use best efforts to cause all lessors of the below identified real property to execute landlord lien waivers in favor of the Collateral Agent, such landlord lien waivers to be in form and substance satisfactory to in favor of the Collateral Agent:

(i)	Sypris Electronics, LLC - Tampa, Florida facility.

P.     Other Documents. Such other documents as the Banks may reasonably request.

4.2     Conditions to All Revolving Credit Loans, Letters of Credit and Swing Line Loans. The obligation of the Banks to make each Revolving Credit Loan on each Funding Date and to issue, through the Agent Bank, each Letter of Credit, and the obligation of the Agent Bank to make each Swing Line Loan pursuant to the Swing Line Credit Subfacility, is in each case subject to the following additional conditions precedent:

A.     Request for Revolving Credit Loan. The Agent Bank shall have received with respect to each Revolving Credit Loan, in accordance with the provisions of Section 2.lC of this Loan Agreement, an originally executed Request For Revolving Credit Loan, in the form of Exhibit E hereto, in each case signed by an Authorized Officer of the Borrower, as agent for the Borrower.

B.     Letters of Credit. The Agent Bank shall have received with respect to each Letter of Credit, in accordance with the provisions of Section 2.7B of this Loan Agreement, an originally executed Application and Agreement For Letter of Credit relating to such Letter of Credit, in each case signed by an Authorized Officer of the Borrower, as agent for the Borrower.

C.   Request for Swing Line Loan. The Agent Bank shall have received with respect to each Swing Line Loan, in accordance with the provisions of Section 2.6A(iii) of this Loan Agreement, an originally executed Request For Swing Line Loan, in each case signed by an Authorized Officer of the Borrower, as agent for the Borrower.

D.     General Conditions. As of the Funding Date of any Revolving Credit Loan, the date of issuance or extension of the stated expiration date of any Letter of Credit, or the date of any Swing Line Loan:

(i)     The representations and warranties contained herein shall be true and correct in all material respects on and as of that date to the same extent as though made on and as of that date;

(ii)     No event shall have occurred and be continuing or would result from the funding of the Revolving Credit Loan con-templated by such Request For Revolving Credit Loan, the issuance or extension of the stated expiration date of such Letter of Credit contemplated by such Application and Agreement For Letter of Credit, or the funding of the Swing Line Loan contem-plated by such Request for Swing Line Loan which would constitute an Event of Default;

(iii)     The Borrower and Guarantors shall have performed in all mate-rial respects all agreements and satisfied all conditions which this Loan Agreement and the other Loan Documents provide shall be performed by them on or before such date;

(iv)     No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain the Banks from making that Revolving Credit Loan or issu-ing, through the Agent Bank, that Letter of Credit or the Agent Bank from making such Swing Line Loan;

(v)     There shall not be pending or, to the knowledge of the Borrower threatened, any action, suit, proceeding or arbi-tration or, to the knowledge of the Borrower, any governmental in-vestigation pending or threatened, against or affecting the Borrower or any Guarantors or any property of the Borrower or any Guarantors seeking damages in excess of $5,000,000, which is not fully covered by insurance other than any applicable deductible and which has not been disclosed by the Borrower pursuant to Section 5.9 hereof or which prior to (a) the making of the last preceding Revolving Credit Loan (or, in the case of the initial Revolving Credit Loan made hereunder, prior to the execution of this Loan Agreement), (b) the issuing of the most recent Letter of Credit (or in the case of the initial Letter of Credit issued hereunder, prior to the execution of this Loan Agreement) or the most recent extension of the stated maturity date of any Letter of Credit, or (c) the making of the last Swing Line Loan (or in the case of the initial Swing Line Loan hereunder, prior to the execution of this Loan Agreement) if determined adversely, would have a material adverse effect. Further, there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental in-vestigation or arbitration so disclosed, which, in either event, in the opinion of the Banks, could reasonably be expected to have a material adverse effect on the financial condition of the Borrower and the Guarantors taken as a whole. No injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consumma-tion of this Loan Agreement or the making of the Revolving Credit Loans, the issuing or extension of the respective stated expiration dates of the Letters of Credit, and/or the making of the Swing Line Loans hereunder; and

(vi)     As of the Funding Date of any Revolving Credit Loan, the date of issuance or extension of the stated expiration date of any Letter of Credit, or the date of any Swing Line Loan, the Agent Bank shall have received such other documentation as it may reasonably request.

4.3     Conditions Subsequent.

A.     USPTO Filings. The Obligor's patents and trademarks are identified in Part A of Exhibit "B" to the Security Agreement. The Obligors shall cause filing statements to be filed with the US Patent and Trademark Office within sixty (60) days after the date hereof, perfecting the Collateral Agent’s security interest in the Obligor's patents and trademarks. Failure to do shall be an Event of Default hereunder.

B.      Landlord Lien Waivers. The Obligors shall use best efforts to cause all lessors of real property (i) listed below and (ii) at any other location where the Obligors maintain assets with a net book value of $1,000,000 or more to execute landlord lien waivers in favor of the Collateral Agent within sixty (60) days after the date hereof, such landlord lien waivers to be in form and substance satisfactory to in favor of the Collateral Agent:

(a)	Sypris Data Systems, Inc. - Centennial, Colorado facility;
(b)	Sypris Data Systems, Inc. - San Dimas, California facility;
(c)	Sypris Test & Measurement, Inc. - Phoenix, Arizona facility; and
(d)	Sypris Test & Measurement, Inc. - Burlington, Massachusetts facility.

C.      Fixture Financing Statements. The Obligors shall cause UCC-1 fixture financing statements to filed in the real estate records of each county with respect to (i) all facilities identified below and (ii) at any other location where the Obligors maintain assets with a net book value of $1,000,000 within ten (10) days after Closing :

Leased facilities:

(a)     Sypris Electronics, LLC - Tampa, Florida facility;
(b)     Sypris Data Systems, Inc. - Centennial, Colorado facility;
(c)     Sypris Data Systems, Inc. - San Dimas, California facility;
(d)     Sypris Test & Measurement, Inc. - Phoenix, Arizona facility; and
(e)    Sypris Test & Measurement, Inc. - Burlington, Massachusetts facility.

Owned facilities:

(f)    Sypris Electronics, LLC - 6120 Hanging Moss Road, Orlando, Florida facility;
(g)    Sypris Test & Measurement, Inc. - 6120 Hanging Moss Road, Orlando, Florida facility;
(h)   Sypris Technologies, Inc. - 2612 Howard Street, Louisville, Kentucky facility;
(i)    Sypris Technologies, Inc. - 2820 Broadway, Louisville, Kentucky facility;
(j)     Sypris Technologies, Inc. - 105 Wamsutta Mill Road, Morganton, North Carolina facility;

(k)     Sypris Technologies Kenton, Inc. - 13267 State Road 68, Kenton, Ohio facility; and
(l)     Sypris Technologies Marion, LLC - 1550 Marion Agosta Road, Marion,. Ohio facility.

SECTION 5
REPRESENTATIONS AND WARRANTIES

The Borrower and the Guarantors represent and warrant to the Banks as follows, which representations and warranties shall be deemed to be contin-uing representations and warranties until the Revolving Credit Notes and the other Obligations have been respec-tively paid in full to the Banks, and which representations and warranties shall survive the execution and delivery of this Loan Agreement:

5.1     Organization, Standing, etc. of the Borrower and the Guarantors. The Borrower is a corporation duly organized and validly existing under the laws of the State of Delaware. Sypris Test & Measurement, Inc. is a corporation duly organized and validly existing under the laws of the State of Delaware. Sypris Technologies, Inc. is a corporation duly organized and validly existing under the laws of the State of Delaware. Sypris Electronics, LLC is a limited liability company duly organized and validly existing under the laws of the State of Delaware. Sypris Data Systems, Inc. is a corporation duly organized and validly existing under the laws of the State of Delaware. Sypris Technologies Marion, LLC is a limited liability company duly organized and validly existing under the laws of Delaware. Sypris Technologies Kenton, Inc. is a corporation duly organized and validly existing under the laws of Delaware. Sypris Technologies Mexican Holdings, LLC is a limited liability company duly organized and validly existing under the laws of Delaware. Sypris Technologies Mexico, S. de R.L. de C.V. is a limited liability company duly organized and validly existing under the laws of Mexico. Sypris Technologies Toluca, S.A. de C.V. is a corporation duly organized and validly existing under the laws of Mexico. The Borrower and each of the Guarantors has all requisite power and authority to own and operate its properties, to carry on its businesses as now conducted and proposed to be conducted, and to execute and deliver this Loan Agreement and the other Loan Documents to which it is a party and to carry out the terms hereof and thereof. The Borrower has delivered to the Agent Bank a true and complete copy of its Certificate of Incorporation and Bylaws as in effect on the date hereof.

5.2     Qualification. Schedule 5.2 hereto sets forth a list of the Borrower and the Guarantors and the locations in which they are qualified to do business. Neither the Borrower nor any Guarantor is presently required to be qualified to transact business as a foreign corporation in any jurisdiction other than the states identified in Schedule 5.2 hereto, and except where failure to so qualify would not have a material adverse effect upon the business or operations of the Borrower or the Guarantors.

5.3     Use of Proceeds. The uses of the proceeds of the Revolving Credit Loans and the Swing Line Loans and the uses of the Letters of Credit by the Borrower and the Guarantors are and will continue to be legal and proper corporate uses duly authorized by the Board of Directors of each of the Borrower and the Guarantors, and such uses are consistent with all applicable laws and statutes as in effect as of the date hereof.

5.4     Intellectual Property. To the best of the Borrower's knowledge, the Borrower and the Guarantors own or possess adequate assets, licenses, patents, patent applications, copyrights, trademarks, trademark applications, trade names, franchises, consents, authori-zations and service marks and rights with respect to the foregoing necessary for the conduct of their businesses as presently conducted and as proposed to be conducted, without any known conflict with the rights of others.

5.5     Disclosure; Solvency. Neither this Loan Agreement nor any other document furnished to the Banks by or on behalf of the Borrower and the Guarantors in connection with the Revolving Credit Facility and/or the Swing Line Loans and/or the other Obligations taken as a whole contains any state-ment of any material fact which is untrue or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Borrower and the Guarantors which materially adversely affects or in the future will (so far as the Borrower and the Guarantors can now foresee) materially adversely affect the business, operations, affairs or condition of the Borrower and the Guarantors or any of their properties which has not been set forth in this Loan Agreement or in the other documents furnished to the Banks by or on behalf of the Borrower and the Guarantors in connection with the Revolving Credit Facility, the Swing Line Loans and the other Obligations. The Borrower, on a consolidated basis in accordance with GAAP, is currently solvent; and neither the issuance and delivery of the Revolving Credit Notes and the Guaranty Agreements to the Banks, nor the obtaining of the Letters of Credit, nor the performance of the transactions contemplated hereunder or thereunder, will render the Borrower, on a consolidated basis in accordance with GAAP, insolvent, inadequately capitalized to under-take the transactions contemplated hereunder or to undertake the businesses in which they are presently engaged or about to engage or render the Borrower, on a consolidated basis, unable to pay its debts as they become due; neither the Borrower nor any Guarantor is contemplating either the filing of a petition by them or the commencement of a case by them under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of their property; and the Borrower has no knowledge of any Person contemplating the filing of any such petition or commence-ment of any such case against the Borrower or the Guarantors.

5.6     Tax Returns and Payments. To the best of the Borrower's knowledge after due inquiry, the Borrower and the Guarantors have filed all tax returns required by law to be filed by them and have paid all taxes, assess-ments and other governmental charges levied upon their properties, assets, income and franchises, other than those not yet delinquent and those, not substantial in aggregate amount, being or about to be contested as provided in Section 5.6 hereof. The charges, accruals and reserves on the books of the Borrower, on a consolidated basis, in respect of its taxes are adequate in the opinion of the Borrower. The Borrower and the Guarantors know of no material unpaid assessment for additional taxes or of any basis therefor.

5.7     Funded Debt; Financial Information. As of the date of this Loan Agree-ment, and without regard to the transactions contemplated here-under, there is no outstanding Funded Debt of the Borrower and the Guarantors in respect of borrowed money, capital leases or the deferred purchase price of property, existing guaranties issued by the Borrower and the Guarantors, in each case in an amount in excess of $100,000, or existing liens and security interests encumbering the assets of the Borrower and the Guarantors other than as disclosed in the most recent annual and quarterly financial statements of the Borrower delivered to the Banks or on Schedule 5.7 attached hereto and made a part hereof. The financial information contained in such financial statements is true and complete in all material respects. There has been no material adverse change in the financial condition of the Borrower and the Guarantors since the date of such financial statements.

5.8     Title to Properties; Liens; Leases. The Borrower and the Guarantor have good and marketable title to all of their owned properties and assets and none of such properties or assets is subject to any mortgage, pledge, or security interest, or any material lien, charge or encumbrance other than as described in Section 7.4 hereof and other than statutory landlord liens. The Borrower and the Guarantors enjoy quiet possession under all leases to which they are party as lessee, and all of such leases are to the best knowledge of the Borrower and the Guarantors, after due inquiry, validly existing and in full force and effect, and, to the best knowledge of the Borrower and the Guarantors, after due inquiry, neither the lessor nor the Borrower or the Guarantors as lessee is in default under any of such leases.

5.9     Litigation, etc. Except as previously disclosed to the Agent Bank, there is no action, proceeding or investigation pending or, to the best knowledge of the Borrower and the Guarantors, threatened (or any basis therefor known to the Borrower and the Guarantors) (i) which questions the validity of this Loan Agreement, the Revolving Credit Notes, the Guaranty Agreements, the Negative Pledge Agreement or the other Loan Documents or any action taken or to be taken pursuant hereto or thereto, (ii) which is not fully covered by insurance other than any applicable deductible, or (iii) which might result, either in any case or in the aggregate, in any material adverse change in the businesses, operations, affairs or condition of the Borrower and the Guarantors or in any of their material properties or assets or in any material liability on the part of the Borrower and the Guarantors. The Borrower has provided the Agent Bank with a list of all pending actions, proceedings and investigations involving (y) claims against the Borrower and the Guarantors seeking damages in excess of $5,000,000 in any individual case or in excess of $25,000,000 in the aggregate which is not fully covered by insurance other than any applicable deductible, and (z) claims of the Borrower and the Guarantors for payment, reimbursement or under contracts in excess of $5,000,000 or in excess of $25,000,000 in the aggregate.

5.10     Authorization; Compliance With Other Instruments, etc. The execution, delivery and performance of this Loan Agreement, the Revolving Credit Notes, the Guaranty Agreements and the other Loan Documents to which the Borrower or the Guarantors are a party have been duly authorized by all necessary corporate action on the part of the Borrower and the Guarantors, will not result in any violation of or be in conflict with or constitute a default under any term of the Articles of Incorporation or Certificate of Incorporation, as applicable, or By-Laws of the Borrower and the Guarantors or of any agree-ment, instrument, judgment, decree, order, statute, rule or govern-mental regulation applicable to the Borrower and the Guarantors, or result in the creation of any mortgage, lien, charge or encumbrance upon any of the properties or assets of the Borrower and the Guarantors pursuant to any such term, except as provided in the Loan Documents. The Borrower and the Guarantors are not in violation of any term of their Articles of Incorporation or Certificate of Incorporation, as applicable, or By-Laws, or of any material term of any agreement or instrument to which they are party, or, to the Borrower's best knowledge, of any judgment, decree, order, statute, rule or govern-mental regulation applicable to the Borrower and the Guarantors. Without limiting the generality of the foregoing, to the best knowledge of the Borrower and the Guarantors, the Borrower and the Guarantors are in compliance in all material respects with all federal and state laws and all rules, regulations and administra-tive orders of all state and local commissions or authorities which are applicable to the Borrower and the Guarantors or to the operation of their businesses.

5.11     Enforceability. This Loan Agreement, the Revolving Credit Notes, the Guaranty Agreements, and the other Loan Documents to which the Borrower and the Guarantors are party constitute legal, valid and binding obligations of the Borrower and the Guarantors, enforceable against the Borrower and the Guarantors in accordance with their respective terms, except to the extent the enforceability hereof and thereof may be limited by applicable laws affecting creditors, rights generally and by equitable principles.

5.12     Governmental Consent. To the best knowledge of the Borrower and the Guarantors, the Borrower and the Guarantors are not required to obtain any order, consent, approval or authorization of, and are not required to make any declaration or filing with, any governmental authority in connec-tion with the execution and delivery of this Loan Agreement, the Revolving Credit Notes, the Guaranty Agreements, and the other Loan Documents to which the Borrower and the Guarantors are party.

5.13     Environmental Matters. Except as disclosed in the Existing Studies (as defined in the 1997A Loan Agreement) delivered to the Agent Bank or in Schedule 5.13:

A.    Borrower and the Guarantors have duly complied in all material respects with, and their businesses, opera-tions, assets, equipment, leaseholds and facilities, includ-ing, without limitation, the Real Property, are in material compliance with, the provisions of all federal, state and local envi-ronmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder, including, without limitation, all the Relevant Environmental Laws and all other laws and regulations with respect to reporting releases of Hazardous Materials and the registration and maintenance of underground storage tanks.

B.     The Borrower and the Guarantors have been issued, and will maintain, all required federal, state and local permits, licenses, certificates and approvals relating to (i) air emissions; (ii) discharges to surface water or ground water; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, storage, transpor-tation or disposal of Hazardous Materials; and (vi) other environ-mental, health or safety matters.

C.     The Borrower has not received notice of violations of any federal, state or local environmental, health or safety laws, codes or ordinances, or any rules or regulations promulgated thereunder, including, without limitation, any of the Relevant Environmental Laws, which relate to the use, ownership or occupancy of any of the Real Property and the Borrower and the Guarantors are not in violation in any material respect of any covenants, conditions, ease-ments, rights of way or restrictions affecting any of the Real Property or any rights appurtenant thereto.

D.     Except in accordance with a valid governmental permit, license, certificate or approval, to the Borrower's knowledge there has been no emission, spill, release, discharge or threat-ened release into or upon (i) the air; (ii) the soils or any improvements located thereon; (iii) the surface water or ground water; or (iv) the sewer, septic system or waste treatment, stor-age or disposal system servicing any of the Real Property, of any Haz-ardous Material at, upon, under, in or from any of the Real Property (any of which is hereafter referred to as a "Hazardous Discharge").

E.     There has been no complaint, order, directive, claim, citation or notice by any governmental authority or any other Person concerning any violation of Relevant Environmental Laws with respect to (i) air emissions; (ii) spills, releas-es or discharges to soils or any improvements located thereon, surface water, ground water or the sewer, septic system or waste treatment, storage or disposal systems servicing the Real Property; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation or disposal of Hazardous Materials; or (vi) other environmental, health or safety matters, affecting any of the Borrower and the Guarantors, any of the Real Property, any improvements located thereon or the business conducted thereon (any of which is hereafter referred to as an "Environmen-tal Complaint").

F.     Hazardous Materials disposed of, treated or stored on or off-site of any Real Property owned, leased or operated at any time by the Borrower or the Guarantors has been disposed of, treated and stored in com-pliance in all material respects with all applicable laws, codes and ordinances and all rules and regulations promulgated thereunder, including, without limitation, all Relevant Environmental Laws.

G.     Except as set forth in the Existing Studies and for supplies that are to be used or sold in the ordinary course of the respective busi-nesses of the Borrower and the Guarantors and in full compliance with all applicable laws, codes and ordinances, to our knowledge all of the Real Property are free of all (i) Hazardous Materials; (ii) underground storage tanks; and (iii) underground pipelines. Except for materials used in the ordinary course of business, neither the Borrower nor any Guarantor has stored, treated or disposed of any Hazardous Mate-rials on, in or under any of the Real Property, or any part thereof, nor permitted the Real Property, or any part thereof, to be used for the storage, treatment or disposal of Hazardous Materi-als. Except for the material used in the ordinary course of business, to the Borrower's knowledge there has been no storage, treatment, disposal or release of Hazardous Materials on, in or under the Real Property at any time by any Person.

H.     Except in accordance with a valid required governmental permit, license, certificate or approval, neither the Borrower nor any Guarantor has transported or accepted for transport any Hazard-ous Materials.

I.     To their knowledge, the Borrower and the Guarantors have provided the Agent Bank with true, accurate and complete information pertaining to the environmental history of all of the Real Property. The Borrower and the Guarantors shall furnish promptly to the Agent Bank true, accurate and complete copies of all sampling and test results obtained from all environ-mental and/or health samples and tests taken at and around any of the Real Property.

J.     The Borrower and the Guarantors are not aware of any claims or litiga-tion, and none of them have received any communication from any Person (in-cluding, without limitation, any governmental authority), concern-ing the presence of Hazardous Materials or concerning any violation or alleged viola-tion of the Relevant Environmental Laws. The Borrower agrees promptly to notify the Agent Bank of any such claims and to furnish the Agent Bank of any such claims and to furnish the Agent Bank with a copy of any such communica-tions received after the date hereof.

5.14     Depository Accounts. The Borrower and the Guarantors maintain all of their depository accounts with the Collateral Agent, other than (i) depository accounts holding moneys for the benefit of employees of the Borrower and the Guarantors under employee benefit plans and (ii) depository accounts the balance of which does not exceed $100,000 in any single depository account at any time.

SECTION 6
AFFIRMATIVE COVENANTS

The Borrower and the Guarantors hereby covenant and agree that until the Re-volving Credit Notes and the other Obligations have been respectively paid in full to the Banks, and the Swing Line Credit Subfacility and the Letter of Credit Subfacility have been terminated, the Borrower and the Guarantors will perform and observe all of the following provisions:

6.1     Corporate Existence and Good Standing. Each of the Borrower and the Guarantors shall preserve its corporate existence in good standing and shall be and remain qualified to do business and in good standing in all states and countries in which it is required to be so qualified and where the failure to be so qualified would have a material adverse effect upon the business of such entity.

6.2     Money Obligations, Payment of Taxes, ERISA, etc.

A.     Governmental Obligations. The Borrower and the Guarantors will pay promptly as they become due and payable all taxes, assessments and other governmental charges levied upon them or their income or upon any of their properties or assets or in respect of their franchises, businesses, income or profits, or upon any part thereof, as well as all lawful claims of any kind (including claims for labor, materials and supplies) which, if unpaid, might by law become a lien or a charge upon their property before any of the same become delinquent; provided that no such tax, assessment or charge need be paid if being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted by the Borrower and the Guarantors and if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor. The Borrower and the Guarantors will satisfy or cause to be satisfied the minimum annual funding stan-dard within the meaning of ERISA for any employee benefit plan established or maintained by the Borrower and the Guarantors which is subject to ERISA, and the Borrower and the Guarantors will not permit any tax or penalty to be incurred by it as a result of any failure to satisfy any such minimum funding requirement or as a result of any violation of the provisions of Section 4975 of the Code, or of any regulation issued thereunder.

B.     Other Obligations. The Borrower and the Guarantors will pay in full all their other debts, obligations and liabilities allowed hereunder before the same become delinquent, unless the same are being con-tested in good faith by the Borrower and the Guarantors, the Borrower and the Guarantors have established adequate reserves for the payment of the same in accordance with GAAP, and the contesting thereof does not involve the risk of for-feiture or loss of any of the assets of the Borrower or the Guarantors.

6.3     Financial Statements and Reports. The Borrower will furnish to the Agent Bank the information required below at the times set forth below:

A.    Monthly Consolidated Financial Statements. As soon as available, and in any event within twenty-five (25) days after the close of each calendar month (other than the close of a calendar month which is also the close of a Fiscal Quarter), the Borrower, for itself and the Guarantors, shall deliver to the Agent Bank a condensed consolidated bal-ance sheet, income statement and cash flow statement for such month, together with comparative figures for both the month just ended and the portion of the Fiscal Year then ended (compared to the same periods for the previous Fiscal Year), unaudited but accompanied by a certificate signed by the Financial Officer of the Borrower stating that such statements have been properly prepared in accordance with GAAP and are correct (sub-ject to audit and year-end adjustments).

B.     Quarterly Statements. The Borrower, for itself and for the Guarantors, shall furnish to the Agent Bank, as soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter of the Borrower, a copy of the Borrower's Form 10-Q.

C.     Annual Statements. The Borrower, for itself and for the Guarantors, shall furnish to the Agent Bank, as soon as available, and in any event within ninety (90) days after the end of the Fiscal Year of the Borrower, a copy of the Borrower's Form 10-K accompanied by any other financial statements and reports that the Banks may, in their sole discretion, reasonably request from time to time.

D.     Compliance Certificate. Together with the delivery to the Agent Bank of the financial statements referred to in subparts (B) and (C) above, the Borrower, for itself and the Guarantors, shall deliver to the Agent Bank a Compliance Certificate in substantially the form of Exhibit G hereto with all blanks completed and (x) stating that the Authorized Officer of the Borrower, for itself and the Guarantors, signing the Compliance Certificate has reviewed the relevant terms of this Loan Agreement, the Revolving Credit Notes, the Negative Pledge Agreement and the other Loan Documents to which the Borrower and the Guarantors are party, and such Authorized Officer has no actual knowl-edge (after making such inquiry as is consistent with the scope of his or her duties) of any event or condition which constitutes an Event of Default hereunder, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken or is taking or proposes to take with respect thereto, and (y) demonstrating in reasonable detail compliance at the end of such accounting period with Sections 7.6 through 7.8 of this Loan Agreement to the extent applicable to such period.

E.     Fiscal Year Budget; Quarterly Comparison of Budget to Actual Results; Quarterly Budget Update; Quarterly Market Overview.

(i)     The Borrower, for itself and the Guarantors, shall deliver to the Agent Bank (i) in draft form, on or before November 30 of each Fiscal Year, and (ii) in the form reviewed by the Borrower's Board of Directors, before December 31 of each Fiscal Year, a consolidated operating budget for the Borrower and its Subsidiaries for the next succeeding Fiscal Year (the "Fiscal Year Budget"), with detail in a quarterly format and any other data as requested by the Agent Bank, all in form and substance satisfactory to the Agent Bank.

(ii)    Once each Fiscal Quarter, at the same time the Borrower is required to deliver the Agent Bank its Form 10-Q pursuant to Section 6.3B hereof, the Borrower, for itself and the Guarantors, shall deliver to the Agent Bank a comparative condensed consolidated bal-ance sheet, income statement and cash flow statement for such month, comparing the actual results for the portion of the Fiscal Year then ended to the Fiscal Year Budget, all in form and substance satisfactory to the Agent Bank.

(iii)     Once each Fiscal Quarter, at the same time the Borrower is required to deliver the Agent Bank its Form 10-Q pursuant to Section 6.3B hereof, the Borrower, for itself and the Guarantors, shall deliver to the Agent Bank an update to its Fiscal Year Budget, reflecting any necessary updates and revisions.

(iv)     Once each Fiscal Quarter, at the same time the Borrower is required to deliver the Agent Bank its Form 10-Q pursuant to Section 6.3B hereof, the Borrower, for itself and the Guarantors, shall deliver to the Agent Bank a market overview reflecting then current and projected conditions in the Borrower's principal markets.

F.     Events of Default. Forthwith upon any Authorized Officer of the Borrower obtaining knowledge of, or receiving notice of any claim of or action taken with respect to, any condition or event which constitutes a Potential Default or an Event of Default hereunder, the Borrower, for itself and the Guarantors, shall furnish to the Agent Bank a cer-tificate specifying the nature and period of existence thereof and what action the Borrower has taken or is taking or proposes to take with respect thereto.

G.     Reports from CPAs. Promptly upon receipt thereof, the Borrower, for itself and the Guarantors, shall furnish to the Agent Bank copies of any reports (including management letters, if any) submitted to the Borrower and the Guarantors by independent certified public accoun-tants in connection with the examination of the financial state-ments of the Borrower and the Guarantors made by such accountants.

H.     Other Information. With reasonable promptness, the Borrower shall furnish to the Agent Bank such other information and data with respect to the Borrower and the Guarantors as from time to time may be reasonably requested by the Banks. The Banks shall keep confidential all of the financial state-ments and other information, unless otherwise publicly available furnished to the Banks pursuant to this Loan Agreement, except that each Bank shall have the right to furnish copies of such financial statements and other information furnished to such Bank to financial institutions which purchase interests in the Revolving Credit Facility pursuant to Section 11 hereof and governmental agencies having jurisdiction over such Bank and which request copies of such finan-cial statements and/or other information. Such Bank will promptly inform the Borrower each time such Bank is obligated or required to deliver any such financial statements and other information to any such governmental agency having jurisdiction over such Bank.

I.     Field Audit and Inventory Spot Check(s). The Agent Bank shall cause to be conducted within 45 days after the date of the Closing Date, a field audit of the accounts receivable of the Borrower and the Guarantors and a spot check of the inventory of the Borrower and the Guarantors (a "Field Audit and Inventory Spot Check"), the scope and results of such Field Audit and Inventory Spot Check to be in form and substance satisfactory to the Agent Bank. Thereafter, if no Event of Default then exists and is continuing and to the extent the Majority Banks have so requested, the Agent Bank shall cause to be conducted a Field Audit and Inventory Spot Check once in each calendar year beginning with calendar year 2008; provided, however, that if an Event of Default has occurred and is continuing, Field Audit and Inventory Spot Checks shall be conducted as frequently as may be requested by the Majority Banks. The Agent Bank shall provide copies of any Field Audit and Inventory Spot Checks to the Banks. The Borrower shall cooperate with the entities performing the Field Audit and Inventory Spot Checks and shall pay the costs of all such Field Audit and Inventory Spot Checks performed pursuant to this Section 6.3I. To the extent that the scope and results of any Field Audit and Inventory Spot Check are not in form and substance satisfactory to the Agent Bank and Agent Bank gives notice to the Borrower of the deficiencies and such deficiencies are not corrected to the satisfaction of the Agent Bank within 30 days after the date of such notice, such failure shall be an Event of Default hereunder.

J.     Notice of receipt of Dana Payment. The Borrower shall give notice to the Agent Bank of its receipt of any Dana Payment within ten (10) Business Days after the receipt thereof.

6.4     Financial Records; Inspection.

A.     System of Accounting. The Borrower and the Guarantors will maintain a standard, modern system of accounting established and administered in accordance with GAAP consistently applied, in which full, true and correct entries shall be made of all dealings and transactions in relation to the Borrower's and the Guarantors' businesses and affairs, and will set aside on their books all such proper reserves as shall be required by GAAP.

B.    Access to Books and Records. The Borrower and the Guarantors will permit any authorized representative designated by any Bank to inspect any of the properties of the Borrower and the Guarantors, including their books of account (and to make copies thereof and to take extracts therefrom), and to discuss their affairs, finances and accounts with their officers and with their independent accountants, all at such reason-able times and as often as may be reasonably requested. Discussions with independent accountants shall be requested in writing. Such in-spection shall be for the information and benefit of the Banks and, unless otherwise publicly available, any information obtained thereby or otherwise pursuant thereto shall not be divulged to others except in connection with the enforcement of the rights of the Banks upon the occurrence of an Event of Default hereunder or to financial institutions which purchase interests in the Revolving Credit Facility pursuant to Section 11 hereof and except as may be required by law or by any governmental agency having jurisdiction over any Bank. Each Bank will promptly inform the Borrower each time such Bank is obligated or required to deliver any such information to any governmental agency having jurisdiction over such Bank.

6.5     Maintenance of Properties, etc. The Borrower and the Guarantors will, insofar as they are not prevented by causes beyond their control, main-tain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all properties used or useful in the businesses of the Borrower and the Guarantors. The Borrower and the Guarantors will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to their properties and businesses against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or a similar business and similarly situated, in such types and amounts as are customarily carried under similar circumstances by such other corporations. The Banks have no basis to conclude that the current insurance of the Borrower and the Guarantors, including their current worker's compensation insurance, is deficient in any material respect.

6.6     Permits, Certificates, Leases, Licenses. The Borrower and the Guarantors will obtain, maintain and comply at all times, in all material respects, with all per-mits, certificates, licenses, approvals, authorizations, leases and other instruments necessary or appropriate for the conduct of their businesses as presently conducted or as contemplated to be conducted in the future.

6.7     Notice. The Borrower will notify the Agent Bank in writing, within no more than ten (10) calendar days (and without the benefit of any grace period afforded in any provision of this Loan Agreement or the other Loan Documents) after any Authorized Officer of the

Borrower learns of any of the following: (i) the existence or occurrence of any Event of Default under this Loan Agreement, (ii) that any representation or warranty made herein or in any other Loan Document shall, for any reason, not be or shall cease in any material respect to be true and complete and not misleading, (iii) the institution of, or adverse determination in, any material arbitration proceeding, including, without limitation, an audit or examination by the Internal Revenue Service, involving the Borrower and the Guarantors and describing the nature and result thereof, and what steps are being taken by the Borrower and the Guarantors with respect thereto, or (iv) the institution of, or adverse determination in, any litigation involving a claim against the Borrower and the Guarantors in excess of the sum of Five Million Dollars ($5,000,000) not covered by applicable insurance, describing the nature and result thereof, and what steps are being taken by the Borrower and the Guarantors with respect thereto.

6.8     Payment of Obligations. The Borrower will pay the Revolving Credit Notes and the other Obligations timely in accordance with their respective terms in legal tender of the United States of America. All payments on the Revolving Credit Notes and the other Obligations shall be made to the Banks, respectively, in "good and collected funds," at the principal office of the Agent Bank not later than 12:00 noon (Louisville, Kentucky time) on the date due; funds received by the Agent Bank after that hour shall be deemed to have been received on the next following Business Day.

6.9     Environmental Matters. The Borrower and the Guarantors hereby warrant that, to the best of their knowledge, the Borrower's assets are now, and so long as the Revolving Credit Facility, the Swing Line Loans and the Letters of Credit continue in effect, will remain materially free of contamination by hazardous, dangerous, contaminating, noxious or unsafe materials except as such materials are stored, handled, used and disposed of in the ordinary course and in compliance with the Relevant Environmental Laws, except as otherwise disclosed in Schedule 5.13 hereof. Subject to the right of the Borrower and the Guarantors to contest any alleged violation of any environmental law, regulation and requirement in good faith and with due diligence, and provided that no such contesting will re-sult in the loss or forfeiture of any assets of the Borrower and the Guarantors or otherwise have a material adverse effect on the financial condition of the Borrower and the Guarantors taken as a whole, the Borrower and the Guarantors further covenant to comply in all material respects with all applicable environmental laws, regulations and requirements, and the Borrower and the Guarantors covenant and agree to remedy any violation of any environmental law, regulation and requirement, promptly upon the Borrower's learning of such violation. The Borrower and the Guarantors further hereby agree to indemnify and hold the Banks harmless from any expense, loss, claim, suit or fee arising out of any such contamination or noncompliance or the Borrower's breach of the provisions of this Section 6.9.

6.10     Insurance. The Borrower and the Guarantors shall maintain insurance as follows:

A.    Liability Insurance. The Borrower and the Guarantors at their own cost and expense, shall procure, maintain and carry in full force and effect general liability, public liability, workers' compensation liability and property damage insurance with respect to the actions and operations of the Borrower and the Guarantors to such extent, in such amounts and with such deductibles as are carried by prudent businesses similarly situated (including self-insurance programs such as are carried by prudent businesses similarly situated, in the ordinary course of business). Without limiting the foregoing, such insurance shall insure against any liability for loss, injury, damage or claims caused by or arising out of or in connection with the operation of the Borrower's and the Guarantors' respective businesses including injury to or death of any of the Borrower's and the Guarantors' employees, agents or any other persons and damage to or destruction of public or private property.

B.     Physical Damage Insurance. The Borrower and the Guarantors at their own cost and expense, shall insure all of their insurable proper-ties to such extent, against such hazards (excluding, without limitation, environmental hazards), in the amount of coverage and with such deductibles as are carried by prudent businesses simi-larly situated, but in any event in amounts of coverage not less than the insurable value of the property insured.

C.     General Insurance Requirements.

(i)     All insurance which the Borrower and the Guarantors are required to maintain shall be satis-factory to the Agent Bank in form, amount and insurer. Such insur-ance shall provide that any loss thereun-der shall be payable notwithstanding any action, inaction, breach of warranty or condition, breach of declarations, misrepresentation or negli-gence of the Borrower and the Guarantors.

(ii)     If the Borrower and the Guarantors fail to acquire any policy of insurance required to be maintained pursuant to this Section, or fail to renew or replace any such policy at least ten (10) days prior to the expiration thereof, or fail to keep any such policy in full force and effect, the Agent Bank shall have the option (but not the obligation) to pay the premiums on any such policy of insurance or to take out new insurance in amount, type, cover-age and terms satisfactory to the Agent Bank, after first notifying the Borrower of the Agent Bank's intent to pay it. Any amounts paid therefor by the Agent Bank shall be immediately due and payable to the Agent Bank by the Borrower upon demand. No exercise by the Agent Bank of such option shall in any way affect the provisions of this Loan Agreement, including the provision that failure by the Borrower and the Guarantors to maintain the prescribed insurance shall constitute an Event of Default.

6.11     Environmental Compliance.

A.     The Borrower shall notify the Agent Bank promptly and in reasonable detail in the event that the Borrower becomes aware of the presence of Hazardous Materials (other than as used in ordinary course of business) or a violation of the Relevant Environmental Laws resulting from or in connection, directly or indirectly, with the business or operations of the Borrower or the Guarantors.

B.    The Borrower shall ensure that its business and operations and those of the Guarantors comply and continue to comply in all material respects with the Relevant Environmental Laws, except as disclosed in Schedule 5.13.

C.     Should the Borrower or the Guarantors conduct any business or opera-tions in such a way as to subject any of the Borrower or the Guarantors or the Agent Bank to a claim or violation of the Relevant Environmental Laws (unless contested in good faith), the Borrower or the Guarantors shall prudently and appropriately remedy and fully cure any conditions arising therefrom, at their own cost and expense.

D.     At their sole cost and expense, the Borrower and the Guarantors shall:

(i)     Pay or cause to be paid immediately when due the cost of compli-ance with the Relevant Environmental Laws; and

(ii)     Keep the Borrower's business, assets and operations and those of the Guarantors free of any lien imposed pursuant to the Relevant Environmental Laws.

E.     The Agent Bank shall not be liable for, and the Borrower and the Guarantors shall immediately pay to the Agent Bank when incurred and shall indem-nify, defend and hold the Agent Bank harmless from and against, all loss, cost, liability, damage and expense (including, without limitation, reasonable attorneys' fees and costs incurred in the investiga-tion, defense and settlement of claims) that the Agent Bank may suf-fer or incur as mortgagee (as holder of or assignee in possession or as successor in interest to the Borrower and the Guarantors as owner of a lease, by virtue of exercising the Agent Bank's right pursuant to a security interest thereof) as a result of or in connection in any way with any of the Relevant Environmental Laws (including, without limitation, the assertion that any lien exist-ing pursuant to the Relevant Environmental Laws takes priority over the lien or security interest of the Agent Bank's), or any environmen-tal assessment or study from time to time reasonably undertaken or requested by Agent Bank or breach of any covenant or undertaking by the Borrower and the Guarantors concerning Relevant Environmental Laws.

F.     Except as disclosed in Schedule 5.13, there shall not occur any unpermitted Hazardous Discharge or material Environmental Complaint.

6.12     Material Change in Management. The Borrower shall notify the Agent Bank of any material change in its management from that existing on the date of this Loan Agreement.

6.13     Depository Accounts. To the extent that the balance in any depository account (excluding any depository account holding moneys for the benefit of employees of the Borrower and the Guarantors under an employee benefit plan) maintained by the Borrower or the Guarantors at a bank or financial institution other than the Agent Bank ever exceeds One Hundred Thousand Dollars ($100,000), the Borrower and Guarantors shall notify the Collateral Agent of such fact and shall execute a deposit account control agreement with respect to such depository account, all in form and substance satisfactory to the Collateral Agent.

SECTION 7
NEGATIVE COVENANTS

The Borrower and the Guarantors hereby covenant and agree that until the Revolving Credit Notes, and the other Obligations have been respectively paid in full to the Banks, and the Swing Line Credit Subfacility and Letter of Credit Subfacility have been terminated, the Borrower and the Guarantors will perform and observe all of the following provisions:

7.1     Mergers, Change in Control, Acquisitions and Other Extraordinary Events. Without the prior written consent of the Agent Bank, which shall not be unreasonably withheld or delayed, the Borrower and the Guarantors shall not:

A.     Be a party to any consolidation, reorganization (including without limitation those types referred to in Section 368 of the United States Internal Revenue Code of 1986, as amended), recapitalization, "stock-swap" or merger; or

B.     Allow a Change in Control to occur with respect to the Borrower; or

C.     Liquidate or dissolve or take any action with a view toward liquidation or dissolution; or

D.     Purchase all or a substantial part of the capital stock or assets of any corporation or other business enterprise if (i) such purchase involves consideration, including assumption of Funded Debt, in excess of Five Million Dollars ($5,000,000) for any single transaction or (ii) such purchase, when combined with other such transactions occurring in the same Fiscal Year, involves consideration, including assumption of liabilities, in excess of Ten Million Dollars ($10,000,000) in the aggregate (purchases or acquisitions that have been consented to in writing by the Majority Banks shall not be considered for purposes of the $10,000,000 aggregate limitation). It shall be a condition to any transaction under this Section 7.1D that the Borrower and the Guarantors shall demonstrate that they shall be in compliance with all provisions of this Loan Agreement after giving effect to any acquisition permitted by this clause 7.1D, by delivering, at least five (5) Business Days prior to making or closing such acquisition, a certificate in the form of Exhibit M (each an "Acquisition Compliance Certificate") evidencing such compliance.

A "Permitted Acquisition" shall mean any of the following: (i) an acquisition that can be accomplished without violating Section 7.1D, (ii) an acquisition consummated prior to the Closing Date and (iii) an acquisition that has been consented to in writing by the Majority Banks as defined in Section 15.10 pursuant to this Section 7.1.

7.2     Sales of Assets; Dispositions. Except as permitted by Section 7.1, the Borrower will not, and will not permit any Subsidiary to, sell, lease, transfer or otherwise dispose of, including by way of merger (collectively a "Disposition"), any assets, including capital stock of Subsidiaries, in one or a series of transactions, to any Person, other than Dispositions of assets that fall into one of the following categories:

A.     Sale or other Disposition of Inventory in the ordinary course of business;

B.    Dispositions of assets by the Borrower to a Guarantor (other than Sypris Mexican Holdings, LLC) or by a Subsidiary to the Borrower or to a Subsidiary that is a Guarantor (other than Sypris Mexican Holdings, LLC);

C.    Dispositions of assets by the Borrower or a Guarantor to Sypris Mexican Holdings, LLC, Sypris Technologies Mexico, S. de R.L. de C.V. or Sypris Technologies Toluca, S.A. de C.V.; provided that the aggregate net book value of all such assets so disposed of pursuant to this Section 7.2(c) shall not exceed Ten Million Dollars ($10,000,000) in any calendar year and Eighteen Million Dollars ($18,000,000) in the aggregate during the term of this Loan Agreement; and

D.    Any other Disposition of assets so long as the aggregate net book value of all such assets so disposed of does not exceed Two Million Dollars ($2,000,000) in any Fiscal Year.

Any Disposition not meeting one of the categories set forth above shall require the prior consent of the Majority Banks. To the extent the Borrower wishes to make a Disposition that does not meet one of the categories above, it shall provide the Agent Bank with a written request for the same at least ten (10) Business Days prior to the date of the proposed Disposition.

7.3     Indebtedness, Guaranties, etc. The Borrower and the Guarantors will not, without the prior written consent of the Agent Bank, directly or indirectly, create, incur, assume, guarantee, agree to purchase or repurchase or pro-vide funds in respect of, or otherwise become liable with respect to any Funded Debt other than:

A.     The Revolving Credit Facility;

B.     The Swing Line Credit Subfacility;

C.     The Letter of Credit Subfacility;

D.     Obligations to the Banks or their Affiliates under credit card programs in an aggregate amount not exceeding Five Million Dollars ($5,000,000); and

E.     The $55,000,000 Senior Notes, the principal amount of which has been reduced to $30,000,000 as of the Closing Date;

F.     Funded Debt other than obligations described in Sections 7.3A., 7.3B., 7.3C., 7.3D or 7.3E that is secured or unsecured, in an aggregate amount not exceeding Five Million Dollars ($5,000,000); and

G.     Any guaranty by the Borrower or a Guarantor of Funded Debt incurred by the Borrower or the Guarantor that is allowable under and included within Sections 7.3A., 7.3B., 7.3C., 7.3D, 7.3E or 7.3F.

7.4     Mortgages, Liens, Encumbrances, Security Interests, Assignments, etc. Neither the Borrower nor any Subsidiary (including any Foreign Entity Subsidiary) of the Borrower will, without the prior written consent of the Agent Bank, directly or indirectly create, incur, assume or permit to continue in existence any mort-gage, lien, charge or encumbrance on, or security interest in, or pledge or deposit of, or conditional sale or other title retention agreement (including any lease which would constitute Funded Debt), or assignment of, with respect to, any personal or real property or tangible or intangible asset now owned or hereafter acquired by the Borrower or such Subsidiary; provided, however, that the restrictions in this Section 7.4 shall not prohibit:

A.    Liens on assets as of the Closing Date and which have been disclosed to Agent Bank in Schedule 7.4 hereto and capital leases (if any) identified in Schedule 7.4;

B.     Liens in favor of the Banks and the holders of the $55,000,000 Senior Notes, pursuant to the Security Agreement;

C.     Liens securing any other Funded Debt to the extent such Funded Debt is permitted by Section 7.3;

D.     Liens on assets acquired by the Borrower or a Guarantor in a Permitted Acquisition (as defined in Section 7.1 hereof);

E.      Liens for taxes, assessments or governmental charges not yet due and payable or the payment of which is not at the time required for the reasons set forth by the proviso to the first sentence of Section 6.2A;

F.     Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and ap-peal bonds, bids, leases, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) for sums not yet due or being contested in good faith and by appropriate proceedings promptly initiated and dili-gently conducted, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefore; and

G.     Liens incidental to the conduct of the business or the ownership of properties and assets (including landlords', lessors', carriers', operators', warehousemen's, mechanics', materialmen's and other similar Liens) and Liens to secure the performance of bids, tenders, leases or trade contracts, or to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation), surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money; and encumbrances in the nature of leases, subleases, zoning restrictions, easements, rights of way, minor survey exceptions and other rights and restrictions of record on the use of real property and defects in title arising or incurred in the ordinary course of business, which, individually and in the aggregate, do not materially detract from the value of such property or assets subject thereto or materially impair the use of the property or assets subject thereto by the Borrower or its Subsidiaries; and Liens resulting from extensions, renewals or replacements of Liens otherwise permitted in this Section 7.4, provided that (i) there is no increase in the principal amount or decrease in maturity of the Funded Debt secured thereby at the time of such extension, renewal or replacement, (ii) any new Lien attaches only to the same property theretofore subject to such earlier Lien and (iii) immediately after such extension, renewal or replacement no Default or Event of Default would exist.

7.5     Nature of Businesses. The Borrower and the Guarantors will not, without the prior written consent of the Agent Bank in every specified instance, en-gage in any businesses other than the businesses conducted as of the Closing Date and all businesses incidental thereto.

7.6     Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio for any period of four consecutive Fiscal Quarters to fall below the following applicable ratio calculated as of the end of the applicable Fiscal Quarter set forth below:

Fiscal Quarter Ending	Applicable Minimum Ratio
4/01/07	3.00 to 1.00
7/01/07	2.50 to 1.00
9/30/07	2.25 to 1.00
12/31/07	2.50 to 1.00
3/31/08 and all Fiscal Quarters ending thereafter	3.00 to 1.00

7.7     Ratio of Adjusted Funded Debt to EBITDA. The Borrower shall not permit the ratio of Adjusted Funded Debt to EBITDA for any period of four consecutive Fiscal Quarters, to exceed the following applicable maximum ratio as of the applicable Fiscal Quarter set forth below:

Fiscal Quarter Ending	Applicable Maximum Ratio
4/01/07	3.00 to 1.00
7/01/07	4.00 to 1.00
9/30/07	4.00 to 1.00
12/31/07	3.25 to 1.00
3/31/08 and all Fiscal Quarters ending thereafter	3.00 to 1.00

7.8     Minimum Net Worth. The Borrower shall not permit its Net Worth for any period of four consecutive Fiscal Quarters, calculated as of the end of each Fiscal Quarter during the term of this Loan Agreement, to be less than the sum of (i) $188,190,000, plus (ii) 50% of Net Income earned in each Fiscal Quarter ended subsequent to December 31, 2006, plus (iii) 100% of equity raised or contributed. For purposes of calculating Net Worth under this Section 7.8, any net losses hereafter incurred by the Borrower as of the end of a Fiscal Quarter will be treated as $0 earnings for purposes of calculating the Minimum Net Worth requirement.

7.9     Rate Management Transaction Agreements and Interest Rate Agreements. The Borrower and the Guarantors will not enter into any Rate Management Transaction Agreement or Interest Rate Agreement unless (i) such Rate Management Transaction Agreement or Interest Rate Agreement is intended to fix or establish a maximum interest rate in respect of Indebtedness with a notional amount not in excess of the Revolving Loan Commitments and is embodied in a standard ISDA form of agreement which is acceptable to the Banks with respect to any intercreditor issues, (ii) the Borrower and the Guarantors promptly provide a true and complete copy of such Rate Management Transaction Agreement or Interest Rate Agreement to the Agent Bank, on behalf of itself and the Banks. At or following the effective date of any Rate Management Transaction Agreement, the Agent Bank may, upon written notification to the Borrower and the Guarantors and the Banks and such counterparty, designate (which designations shall be made only upon the instructions or with the consent of the Majority Banks) the credit exposure of such counterparty under such Rate Management Transaction Agreement as an obligation entitled to share, pari passu with the Obligations, in respect to the benefits provided by the collateral under the Loan Documents, in accordance with the applicable provisions of the Loan Documents, and if the Agent Bank so designates such credit exposure, the applicable Rate Management Transaction Agreement of such counterparty shall be considered a "Designated Interest Rate Agreement."

7.10     Capital Expenditures. The Borrower shall not incur Capital Expenditures in any calendar year in excess of the following limits:

Calendar Year     Limitation

2007	$25,000,000
2008	$30,000,000
2009	$30,000,000

7.11     Limitation on Operating Lease Rentals. Operating Lease Rentals paid in any Fiscal Year shall not exceed $10,000,000.

7.12     New Subsidiaries.

A. Except as otherwise provided under Section 7.12B below, to the extent that the Borrower creates or acquires any new Subsidiary, Borrower will (i) cause such

 Subsidiary to execute a Guaranty Agreement (in the form attached to the Loan Agreement as Exhibit I) and deliver such Guaranty Agreement to the Agent Bank, as promptly as possible, but in any event within sixty (60) days after becoming a Subsidiary of the Borrower (whereupon such Subsidiary shall become a "Guarantor" under this Loan Agreement), and (ii) deliver and cause each such Subsidiary to deliver corporate resolutions, opinions of counsel, and such other corporate documentation as the Agent Bank may reasonably request, all in form and substance reasonably satisfactory to the Agent Bank.

B.      Upon the creation or acquisition of a Subsidiary that is a corporation or limited liability company not organized under the laws of the United States or any State or territory thereof (a "Foreign Entity"), if Borrower advises Agent Bank in writing that it believes that requiring such Foreign Entity to execute a Guaranty Agreement would cause adverse tax results to the Borrower under the Internal Revenue Code, then the Borrower shall, or shall cause its applicable parent Subsidiary, as promptly as possible (but in any event within sixty (60) days following the creation or acquisition thereof) to (i) execute a Pledge Agreement in favor of the Collateral Agent with respect to sixty-five percent (65%) of the Stock or limited liability company interests of such Subsidiary, as applicable (such Subsidiary referred to herein as a "Foreign Entity Subsidiary"), and (ii) deliver and cause each such parent Subsidiary and Foreign Entity Subsidiary to deliver to the Collateral Agent stock certificates and stock powers (to the extent applicable) or limited liability company certificates (to the extent applicable) with respect to the Foreign Entity Subsidiary, resolutions, opinions of counsel, and such other documentation as the Collateral Agent may reasonable request, all in form and substance reasonably satisfactory to the Collateral Agent; provided, however, that in the event that more than one Subsidiary within a commonly controlled group of Subsidiaries constitutes a Foreign Entity Subsidiary required to be pledged hereunder, then only the capital stock of the "parent" or "controlling" Subsidiary shall be required to be pledged hereunder.

7.13     Restricted Payments. The Borrower shall not redeem or purchase any of the $30,000,000 principal amount of the $55,000,000 Senior Notes to remain outstanding after the Closing Date prior to their scheduled maturities as in effect on the Closing Date, except to the extent for any prepayment made under Section 8.1(b) of the Note Purchase Agreement in connection with a prepayment made pursuant to Section 2.4D hereof.

7.14     Government Regulation. The Borrower shall not (1) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (2) fail to provide documentary and other evidence of Borrower's identity as may be requested by Bank at any time to enable Bank to verify Borrower's identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

7.15     Use of Assets. The Borrower and the Guarantors will not use, or cause or permit the use of, any of their assets in any manner prohibited by law, governmental regulations or applicable insurance policies.

7.16     Investments; Loans and Advances. Except as otherwise expressly permitted by this Section 7.16, neither the Borrower nor any Guarantor shall, nor shall the Borrower nor any Guarantor permit any of its Subsidiaries to, make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money (any such investment, loan or advance an "Investment"), to any Person, through the direct or indirect lending of money, holding of securities or otherwise, except for:

A.    Investments in the Borrower or a Guarantor;

B.    Investments in Subsidiaries with operations outside the United States that have been made prior to the Closing Date;

C.     Investments (including Investments constituting Funded Debt) by the Borrower or a Guarantor in Subsidiaries with operations outside the United States that are made after the Closing Date, so long as the aggregate amount of all such investments, together with the aggregate net book value of the assets transferred from the Obligors to Subsidiaries with operations outside the United States to the extent permitted by Section 7.2C hereof, shall not exceed $30,000,000;

D.     so long as the Agent Bank has not delivered a notice of an Event of Default, Borrower may make Investments, subject to Control Letters in favor of the Collateral Agent for the benefit of Banks and the holders of the $55,000,000 Senior Notes or otherwise subject to a perfected security interest in favor of Collateral Agent for the benefit of the Banks and the holders of the $55,000,000 Senior Notes, in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the rating of A-1 or better or P-1, by Standard & Poor's Ratings Group or Moody's Investors Service, Inc., respectively, (iii) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of "A" or better by a nationally recognized rating agency (an "A Rated Bank"), (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with A Rated Banks and (v) mutual funds that invest solely in one or more of the investments described in clauses (i) through (iv) above; and (vi) with respect to Subsidiaries of the Borrower that are organized under the laws of any other jurisdiction other than the United States of America, direct obligations of such foreign jurisdiction, provided that such foreign jurisdiction’s direct obligations are rated "A" or better by Moody’s Investors Services, Inc., in either case maturing not more than one year from the date of acquisition thereof; and

E.    promissory notes, trade receivables and other similar non-cash consideration received by Borrower and its Subsidiaries in connection with Dispositions of assets permitted by Section 7.2 hereof.

SECTION 8
EVENTS OF DEFAULT; ACCELERATION

8.1     Events of Default. The following events shall constitute Events of Default under this Loan Agreement:

A.     The failure by the Borrower to pay any principal of any Revolving Credit Note when the same becomes due and payable or the failure of the Borrower to pay any interest thereon within five (5) days of the date when the same becomes due and payable; or

B.     The failure by the Borrower to reimburse the Agent Bank upon demand for any draft honored by the Agent Bank under any Letter of Credit now or hereafter issued by the Agent Bank for the account of the Borrower; or

C.     The failure by the Borrower or a Guarantor to perform or observe any of the provisions of Sections 7.1, 7.2, 7.6, 7.7 , 7.8, 7.10, 7.11 or 7.13; or

D.     The failure by the Borrower or a Guarantor to timely perform or observe any of its post-Closing obligations as required by Sections 4.3 and 6.3I ; or

E.    The failure by the Borrower or a Guarantor to perform or observe any of the provisions of Sections 6.10, 7.3, 7.4, 7.5, 7.9, 7.12, 7.14, 7.15 or 7.16 hereof, and such default continues for twenty (20) days after a Financial Officer or the chief executive officer of the Borrower has knowledge of such failure or for twenty (20) days after written notice of such failure shall have been delivered to Borrower by any Bank; or

F.     The Borrower or a Guarantor shall default in the performance of or compliance with any covenant, obligation or provision contained in this Loan Agreement (other than those referred to above in this Section 8.1A., and any such default shall not have been remedied within thirty (30) days after written notice of such default shall have been delivered to the Borrower; or

G.     If any material representation or warranty made in writing by or on behalf of the Borrower or a Guarantor herein or pursuant hereto or otherwise in connection with the Revolving Credit Facility, the Swing Line Credit Subfacility and/or the Letter of Credit Subfacility shall have been materially false or misleading or incorrect when made and the Authorized Officer on behalf of the Borrower knew or should have known of the falsity, misleading nature of or incor-rectness of such representation or warranty when it was made; or

H.     The occurrence or existence of any default, event of default or other similar condition or event (however described) with respect to any Rate Management Transaction Agreement; or

I.     The failure of the Borrower or a Guarantor to pay any of its Funded Debt (other than Funded Debt with respect to the Revolving Credit Facility), when due or within any grace period afforded the Borrower or a Guarantor for paying the same, or the acceleration of the maturity of any such Funded Debt by the holder thereof, other than any such Funded Debt with respect to which the Borrower or a Guarantor is contesting in good faith the validity, amount and/or the Borrower or a Guarantor's liability therefor and for which adequate reserves have been established on the books of the Borrower or a Guarantor in accordance with GAAP; or

J.     If any of the Borrower or a Guarantor shall (i) file a petition for an order of relief under the federal bankruptcy laws (as in effect on the date of this Loan Agreement or as they may be amended from time to time); (ii) admit its inability to pay its debts generally as they become due; (iii) become insolvent in that its total assets are in the aggregate worth less than all of its liabilities or it is unable to pay its debts generally as they become due; (iv) make a general assignment for the benefit of creditors; (v) file a petition, or admit (by answer, default or otherwise) the material allegations of any petition filed against it, in bankruptcy under the federal bankruptcy laws (as in effect on the date of this Loan Agreement or as they may be amended from time to time), or under any other law for the relief of debtors, or for the discharge, arrangement or compromise of its debts; or (vi) consent to the appointment of a receiver, conservator, trustee or liquidator of all or part of its assets; or

K.     If a petition shall have been filed against the Borrower or a Guarantor in proceedings under the federal bankruptcy laws (as in effect on the date of this Loan Agreement, or as they may be amended from time to time), or under any other laws for the relief of debtors, or for the discharge, arrangement or compromise of its debts, or an order shall be entered by any court of competent jurisdiction appointing a receiver, conservator, trustee or liq-uidator of all or part of the assets of the Borrower or a Guarantor, and such peti-tion or order is not dismissed or stayed within sixty (60) con-secutive days after entry thereof; or

L.     If a final uninsured judgment or judgments shall be rendered against any of the Borrower or a Guarantor in an aggregate amount exceeding Two Million Dollars ($2,000,000) and (i) if, prior to the availability of any execution thereon, such judgment(s) shall not have been discharged or execution thereof shall not have been stayed pending appeal, or if, after the expiration of any such stay, such judgment(s) shall not have been dis-charged, or (ii) the Borrower shall not have established adequate reserves on its books in respect of such final uninsurable judgment or judgments; or

M.     In the event the Borrower experiences a Change in Control without the prior written consent of the Banks; or

N.     The occurrence of any event of default or default under any of the Loan Documents; or

O.     The occurrence of any event of default or default under any note, loan agreement, security agreement, mortgage or instrument (other than the Loan Documents)

evidencing or securing indebtedness of the Borrower which in the aggregate exceeds One Million Dollars ($1,000,000).

Upon the occurrence of any Event of Default described in clauses J or K of this Section 8 with respect to the Borrower, the unpaid principal balance of each of the Revolving Credit Notes, and the other Obligations, together with all accrued interest thereon, shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower. Upon the occurrence of any other Event of Default referred to in this Section 8, the Agent Bank, on behalf of the Banks, subject to the provisions of Section 10.4 hereof, may at any time at its option, by written notice to the Borrower, declare the unpaid prin-cipal balance of and all accrued and unpaid interest on each of the Revolving Credit Notes and the other Obligations to be immediately due and payable in full to the Banks, as appli-cable, without presentment, demand, protest or other requirements of any kind, all of which are hereby waived by the Borrower.

SECTION 9
REMEDIES UPON DEFAULT, ETC.

9.1     Defaults. Upon the occurrence and during the contin-uation of any Event of Default, the Banks may proceed to protect and enforce their rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Revolving Credit Notes or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any right, power or remedy granted hereby or thereby or by law or pur-suant to the other Loan Documents.

9.2     Offset. If any Event of Default shall occur and be con-tinuing and regardless of whether or not the Banks have accelerated the maturity date of the Revolving Credit Notes, and/or the other Obligations, each Bank shall have the right then, or at any time thereafter, to set off against any and all deposit balances and other sums and Funded Debt and other property then held or owned by such Bank to or for the credit or account of the Borrower, all without notice to or demand upon the Borrower or any other Person, all such notices and demands being hereby expressly waived by the Borrower.

9.3     Rights Cumulative. All of the rights and remedies of the Banks upon the occurrence of an Event of Default hereunder shall be cumulative to the greatest extent permitted by law, and shall be in addition to all those rights and remedies afforded the Banks at law or in equity.

9.4     Payment of Costs and Expenses. All of the reasonable costs, expenses, damages and liabilities, including, without limi-tation, all reasonable attorneys' fees, incurred by and imposed upon any Bank with respect to, in connection with the enforcement of this Loan Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Loan Agreement or any other Loan

Document, whether in bankruptcy or receivership pro-ceedings or otherwise, and in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any fore-closure, collection or bankruptcy proceedings, in connection with or as a result of any action taken or omitted to be taken pursuant to this Loan Agreement, the Revolving Credit Notes, or the other Loan Documents shall be paid by, and shall be the sole responsi-bility of, the Borrower.

SECTION 10
THE AGENT BANK

10.1     Appointment. Each Bank hereby irrevocably designates, appoints and authorizes the Agent Bank to act as the agent bank under this Loan Agreement and to execute and deliver or accept on behalf of each of the Banks the other Loan Documents. Each Bank hereby irrevocably authorizes, and each holder of any Revolving Credit Note by the acceptance of such Revolving Credit Note shall be deemed irrevocably to authorize, the Agent Bank to take such action on behalf of such Bank and such holder under the provisions of this Loan Agreement and the other Loan Documents and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Agent Bank by the terms hereof, together with such powers as are reasonably incidental thereto. The Agent Bank agrees to act as the agent bank to the extent provided in this Loan Agree-ment.

10.2     Delegation of Duties. The Agent Bank may per-form any of its duties hereunder by or through agents or employees (provided such delegation is exercised with reasonable care and does not constitute a relinquishment of its duties as Agent Bank) and, subject to Sections 10.5, 10.6 and 10.7 hereof, shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained, provided reasonable care is used in the selection of the foregoing experts.

10.3     Nature of Duties; Independent Credit Investigation. The Agent Bank shall have no duties or responsibilities except those expressly set forth in this Loan Agreement and the other Loan Documents and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Loan Agreement or shall otherwise exist. The duties of the Agent Bank shall be mechanical and administrative in nature and shall include the duty to provide to each Bank an executed original of such Bank's Revolving Credit Note and an executed original of this Loan Agreement and a copy of the other Loan Documents; the Agent Bank shall not have by reason of this Loan Agreement a fiduciary or trust relationship in respect of any Bank; and nothing in this Loan Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent Bank any obligations in respect of this Loan Agreement except as expressly set forth herein. Each Bank expressly acknowledges (i) that the Agent Bank has not made any representations or warranties to it and that no act which the Agent

Bank hereafter takes, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent Bank to any Bank; (ii) that it has made and will continue to make, without reliance upon the Agent Bank, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of the Borrower in connection with this Loan Agreement and the making and continuance of the Loans hereunder; and (iii) except as expressly provided herein, that the Agent Bank shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of any Loan or at any time or times thereafter.

10.4     Actions in Discretion of the Agent Bank; In-structions from the Banks. The Agent Bank agrees, upon the written request of the Majority Banks, to take or refrain from taking any action of the type specified as being within the Agent Bank's rights, powers or discretion herein; provided that the Agent Bank shall not be required to take any action which exposes the Agent Bank to legal liability or which is contrary to this Loan Agreement or any other Loan Document or applicable law. In the absence of a request by the Majority Banks, the Agent Bank shall have authority, in its sole discretion, to take or not to take any such action, unless this Loan Agreement specifically requires the consent of the Majority Banks. Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Banks, subject to the provisions of Section 10.6 hereof. Subject to the provisions of Section 10.6 hereof, no Bank shall have any right of action whatsoever against the Agent Bank as a result of the Agent Bank acting or refrain-ing from acting hereunder in accordance with the instructions of the Banks or, in the absence of such instructions, in the absolute discretion of the Agent Bank.

The consent of the Majority Banks is specifically required before the Agent Bank declares the unpaid principal balance and all accrued and unpaid interest on the Revolving Credit Notes to be immediately due and payable upon the occurrence of an Event of Default described in Section 8.1 hereof, other than in sections H or I thereof. The Banks shall have 48 hours, from the Agent Bank's giving of written notice of a request for such consent, to notify the Agent Bank as to whether such consent is granted or withheld, and any Bank that fails to so notify the Agent Bank within such 48 hour period shall be deemed to have consented to the action proposed by the Agent Bank.

10.5     Reimbursement and Indemnification of the Agent Bank and the Banks by the Borrower. The Borrower unconditionally agrees to pay or reimburse the Agent Bank and hold the Agent Bank harmless against liability for the payment of all reasonable and necessary out-of-pocket costs, expenses and disbursements for which reimbursement is customarily obtained, including reasonable fees and expenses of counsel and consultants incurred by the Agent Bank (i) in connection with the preparation, nego-tiation, printing, execution, administration, interpretation and performance of this Loan Agreement and the other Loan Documents and (ii) relating to any requested amendments, waivers or consents pursuant to the provisions hereof. The Borrower unconditionally agrees to pay or reimburse the Agent Bank and each Bank against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent Bank and/or any Bank, in its capacity as such, in any way relating to or arising out of this Loan Agreement or any other Loan Document or any action taken or omitted by the Agent Bank and/or any Bank hereunder or thereunder; pro-vided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disburse-ments (a) if the same results from the bad faith, gross negligence or willful misconduct of the Agent Bank or any Bank, or (b) if the Borrower was not given notice of the subject claim and the opportunity to partici-pate in the defense thereof, at its expense, or (c) if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which consent shall not be unreasonably withheld.

10.6     Exculpatory Provisions. Neither the Agent Bank nor any of its directors, officers, employees, agents or affiliates shall (i) be liable to any Bank for any action taken or omitted to be taken by it or them hereunder, or in connection herewith includ-ing pursuant to any other Loan Documents, unless caused by its or their own gross negligence or willful misconduct, (ii) be respon-sible in any manner to any of the Banks for the effectiveness, enforceability, genuineness, validity or the due execution of this Loan Agreement or any other Loan Document or for any recital, representation, warranty, document, certificate, report or state-ment herein or made or furnished under or in connection with this Loan Agreement or any other Loan Document, or (iii) be under any obligation to any of the Banks to ascertain or to inquire as to the performance or observance of any of the terms, covenants or condi-tions hereof or thereof on the part of the Borrower, or the finan-cial condition of the Borrower, or the existence or possible existence of any Event of Default or Potential Default under the Loan Documents. Neither the Agent Bank nor any Bank nor any of their respective directors, officers, employees, agents, attorneys or affiliates shall be liable to the Borrower or any other Person for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation or administration of the Loan Documents or the collection of the Obligations.

10.7     Reimbursement and Indemnification of the Agent Bank by the Banks. Each Bank agrees to reimburse and indemnify the Agent Bank (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) in proportion to its Revolving Credit Facility Pro Rata Share from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disburse-ments of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent Bank, in its capacity as such, in any way relating to or arising out of this Loan Agreement or any other Loan Document or any action taken or omitted by the Agent Bank hereunder or thereunder, provided that no such reim-bursement shall be required with respect to expenses incurred by the Agent Bank during the time period through the Closing Date and no Bank shall be liable for any portion of such liabili-ties, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (i) if the same relates to or arises out of the Agent Bank's gross negligence or willful misconduct, or (ii) if such Bank was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense, or (iii) if the same results from a com-promise and settlement agreement entered into without the consent of the Bank, which consent shall not be unreasonably withheld.

10.8     Reliance by the Agent Bank. The Agent Bank shall be entitled to rely upon any writing, telegram, telex or teletype message, facsimile, resolution, notice, consent, certifi-cate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and other professional advisers selected by the Agent Bank. The Agent Bank shall be fully justified in failing or re-fusing to take any action hereunder unless it shall first be indem-nified to its satisfaction by the Banks in accordance with their respective Revolving Credit Facility Pro Rata Shares against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

10.9     Notice of Default. The Agent Bank shall not be deemed to have knowledge or notice of the occurrence of any Poten-tial Default or Event of Default unless the loan officer of the Agent Bank, responsible for the Revolving Credit Facility has actual knowledge of such Potential Default or Event of Default or the Agent Bank has received written notice from a Bank or the Borrower referring to this Loan Agreement, specifically describing such Potential Default or Event of Default.

10.10     The Banks in Their Individual Capacities. With respect to its Revolving Loan Commitment, the Agent Bank shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the Agent Bank, and the term "Banks" shall, unless the context otherwise indicates, include the Agent Bank in its individual capacity. Each Bank and its Affiliates may, without liability to account, except as prohibited herein, make loans to, accept deposits from, discount drafts for, act as trustee under indentures of, and generally engage in any kind of banking or trust business with, the Borrower and its Affiliates, in the case of the Agent Bank, as though it were not acting as Agent Bank hereunder and in the case of each Bank, as though such Bank were not a Bank hereunder.

10.11     Holders of Revolving Credit Notes. The Agent Bank may deem and treat any payee of any Re-volving Credit Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Agent Bank. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Revolving Credit Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Revolving Credit Note or Term Note or of any Revolving Credit Note issued in exchange therefor.

10.12     Equalization of the Banks. The Banks and the holders of any participations in any Revolving Credit Notes agree among themselves that, with respect to all amounts received by any Bank or any such holder for application to any Revolving Credit Note or under any such participation, whether received by voluntary payment, by the exercise of the right of setoff or banker's lien, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Banks and such holders in proportion to their interests in payments under the Revolving Credit Notes. The Banks or any such holder receiving any such amount shall purchase for cash from each of the other Banks an interest in such Bank's

Revolving Credit Loans in such amount as shall result in a ratable participation by the Banks and each holder in the aggregate unpaid amount under the Revolving Credit Notes, provided that if all or any por-tion of such excess amount is thereafter recovered from the Bank or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, to-gether with interest or other amounts, if any, required by law (including court order) to be paid by the Bank or the holder making such purchase.

10.13     Successor Agent Bank. The Agent Bank, with the consent of the Borrower which shall not be unreasonably withheld, may resign as Agent Bank upon not less than thirty (30) days prior written notice given to the Borrower and the other Bank(s). If the Agent Bank shall resign under this Loan Agreement, then either (i) the Banks shall appoint a suc-cessor Agent Bank, subject to the consent to such succes-sor Agent Bank by the Borrower, such consent not to be unreasonably withheld, or (ii) if a successor Agent Bank shall not be so appointed and approved within the thirty (30) day period following the Agent Bank's notice to the Banks of its resignation, then the Agent Bank shall appoint, with the consent of the Borrower, such consent not to be unreasonably withheld, a successor Agent Bank who shall serve as Agent Bank until such time as the Banks appoint, and the Borrower consents, which consent shall not be unreasonably with-held, to the appointment of a successor Agent Bank. Upon its appointment pursuant to either clause (i) or (ii) above, such successor Agent Bank shall succeed to the rights, powers and duties of the Agent Bank and the term "Agent Bank" shall mean such successor Agent Bank, effective upon its appointment, and the former Agent Bank's rights, powers and duties as Agent Bank shall be terminated with-out any other or further act or deed on the part of such former Agent Bank or any of the other parties to this Loan Agree-ment. After the resignation of any Agent Bank hereunder, the provisions of this Section 10 shall not by reason of such resignation be deemed to release the Agent Bank from liability for any actions taken or not taken by it while it was the Agent Bank under this Loan Agreement.

10.14     Calculations. In the event an error in computing any amount payable to any Bank is made, the Agent Bank, the Borrower and each affected Bank shall, forthwith upon discovery of such error, make such adjust-ments as shall be required to correct such error, and any compensa-tion therefor will be calculated at the Federal Funds Effective Rate.

10.15     Withholding Tax. A. If any Bank is a "foreign corporation, partnership or trust" within the meaning of the Internal Revenue Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Internal Revenue Code, such Bank agrees with and in favor of the Agent Bank, to deliver to the Agent Bank:

(i)     if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form 1001 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Loan Agreement;

(ii)     if such Bank claims that interest paid under this Loan Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form

4224 before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Loan Agreement; and

(iii)     such other form or forms as may be required under the Internal Revenue Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Bank agrees to promptly notify the Agent Bank of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

B.     If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrower to such Bank, such Bank agrees to notify the Agent Bank of the percentage amount in which it is no longer the beneficial owner of Obligations of the Borrower to such Bank. To the extent of such percentage amount, the Agent Bank will treat such Bank's IRS Form 1001 as no longer valid.

C.     If any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrower to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Section 1341 and 1442 of the Internal Revenue Code.

D.     If any Bank is entitled to a reduction in the applicable withholding tax, the Agent Bank may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by subsection A of this Section are not delivered to the Agent Bank, then the Agent Bank may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Internal Revenue Code, without reduction.

E.     If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent Bank did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Agent Bank of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent Bank fully for all amounts paid, directly or indirectly, by the Agent Bank as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent Bank under this Section 10, together with all costs and expenses (including attorney costs). The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent Bank.

10.16     Beneficiaries. Except as set forth in Sections 10.5 and 10.13 hereof, the pro-vi-sions of this Section 10 are solely for the benefit of the Agent Bank and the Banks, and the Borrower shall not have any right to rely on or enforce any of the provi-sions hereof. In performing its functions and duties under this Loan Agreement, the Agent Bank shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower or any other Person.

SECTION 11
ASSIGNMENTS AND PARTICIPATIONS

A.    Assignments to Eligible Assignees. Each Bank shall have the right at any time, with the prior consent of the Borrower (unless an Event of Default has occurred and is continuing, in which case no such consent of the Borrower shall be required) and the Agent Bank, which shall not be unreasonably withheld, to sell, assign, transfer or negotiate all or any part of its Re-volving Loan Commitment and Revolving Credit Loans in a minimum amount of Five Million Dollars ($5,000,000) to one or more commercial banks, insurance companies, savings and loan associations, savings banks or other financial institutions, pen-sion funds or mutual funds or other accredited investors ("Eligible Assignees"). In the case of any sale, assignment, transfer or nego-tiation of all or part of the Revolving Loan Commitment or Revolv-ing Credit Loans authorized under this Section 11, the assignee, transferee or recipient shall have, to the extent of such sale, assignment, transfer or negotiation, the same rights, benefits and obligations as it would if it were a Bank hereunder, including, without limi-tation (x) the right to approve or disapprove actions which, in accordance with the terms hereof, require the approval of the Banks, and (y) the obligation to fund Revolving Credit Loans pur-suant to Section 2 hereof. The Bank assigning a portion or all of its Revolving Loan Commitment and Revolving Credit Loans pursuant to this Section 11, or the bank purchasing the interest of the Assigning Bank, shall pay a fee to the Agent Bank in the amount of Three Thousand Dollars ($3,000).

B.    Participations. Notwithstanding Section 11A hereof, each Bank may grant participations in all or any part of its Revolving Loan Commitment and Revolving Credit Loans to one or more Eligible Assignees; provided that (i) any such dis-position shall not, without the consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission or apply to qualify the Revolving Credit Loans or the Revolving Credit Notes under the blue sky law of any state; and (ii) the holder of any such participation, other than an Affiliate of such Bank, shall not be entitled to require the Banks to take or omit to take any action hereunder except action directly extending the final maturity of any portion of the principal amount of or interest on a Revolving Credit Loan allocated to such participation or a reduction of the principal amount of or the rate of interest pay-able on the Revolving Credit Loans allocated to such participation.

C.     Assignments to Affiliates. Notwithstanding the foregoing provisions of this Section 11, each Bank may at any time sell, assign, transfer, or negotiate all or any part of its Re-volving Loan Commitment and Revolving Credit Loans to any Affiliate of such Bank;

provided that an Affiliate to whom such disposition has been made shall not be considered a "Bank" for purposes of this Loan Agreement other than for purposes of Section 9.2 hereof; provided further that the Borrower shall not incur any additional expenses solely as a result of such sale, assignment, transfer or negotiation.

D.     No Release of Obligations. No Bank shall, as between the Borrower and such Bank, be relieved of any of its obli-gations hereunder as a result of any granting of participations in all or any part of its Revolving Loan Commitment or Revolving Credit Loans. Each Bank shall, as between the Borrower and such Bank, be relieved of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of all or any part of its Revolving Loan Commitment and Revolving Credit Loans made in accordance with Section 11.A hereof.

SECTION 12
INDEMNITY

The Borrower shall indemnify and hold harmless each Bank and its successors, assigns, agents and employees from and against any and all claims, actions, suits, proceedings, costs, expenses, dam-ages, fines, penalties and liabilities, including, without limita-tion, reasonable attorneys' fees and costs, arising out of, con-nected with or resulting from the operation of the business of the Borrower.

SECTION 13
INCREASED COSTS; TAXES; CAPITAL ADEQUACY

13.1     Compensation for Increased Costs and Taxes. In the event that the Banks shall determine in good faith (which determination shall, absent manifest or demonstrable error, be final and conclu-sive and binding upon both the Borrower and the Banks) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or appli-cation thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effec-tive after the Closing Date, or compliance by the Banks with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-govern-mental authority, and which has the force of law and first becomes effective after the Closing Date in all cases of general applicability to the banking industry:

(i)     subjects any Bank (or its applicable lending office) to any additional Covered Tax with respect to this Loan Agreement or any of the Revolving Credit Loans or the Swing Line Loans or any of its other obligations hereunder, or changes the basis of taxation of payments to such Bank (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder (but not changes in Excluded Taxes);

(ii)     imposes, modifies or holds applicable any ad-ditional reserve (including without limitation any marginal, emer-gency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any Bank (or its applica-ble lending office) (other than any such reserve or other require-ments with respect to Eurodollar Loans that are reflected in the definition of the Adjusted LIBOR Rate); or

(iii)     imposes any other condition on or affecting any Bank (or its applicable lending office) or its obligations hereunder or the London interbank market, other than with respect to Taxes;

and the result of any of the foregoing is to increase the cost to any Bank of agreeing to make, making or maintaining Revolving Credit Loans and Swing Line Loans hereunder or to reduce any amount received or receivable by any Bank (or its applicable lending office) with respect thereto, then, in any such case, the Borrower shall promptly pay to such Bank, upon demand, such additional amount or amounts (in the form of an increased rate of, or a dif-ferent method of calculating, interest as such Bank in its reason-able discretion shall determine) as may be necessary to compensate such Bank on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder; provided that any increased cost arising as a result of any of the foregoing other than in respect of Taxes shall apply only to Eurodollar Loans to the extent the same bear interest by reference to the Adjusted LIBOR Rate. The Bank seeking reimbursement for such amounts from the Borrower shall deliver to the Borrower a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to such Bank under this Section 13.1, which statement shall be conclusive and binding upon both parties hereto absent manifest or demonstrable error.

13.2     Withholding of Taxes.

A.     Payments to Be Free and Clear. All sums payable by the Borrower under this Loan Agreement and the other Loan Documents to or for the benefit of any Bank or any Person who ac-quires any interest in the Revolving Credit Loans pursuant to the provisions hereof shall be paid free and clear of and (except to the extent required by law) without any deduction or withholding on account of any Covered Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of the Borrower or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

B.     Grossing-up of Payments. If the Borrower or any other Person is required by law to make any deduction or withhold-ing on account of any Covered Tax from any sum paid or payable by the Borrower to any Bank under any of the Loan Documents:

(i)     The Borrower shall notify such Bank of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it;

(ii)     The Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on the Borrower) for their own account or (if that liability is imposed on such Bank) on behalf of and in the name of such Bank;

(iii)     The sum payable by the Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, such Bank receives on the due date and retains (free from any liability in respect of any such deduction, withholding or payment) a net sum equal to what it would have received and so retained had no such deduction, withholding or payment in respect of Covered Taxes been required or made; and

(iv)     Within thirty (30) days after paying any sum from which it is required by law to make any deduction or with-holding, and within thirty (30) days after the due date of payment of any Tax which it is required to pay by clause (ii) above, the Borrower shall deliver to such Bank evidence satisfactory to such Bank of such deduction, withholding or payment and of the remit thereof to the relevant taxing or other authority;

provided that no such additional amount shall be required to be paid to any Bank under clause (iii) above except to the extent that any change after the date hereof in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Loan Agreement in respect of payments to such Bank.

C.     Tax Refund. If the Borrower determines in good faith that a reasonable basis exists for contesting a Covered Tax, the relevant Bank or Tax Transferee, as applicable, shall cooperate with the Borrower in challenging such Tax at the Borrower's expense if requested by the Borrower (it being understood and agreed that no Bank shall have any obligation to contest, or any responsi-bility for contesting, any Tax). If any Tax Transferee or any Bank, as applicable, receives a refund (whether by way of a direct payment or by offset of any Covered Tax for which a payment has been made pursuant to this Section 13) the amount of such refund (together with any interest received thereon) shall be paid to the Borrower to the extent payment has been made in full pursuant to this Section 13.

13.3     Capital Adequacy Adjustment. If any Bank shall have determined in good faith that the adoption, effectiveness, phase-in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its applicable lending office) with any guideline, request or directive regarding capital adequacy of any such governmental authority, central bank or comparable agency in all cases of general applicability to the banking industry, and which has the force of law and first becomes effective after the Closing Date, has or will have the effect of reducing the rate of return on the capital of such Bank or any corporation controlling such Bank as a consequence of, or with reference to, such Bank's Revolving Credit Loans or other obligations hereunder to a level below that which such Bank or such controlling corporation would have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Bank or such controlling corporation with regard to capital adequacy), then from time to time, within ten (10) Business Days after demand by such Bank, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank or such controlling corporation on an after-tax basis for such reduction as and when incurred. Each Bank, upon determining in good faith that any additional amounts will be payable pursuant to this Section 13.3, will give prompt written notice thereof to the Borrower, which notice shall set forth the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Borrower's obligations to pay additional amounts under this Section 13.3.

13.4     Banks' Obligation to Mitigate. Each Bank agrees that, as promptly as practicable after the officer of such Bank responsible for administering the Revolving Credit Loans under this Loan Agreement becomes aware of the occurrence of an event or the existence of a condition that would entitle such Bank to receive payments under Section 13 hereof, it will, to the extent not inconsistent with its internal policies, use rea-sonable efforts (i) to make, fund or maintain its Revolving Credit Loans through another lending office of such Bank, or (ii) take such other rea-sonable measures, if as a result thereof, the additional amounts which would otherwise be required to be paid to such Bank pursuant to Section 13 hereof would be materially reduced and if, as determined by such Bank in its sole discretion, the making, funding or maintaining of such Revolving Credit Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Revolving Credit Loans or the interests of such Bank; provided that such Bank will not be obligated to utilize such other lending office pursuant to this Section 13.3 unless the Borrower agrees to pay all expenses incurred by such Bank in utilizing such other lending office. A certificate as to the amount of any such expenses payable by the Borrower pur-suant to this Section 13.4 (setting forth in reasonable detail the basis for requesting such amount) submitted by any Bank to the Borrower shall be conclusive absent manifest or demonstrable error.

SECTION 14
NOTICES

All notices required or permitted to be given hereunder shall be given in writing and shall be personally delivered or sent by facsimile transmission or by registered or certified United States mail, return receipt requested, postage prepaid, addressed as follows (or to such other address as to which any party hereto shall have given the other parties written notice):

If to the Borrower:	SYPRIS SOLUTIONS, INC.
101 Bullitt Lane, Suite 450
Louisville, KY 40222
Attn: Mr. Anthony C. Allen

If to Guarantors:	c/o SYPRIS SOLUTIONS, INC.
101 Bullitt Lane, Suite 450
Louisville, KY 40222
Attn: Mr. Anthony C. Allen

If to the	JP MORGAN CHASE BANK, N.A.
Agent Bank:	416 West Jefferson Street
Louisville, KY 40202
Attn: J.D. Baker

If to the	LASALLE BANK, NATIONAL ASSOCIATION
Documentation	135 South LaSalle Street
Agent:	Chicago, Illinois 60603
Attn: Anne Eharoshe, Vice President

If to the Banks:	To the Banks at the respective
address of each Bank
Set forth in Schedule 1.1 hereof

    All notices hereunder shall be deemed given upon the earlier of (i) actual delivery in person or by facsimile transmission, or (ii) two (2) Business Days after having been deposited in the United States mails, in accordance with the foregoing. Except where the Borrower is expressly required by the provisions of this Loan Agreement to give notice to all of the Banks, it shall be sufficient whenever the Guarantors or the Borrower are required to give notice hereunder for the Guarantors or the Borrower to give such notice solely to the Agent Bank.

SECTION 15
MISCELLANEOUS

15.1     Ratable Sharing. Each Bank agrees with the other Bank that (i) with respect to all amounts received by it which are ap-plicable to the payment of principal of or interest on the Revolv-ing Credit Loans and the Revolving Credit Facility Commitment Fees, including, without limitation, all amounts re-ceived by such Bank pursuant to the exercise of the right of setoff pursuant to Section 9.2 hereof, equitable adjustment will be made so that, in effect, all such amounts will be shared among the Banks proportionately in accordance with their respective Revolving Credit Facility Pro Rata Shares, whether received by voluntary payment, by the exer-

cise of the right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any or all of the Obliga-tions, and (ii) if any of them shall exercise any right of counter-claim, set-off, banker's lien or similar right with respect to amounts owed by the Borrower hereunder, that Bank shall apportion the amount recovered as a result of the exercise of such right pro rata in accordance with (a) all amounts outstanding at such time owed by the Borrower to it hereunder with respect to the Revolving Credit Loans, and (b) all amounts otherwise owed by the Borrower to it, and (iii) if any of them shall thereby through the exercise of any right of counterclaim, set-off, bank-er's lien or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive pay-ment or reduction of a proportion of the aggregate amount of prin-cipal and interest due with respect to the Revolving Credit Loans made by that Bank or any participation therein, or any other amount payable hereunder (collectively, the "Aggregate Amount Due" to such Bank), which is greater than the proportion received by any other Bank in respect of the Aggregate Amount Due to such other Bank, then the Bank receiving such proportionately greater payment shall (y) notify each other Bank and the Agent Bank of such receipt and (z) purchase participations (which it shall be deemed to have done simultaneously upon the receipt of such payment) in the Aggregate Amounts Due to the other Banks so that all recoveries of Aggregate Amounts Due shall be shared by the Banks in proportion to their respective Revolving Credit Facility Pro Rata Shares; provided that if all or part of such proportionately greater payment received by such purchasing Bank is thereafter recovered from such Bank, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that Bank to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any participant in respect of any Revolving Credit Loan may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by the Borrower to that par-ticipant as fully as if that participant were a Bank in the amount of such participation held by that participant.

15.2     Waiver. No course of dealing in respect of, nor any omission or delay in the exercise of, any right, power, remedy or privilege by the Banks shall operate as a wavier thereof, nor shall any right, power, remedy or privilege of the Banks be exclusive of any other right, power, remedy or privilege referred to herein or in any related document or now or hereafter available at law, in equity, in bankruptcy, by statute or otherwise. Each such right, power, remedy or privilege may be exercised by the Banks, either independently or concurrently with others, and as often and in such order as the Banks may deem expedient. No waiver or consent granted by the Banks in respect of this Loan Agreement or the other Loan Documents shall be binding upon the Banks unless specifi-cally granted in writing by a duly authorized officer of the Agent Bank, which writing shall be strictly construed.

15.3     Survival of Representations and Warranties. All repre-sentations, warranties and covenants of the Borrower and each Bank contained herein or made pursuant hereto shall survive the execu-tion and delivery of this Loan Agreement and shall continue throughout the term hereof. Further, the indemnities set forth in Section 12 hereof shall survive the payment of the Revolving Credit Notes and the other Obligations to the Banks, as applicable.

15.4     Invalidity. If any part of this Loan Agreement shall be adjudged invalid or unenforceable, whether in general or in any particular circumstance, then such partial invalidity or enforcea-bility shall not cause the remainder of this Loan Agreement to be or to become invalid or unenforceable, and if a provision hereof is held invalid or unenforceable in one or more of its applications, the parties hereto agree that said provision shall remain in effect in all valid applications that are severable from the invalid or unenforceable application or applications.

15.5     Assignment. This Loan Agreement may not be assigned by the Borrower without the prior written consent of the Banks. This Loan Agreement may be assigned by the Banks as provided in Section 11 hereof. All rights of the Banks hereunder shall inure to the benefit of their respective successors and assigns, and all obli-gations, covenants and agreements of the Borrower shall bind its permitted successors and assigns, if any.

15.6     Governing Law. This Loan Agreement and the rights and obligations of the parties hereunder shall, in all respects, be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

15.7     Section Headings. The section headings of this Loan Agreement are inserted herein solely for convenience of reference and shall not affect the construction or interpretation of the provisions hereof.

15.8     Entire Agreement. This Loan Agreement and the other Loan Documents constitute the entire agreement between the Borrower and the Banks with respect to the subject matter hereof.

15.9     Time of the Essence. Time shall be of the essence in the payment and performance of all of the Borrower's obligations under this Loan Agreement, the Revolving Credit Note and the other Loan Documents to which the Borrower are party.

15.10     Modifications. This Loan Agreement may be modified only in writing executed by the Borrower and the Banks. Neither this Loan Agreement nor the other Loan Documents nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by at least two of the Banks holding in the aggregate at least sixty percent (60%) of the Revolving Credit Facility Pro Rata Shares (the "Majority Banks"); provided, however, that no such change, waiver, discharge or termination, shall, without the consent of each Bank, (i) extend the Revolving Loan Commitment Termination Date or the final maturity of a Revolving Credit Note, or extend the time of payment of interest, principal or fees payable under this Loan Agreement, or reduce the rate of interest of a Revolving Credit Note, or reduce the principal amount of a Revolving Credit Note (except as permitted by Section 2.4C), or increase the aggregate amount of the Revolving Loan Commitments above the maximum amount provided for in Section 2.1 hereof, or increase any Bank's commitment to disburse its Revolving Loan Pro Rata Share of Revolving Credit Loans requested by the Borrower as set forth in Section 2.1 hereof, or (ii) amend, modify or waive any provisions of this Section 15.10 (Modifications), Section 8 (Events of Default; Acceleration),

Section 9 (Remedies Upon Default, Etc.), Section 10 (The Agent Bank), Section 15.1 (Ratable Sharing), or (iii) amend, modify or waive any provision requiring consent of all Banks, or (iv) reduce the percentages specified in this Section 15.10 or (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Loan Agreement.

15.11     Submission to Jurisdiction, Etc. The Borrower hereby irrevocably agrees that any legal action, suit or proceeding against the Borrower with respect to the obligations and liabili-ties of the Borrower hereunder or any other matter under or arising out of or in connection with this Loan Agreement, the Revolving Credit Notes, or any other Loan Document or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding may be brought in the United States District Court of the Western District of Kentucky at Louisville, Kentucky or in the Jefferson County, Kentucky Circuit Court, as the Banks may elect, and, by execution and delivery of this Loan Agreement, the Borrower hereby irrevocably accepts and submits to the non-exclusive jurisdiction of each of the aforesaid courts in personam generally and uncondi-tionally with respect to any such action, suit or proceeding in-volving the Borrower and in respect of the Borrower's property. The Borrower further agrees that final judgment against the Borrower in any action, suit or proceeding referred to herein shall be conclusive after all appeals have been exhausted or waived by the Borrower, and may thereafter be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judg-ment, a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of the Borrower's obliga-tions and liabilities. The Borrower further irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding by mailing copies thereof by serving copies thereof upon any statutory agent for service of process of the Borrower. The Borrower agrees that service upon the Borrower as provided for herein shall constitute valid and effective personal service upon the Borrower and that the failure of any statutory agent to give any notice of such service to the Borrower shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Noth-ing herein shall, or shall be construed so as to, limit the right of the Banks to bring actions, suits or proceedings with respect to the obligations and liabilities of the Borrower under, or any other matter arising out of or in connection with, this Loan Agreement, the Revolving Credit Notes, the Negative Pledge Agreement and/or the other Loan Documents, or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, in the courts of whatever jurisdiction in which property of the Borrower may be found or as otherwise shall to the Banks seem appropriate, or to affect the right to service of process in any jurisdiction in any manner permitted by law. In addition, the Borrower hereby irrevoc-ably and unconditionally waives any objection which the Borrower may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in con-nection with this Loan Agreement, the Revolving Credit Notes, the Negative Pledge Agreement and/or the other Loan Documents brought in the Circuit Court of Jefferson County, Kentucky or in the United States Dis-trict Court for the Western District of Kentucky at Louisville, Kentucky, and hereby fur-ther irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit or proceeding brought in either such court has been brought in an inconvenient forum.

15.12     USA Patriot Act Notification. The following notification is provided to the

Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual Bank will ask for Borrower's name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify Borrower, and if Borrower is not an individual Bank will ask for Borrower's name, taxpayer identification number, business address, and other information that will allow Bank to identify Borrower. Bank may also ask, if Borrower is an individual to see Borrower's driver’s license or other identifying documents, and if Borrower is not an individual to see Borrower's legal organizational documents or other identifying documents.

IN WITNESS WHEREOF, the Agent Bank, the Documentation Agent, each Bank, the Borrower and each Guarantor has caused this Loan Agreement to be duly executed as of the day and year first above written.

JP MORGAN CHASE BANK, N.A.
as Administrative Agent, Syndications Agent and Collateral Agent (the "Agent Bank")

By      J. Duffy Baker
Senior Vice President

LASALLE BANK, NATIONAL ASSOCIATION, as Documentation Agent

By   /s/ Ann Eharoshe
Anne Eharoshe
Vice President

[Signature Page to Amended and Restated Loan Agreement]

-93

JP MORGAN CHASE BANK, N.A. (successor by merger to BANK ONE, NA with main office in Chicago, Illinois), as a Bank

By  /s/ J. Duffy Baker
       J. Duffy Baker
Senior Vice President

LASALLE BANK NATIONAL ASSOCIATION
as a Bank

By /s/ Ann Eharoshe
       Anne Eharoshe
Vice President

NATIONAL CITY BANK
as a Bank

By  /s/ Mark Douglas
Mark Douglas
                ~~Senior Vice President~~
         Officer

[Signature Page to Amended and Restated Loan Agreement]

SYPRIS SOLUTIONS, INC.
(the "Borrower")

By  /s/ Anthony C. Allen
Anthony C. Allen
Vice President and Treasurer

SYPRIS TEST & MEASUREMENT, INC. a Delaware corporation ("ST&M")
(as a "Guarantor")

By  /s/ Anthony C. Allen
Anthony C. Allen
Treasurer and Assistant Secretary

SYPRIS TECHNOLOGIES, INC.
a Delaware corporation ("ST")
(as a "Guarantor")

By  /s/ Anthony C. Allen
Anthony C. Allen
         Treasurer and Assistant Secretary

SYPRIS ELECTRONICS, LLC
a Delaware limited liability
company ("SE")
(as a "Guarantor")

By  /s/ Anthony C. Allen
Anthony C. Allen
    Treasurer and Assistant Secretary

[Signature Page to Amended and Restated Loan Agreement]

-95

SYPRIS DATA SYSTEMS, INC.
a Delaware corporation ("SDS")
(as a "Guarantor")

By  /s/ Anthony C. Allen
Anthony C. Allen
Treasurer and Assistant Secretary

SYPRIS TECHNOLOGIES MARION, LLC
a Delaware limited liability company
("Marion") (as a "Guarantor")

By  /s/ Anthony C. Allen
Anthony C. Allen
Treasurer and Assistant Secretary

SYPRIS TECHNOLOGIES KENTON, INC.
a Delaware corporation ("STK")
(as a "Guarantor")

By  /s/ Anthony C. Allen
Anthony C. Allen
    Treasurer and Assistant Secretary

SYPRIS TECHNOLOGIES
MEXICAN HOLDINGS, LLC
a Delaware limited liability company
("STMH") (as a "Guarantor")
By  /s/ Anthony C. Allen
   Anthony  C. Allen
  Treasurer and Assistant Secretary

[Signature Page to Amended and Restated Loan Agreement]